As filed with the Securities and Exchange Commission on February 7, 2024

Registration No. 333-276596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT

NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John R. Beaver

President and Chief Executive Officer

BIOLASE, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq. Patrick J. Egan, Esq. Melissa Palat Murawsky, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000	David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2024

Up to 10,714,285 Units

Each Consisting of One Share of Common Stock, One Class A Warrant to Purchase One Share of Common Stock and One Class B Warrant to Purchase One Share of Common Stock

Up to 10,714,285 Pre-Funded Units

Each Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock, One Class A Warrant to Purchase One Share of Common Stock and One Class B Warrant to Purchase One Share of Common Stock

Up to 10,714,285 Shares of Common Stock Underlying the Class A Warrants

Up to 10,714,285 Shares of Common Stock Underlying the Class B Warrants

Up to 10,714,285 Shares of Common Stock Underlying the Pre-Funded Warrants

BIOLASE, Inc.

We are offering on a best efforts basis up to 10,714,285 units (“Units”), each unit consisting of one share of our common stock, par value $0.001 per share (the “common stock”), one Class A warrant to purchase one share of our common stock (each, a “Class A Warrant”) and one Class B warrant to purchase one share of our common stock (each, a “Class B Warrant”, and together with the Class A Warrants, the “Warrants”). The assumed public offering price for each Unit is $0.70, which represents the closing price of our common stock on the Nasdaq Capital Market on February 5, 2024. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and Warrants are immediately separable and will be issued separately in this offering.

The Class A Warrants offered hereby will be issued at the closing of this offering and will be exercisable immediately upon issuance. The Class B Warrants offered hereby will be issued at the closing of this offering and will be exercisable on or after the date that our stockholders vote to approve that the Class B Warrants may be exercisable for shares of our common stock, as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (the “Stockholder Approval”).

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of our common stock (each, a “Pre-Funded Warrant”), one Class A warrant to purchase one share of our common stock and one Class B warrant to purchase one share of our common stock. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per share of our common stock. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering. There can be no assurance that we will sell any of the Pre-Funded Units being offered. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised at any time until exercised in full.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue the Warrants as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

This offering also includes the common stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants.

We refer to the shares of our common stock, the Warrants, the Pre-Funded Warrants and the shares of our common stock issued or issuable upon exercise of the Warrants and Pre-Funded Warrants, collectively, as the securities.

Because this is a best efforts offering, the placement agents do not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the securities. The securities will be offered at a fixed price and are expected to be issued in a single closing. The offering will terminate upon the earlier of: (i) February 23, 2024; and (ii) the closing of the offering. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). Accordingly, we and the placement agents have not made any arrangements to place investor funds in an escrow account or trust account since the placement agents will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Lake Street Capital Markets, LLC and Maxim Group LLC (the “placement agents”) to act as our placement agents in connection with this offering. The placement agents have agreed to use their reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agents are not purchasing or selling any of the securities we are offering and the placement agents are not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agents the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. We will bear all costs associated with the offering. See “Plan of Distribution” on page 122 of this prospectus for more information regarding these arrangements.

Our common stock is traded on the Nasdaq Capital Market under the symbol “BIOL.” On February 5, 2024, the last reported sale price for our common stock on the Nasdaq Capital Market was $0.70 per share. There is no established trading market for the Class A Warrants, the Class B Warrants or the Pre-Funded Warrants and we do not expect a market to develop for these warrants. In addition, we do not intend to apply to list the Class A Warrants, the Class B Warrants or the Pre-Funded Warrants on the Nasdaq Capital Market or any other national securities exchange or any other nationally recognized trading system.

The actual public offering price per Unit and the actual public offering price per Pre-Funded Unit will be determined between us, the placement agents and investors in this offering based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 14 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

The placement agents will receive compensation in addition to the placement agent fees described above. Because there is no minimum number of securities or amount of proceeds required as a condition to closing of this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” for a description of compensation payable to the placement agents.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or the Warrants.

Delivery of the securities is expected to be made on or about    , 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunners

LAKE STREET	MAXIM GROUP LLC

The date of this prospectus is    , 2024

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.biolase.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “BIOLASE” and “our business” refer to BIOLASE, Inc. together with its consolidated subsidiaries and “this offering” refers to the offering contemplated in this prospectus.

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. We and the placement agents have not authorized anyone to give any information or to represent anything not contained in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Plan of Distribution” for additional information on these restrictions.

ii

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering, including the information included under the heading titled “Risk Factors.”

Our Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is U.S. Food and Drug Administration (“FDA”) cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is an effective, safe solution for preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of December 31, 2023, we maintained approximately 241 active and 21 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal intellectual property coverage while minimizing annual maintenance fees. From 1998 through December 31, 2023, we have sold over 47,700 laser systems in over 80 countries around the world, and we believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser. Since 1998, we have been the global leading innovator, manufacturer, and marketer of dental laser systems.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic line of diode laser systems, we sell teeth whitening gel kits. During the quarter ended September 30, 2023, the sale of lasers accounted for approximately 61% of our total sales, and consumables, accessories, and services accounted for approximately 39% of our total sales.

We currently operate in a single reportable business segment. We had net revenues of $10.9 million and $35.7 million for the three and nine months ended September 30, 2023, respectively, and net revenues of $12.0 million and $34.4 million for the three months ended September 30, 2022, respectively. We had net losses of $4.6 million and $15.3 million for the three and nine months ended September 30, 2023, respectively, and $8.4 million and $18.8 million for the three and nine months ended September 30, 2022, respectively. We had total assets of $38.7 million and $38.2 million as of September 30, 2023 and December 31, 2022, respectively.

Business and Outlook

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems, which include the Epic system, are designed to complement our Waterlase systems, and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits.

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our strategy is to increase awareness and demand for (i) our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite and (ii) our laser systems among patients by educating patients about the clinical benefits of the Waterlase and diode systems. An important goal of ours is to increase consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems. In the short term, we are striving for operating excellence through lean enterprise initiatives, with a specific focus on our sales strategy and cash flow management, coupled with optimizing our engineering capabilities to develop innovative new products.

We also seek to create value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to apply our proprietary laser technologies with expanded FDA-cleared indications to other medical applications in the future.

Recent Developments

Registered Direct Offering and Concurrent Private Placement

On December 8, 2023, pursuant to the terms of a Securities Purchase Agreement that we entered into on December 6, 2023 with a single institutional investor, we issued the following securities: (i) in a registered direct offering, 331,000 shares of our common stock and pre-funded warrants to purchase 779,940 shares of our common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase an aggregate of 2,221,880 shares of common stock with an exercise price of $1.23. The combined purchase price for one share of our common stock and two common warrants was $1.23, and the combined purchase price for one pre-funded warrant and two common warrants was $1.229. We received aggregate gross proceeds of approximately $1.4 million.

Eleventh Amendment to the Credit Agreement

On November 15, 2023, we entered into the Eleventh Amendment to Credit Agreement (the “Eleventh Amendment”) with SWK Funding LLC (“SWK”), in connection with that certain Credit Agreement (the “Credit

Agreement”), by and among the Company, SWK, and the lender parties thereto. The Eleventh Amendment amends the Credit Agreement by reducing the principal amortization payment due on November 15, 2023 to $165,000, reducing the principal amortization payment due on February 15, 2024 to $165,000 provided that minimum consolidated unencumbered liquid assets are not less than $3,500,000 on such date, reducing the required minimum consolidated unencumbered liquid assets to $1,500,000 through and including December 30, 2023 and to $2,500,000 thereafter, and reducing the required minimum consolidated unencumbered liquid assets to $3,500,000 as of the last day of any fiscal quarter beginning with the period ending March 31, 2024. The Eleventh Amendment contains representations, warranties, covenants, releases, and conditions customary for a credit agreement amendment of this type.

Series J Convertible Preferred Stock

On September 13, 2023, we entered into an underwriting agreement pursuant to which we agreed to sell to the underwriters in a firm commitment underwritten public offering 75,000 units, with each unit consisting of (A) one share of our Series J Convertible Redeemable Preferred Stock, par value $0.001 per share and a stated value equal to $100.00 (the “Series J Convertible Preferred Stock”), and (B) one warrant (the “Series J Warrants”) to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per unit, less underwriting discounts and commissions. The public offering price of $60.00 per unit reflects the issuance of the Series J Convertible Preferred Stock with an original issue discount of 40%. We also registered additional shares of Series J Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as paid in-kind dividends (“PIK dividends”) and the shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock issued as PIK dividends. Each Series J Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance. Gross proceeds from the offering were $4.5 million before broker fees and related expenses.

Deficiency Letter from Nasdaq

On November 14, 2023, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We had until December 29, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement, which plan was initially submitted on December 22, 2023. Nasdaq subsequently requested that we submit a supplemental plan with greater detail, which we submitted to Nasdaq on January 22, 2024 (the “January 2024 Nasdaq Letter”). Specifically, we disclosed to Nasdaq, among other things, in the January 2024 Nasdaq Letter certain projections demonstrating how we intend to regain compliance with the stockholders’ equity requirement through, among other things, receipt of $7 million in gross proceeds in this offering, and conversion of our outstanding preferred stock. Upon conversion of these shares of preferred stock into shares of our common stock, these shares will be reclassified from mezzanine equity to stockholders equity. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the letter (or May 12, 2024) for us to evidence compliance. If our plan to regain compliance is not accepted, if Nasdaq does not grant an extension and we do not regain compliance within the requisite time period, if our plan to regain compliance is accepted but we fail to meet any stated projections of such plan, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our securities will become subject to delisting.

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties that you should be aware of in evaluating our business. These risks include, but are not limited to, the following:

Risks Related to This Offering

•	Management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock included as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units.

•

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

•	This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

•

We need to raise sufficient capital in this offering to support our operations. If we are unable to raise sufficient capital in this offering, our financial position will be materially adversely impacted.

•

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

•	There is no public market for the Warrants or Pre-Funded Warrants.

•	The Warrants in this offering are speculative in nature.

•	Holders may be unable to exercise the Class B Warrants and the Class B Warrants may have no value if Stockholder Approval is not obtained.

•

You may be unable to exercise the Class B Warrants, they may have no value if Stockholder Approval is not obtained, and the Class B Warrants contain certain provisions that could reduce the exercise price and cause dilution to existing stockholders.

•	Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of common stock until such Warrants and Pre-Funded Warrants are exercised.

Risks Related to Our Financial Position

•

Due to our accumulated deficit, recurring and negative cash flow from operations for the year ended December 31, 2022 and the quarter ended September 30, 2023, there is substantial doubt about our ability to continue as a going concern.

•	We have experienced net losses for each of the past several years, and we could experience additional losses and have difficulty achieving profitability in the future.

•	Failure to meet covenants in the credit agreements with our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

•

The restrictive covenants in the Credit Agreement (as defined below) and our obligation to make debt payments under the Credit Agreement may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition and results of operations.

•

Our ability to meet our redemption obligations under the existing convertible redeemable preferred stock depends on our earnings and cash flows, and we may not have sufficient funds to redeem such shares of preferred stock.

Risks Related to Our Business and Operations

•	The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.

•	We are vulnerable to continued global economic uncertainty and volatility in financial markets.

•	Our success depends in part, on our relationships with, and the efforts of, third-party distributors.

•	Dentists and patients have been hesitant in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

•

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

•

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

•	Our ability to use net operating loss carryforwards could be limited.

•	We could incur problems in manufacturing our products

•	We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

•	Product liability claims against us could be costly and could harm our reputation.

•	Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition and results of operations.

•	We have significant international sales and are subject to risks associated with operating internationally.

•

Security breaches of our information technology systems could harm our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

•

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

•	Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

•

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

•	If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

•	Failure to meet covenants in the credit agreements with our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Risks Related to Our Intellectual Property

•

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

•

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Risks Related to Our Regulatory Environment

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Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

•

We could be subject to or otherwise affected by, federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

•	Changes to the reimbursement rates for procedures performed using our products and measures to reduce healthcare costs may adversely impact our business.

•	We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition and results of operations.

•

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

•

Our marketed products may be used by healthcare practitioners for indications that are not cleared or approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

•	If we or third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

•

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

•	Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

Risks Related to Our Common Stock

•

Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

•	Our stock price has been, and could continue to be, volatile.

•	Because we do not intend to pay cash dividends on our common stock, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

Smaller Reporting Company

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. As a result of being considered a “smaller reporting company,” we will be entitled to certain exemptions regarding the disclosure that we are required to provide in our SEC filings. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov, and on our website at www.biolase.com/sec-filings. No portion of our website is incorporated by reference into this prospectus.

Preliminary 2023 Unaudited Revenue Results

On January 29, 2024, we issued a press release in which we disclosed certain preliminary unaudited revenue results for the fiscal year ended December 31, 2023, a recap of our 2023 key accomplishments, and certain anticipated operational and product milestones for 2024. We also filed a Current Report on Form 8-K on February 7, 2024 that disclosed a preliminary range of certain net operating loss for 2023. The estimated revenue results and net operating loss for 2023 are preliminary and unaudited, represent management’s estimate as of the date of the release and are subject to completion of our financial closing procedures. Our independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the preliminary unaudited results. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the preliminary estimates of revenue and net operating loss set forth below; however, we do not anticipate actual results to differ materially from the preliminary estimates of revenue and net operating loss. Accordingly, undue reliance should not be placed on the preliminary estimates. The preliminary estimates should be read together with the sections titled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus, and our financial statements, related notes and other financial information included herein.

Below is a summary of the preliminary 2023 results and certain 2023 accomplishments:

Preliminary Full-Year 2023 Results

•	Full-year 2023 revenue is expected to be in the range of $48.9 million to $49.2 million, achieving 1% growth over 2022 despite the industry headwinds and interest rate environment.

•

Full-year 2023 net operating loss is expected to be in the range of $17 million to $20 million, achieving 21% to 33% improvement over 2022 as cost-saving initiatives announced during the second quarter ended June 30, 2023 were realized, including an approximate 20% reduction in our U.S. workforce, as well as decreased advertising, travel and trade-show related sales and marketing expenses and a decrease in legal and consulting for general and administrative expenses.

•	We generated increased adoption of our industry-leading dental laser, with approximately 71% of U.S. Waterlase sales in full-year 2023 coming from new customers.

•	We delivered an increased sales conversion rate of 45% in 2023, with the continued success of our Waterlase Trial Program.

•	Achieved record consumable sales in 2023, an increase of approximately 20% over 2022.

•

We believe that we are well positioned with our industry-leading dental lasers and broad intellectual property portfolio to capitalize on the significant market opportunity for dental laser adoption and, with the year-end cash and cash equivalents balance of $6.6 million, execute our growth strategies throughout 2024.

2023 Accomplishments

•	Demonstrated leadership in creating awareness of the benefits of laser dentistry through over 500 webinars, study clubs, tradeshows, and training events in 2023.

•	Remained highly engaged with potential customers in 2023 with marketing qualified leads increasing 5X over 2018 levels.

•	Opened a model dental office to increase marketing, testimonial, and training opportunities.

•	Launched training centers to enhance sales and marketing efforts and communicate the benefits of BIOLASE technology.

•	Launched BIOLASE’S education web portal at Education.Biolase.com.

•	Realized cost savings and improved quality from in-house manufacturing of key components.

THE OFFERING

Units offered by us	Up to 10,714,285 Units, each consisting of one share of our common stock, one Class A Warrant to purchase one share of our common stock and one Class B Warrant to purchase one share of our common stock, on a best efforts basis, at an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units offered by us	We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, Pre-Funded Units, each consisting of one Pre-Funded Warrant to purchase one share of our common stock, one Class A Warrant to purchase one share of our common stock and one Class B Warrant to purchase one share of our common stock. The purchase price per Pre-Funded Unit will be equal to the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue one Class A Warrant and one Class B Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Class A Warrants	Each Class A Warrant will have an exercise price equal to 150% of the public offering price per Unit in this offering, will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Class A Warrants, you should carefully read the “Description of the Securities We are Offering” section of this prospectus. You should also read the form of Class A Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of common stock issuable upon exercise of the Class A Warrants.

Class B Warrants

Each Class B Warrant will have an exercise price equal to 170% of the public offering price per Unit in this offering, and will be exercisable on or after the date that Stockholder Approval is obtained and will expire on the fifth (5th) anniversary of the date on which Stockholder Approval is received and deemed effective under Delaware law. To better understand the terms of the Class B Warrants, you should carefully read the “Description of the Securities We Are Offering” section of this prospectus. You should also read the form of Class B Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of common stock issuable upon exercise of the Class B Warrants.

Pre-Funded Warrants	Each Pre-Funded Warrant will be immediately exercisable at an exercise price of $0.001 per share of our common stock and may be exercised at any time until exercised in full. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of the Securities We are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants.

Common stock outstanding immediately after the offering	Up to 14,130,620 shares of common stock if 10,714,285 Units are offered and sold in this offering, based on an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024 and assuming no issuance of any Pre-Funded Units and no exercise of the Warrants issued in connection with this offering.

Use of proceeds	Assuming 10,714,285 Units are sold in this offering at an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, and assuming no issuance of Pre-Funded Units and no exercise of the Warrants issued in connection with this offering, we estimate that our net proceeds from this offering will be approximately $6.5 million, after deducting placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We intend to use the proceeds of this offering for working capital and for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Nasdaq Capital Market symbol	Our common stock is currently listed on the Nasdaq Capital Market under the symbol “BIOL.” There is no established public trading market for the Warrants or Pre-Funded Warrants, and we do not expect a market to develop for any of these securities. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Transfer Agent and Warrant Agent	Computershare Trust Company, N.A.

Risk factors	Investing in our securities involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 13 of this prospectus, as well as the other information included in this prospectus, before buying any of our securities.

Best Efforts Offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agents. The placement agents are not required to buy or sell any specific number or dollar amount of the securities offered hereby, but they will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 122 of this prospectus.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 3,416,335 shares outstanding as of February 5, 2024, and excludes:

•	464 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6,302.13 per share;

•	49,850 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	3,543,130 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $14.50 per share;

•

3,232 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;

•

236 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash;

•	50,443 additional shares of our common stock reserved for future issuance under our 2018 Long-Term Incentive Plan;

•	17,883 shares of our common stock issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock;

•	448,037 shares of our common stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock;

•

128,480 shares of our common stock issuable upon paid in-kind dividends on our outstanding shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock, assuming all shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock remain outstanding as of the dividend dates; and

•	779,940 shares of our common stock issuable upon exercise of outstanding pre-funded warrants held by an institutional investor.

Except as otherwise noted, all information in this prospectus assumes:

•	no exercise of outstanding Series H Warrants (as defined below) or outstanding Series J Warrants (as defined below);

•	no Pre-Funded Units are sold in this offering; and

•	no exercise of the Warrants issued in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of December 31, 2022, and for the years ended December 31, 2022 and 2021, have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2023 and 2022 and the summary balance sheet data as of September 30, 2023 were derived from our unaudited financial statements included in in this prospectus.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial and statistical information included in elsewhere in this prospectus. The summary consolidated financial and other data provided below does not purport to indicate results of operations as of any future date or for any future period.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2023	2022	2022	2021
	(In thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$35,674	$34,411	$48,462	$39,188
Gross profit	13,200	12,315	15,911	16,529
Loss from operations	(12,861)	(16,911)	(25,338)	(16,431)
Loss before income tax provision	(15,260)	(18,750)	(28,525)	(16,093)
Net loss attributable to common stockholders	$(15,306)	$(18,990)	$(28,851)	$(16,704)
Net loss per share attributable to common stockholders Basic and Diluted	$(22.28)	$(287.73)	$(4.16)	$(2.83)

	As of September 30, 2023
	Actual	Pro Forma (1)	Pro Forma As Adjusted(2)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,809	$8,939	$15,464
Total Assets	38,745	39,875	46,400
Non-current term loans, net of discount	11,307	11,307	11,307
Series H Convertible Redeemable Preferred Stock	300	300	300
Series J Convertible Redeemable Preferred Stock	5,252	1,811	1,811
Total stockholders’ equity	332	4,903	11,428

(1)

Reflects, on a pro forma basis, (i) the issuance of 331,000 shares of our common stock and our receipt of net proceeds of $1.1 million from the sale of securities in the registered direct offering and concurrent private placement completed in December 2023; (ii) the issuance of 816,435 shares of common stock upon conversion of preferred stock subsequent to September 30, 2023; and (iii) the issuance of 2,397 shares of common stock upon the vesting of RSUs.

(2)

Reflects, on a pro forma as adjusted basis, the pro forma adjustments described in footnote (1) above, as well as the sale and issuance by us in this offering of 10,714,285 Units, each consisting of one share of our common stock, one Class A Warrant to purchase one share of our common stock and one Class B Warrant to purchase one share of our common stock, at an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024 (assuming that no Pre-Funded Units are sold in the offering and no exercise of any of the Warrants issued in connection with this offering).

On July 26, 2023, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (the “2023 Amendment”) to effect a 1 for 100 reverse stock split (the “2023 Reverse Stock Split”), effective as of July 27, 2023. The 2023 Amendment did not change the number of authorized shares of our common stock. On April 28, 2022, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (the “2022 Amendment”) to effect a 1 for 25 reverse stock split (the “2022 Reverse Stock Split”), effective as of 11:59 p.m. on April 28, 2022. The 2022 Amendment did not change the number of authorized shares of our common stock.

Net loss per share attributable to common stockholders, basic and diluted, contained in this prospectus and reflects herein the shares issued based on the reverse stock split ratios discussed above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus, including the risk factors described below, and all other information contained elsewhere in this prospectus before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to This Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock included as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units.

If the price per share of our common stock being offered as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units is higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering or the common stock underlying the Pre-Funded Warrants you purchase in this offering. Assuming an assumed offering price of $0.70 per Unit in this offering, which was the closing price of our common stock on the Nasdaq on February 5, 2024, investors would not suffer immediate and substantial dilution in the net tangible book value of the common stock purchased in this offering; however, this is based on an assumed offering price and an assumed number of Units being offered. Actual results, including the gross proceeds and the price per Unit may differ from these assumed amounts. See the section entitled “Dilution” below for a more detailed discussion of the potential dilution you may incur if you invest in this offering, including due to a change in the price of the offered Units and the number of Units being offered.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per Unit in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of securities in this offering, the conversion of the Series H Convertible Preferred Stock and Series J Convertible Preferred Stock into common stock and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. As of September 30, 2023, approximately 62,000 shares of common stock were reserved for issuance under our equity incentive plans, approximately

300 of which were subject to options outstanding, 58,000 of which were subject to restricted stock units outstanding or expected to be issued as of that date, 200 stock appreciation rights outstanding and 3,500 phantom restricted stock units outstanding or expected to be issued as of that date. In addition, as of September 30, 2023, approximately 1.3 million shares of our common stock were subject to warrants at a weighted-average exercise price of $36.82 per share. In June 2022, 726,660 pre-funded warrants and 1,405,405 warrants were issued, which were convertible to approximately 7,266 and 14,054 shares of our common stock, respectively; in January 2023, an additional 11,403,571 pre-funded warrants were issued, which were convertible to approximately 114,035 shares of our common stock; in May 2023, 175,000 shares of Series H Convertible Preferred Stock and 175,000 warrants (the “Series H Warrants”) to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock were issued, and in September 2023, 75,000 shares of Series J Convertible Preferred Stock and 75,000 Series J Warrants to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock were issued. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing stockholders could experience dilution. We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agents have agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations. Thus, we may not raise the amount of capital we believe is required for our operations and may need to raise additional funds. Such additional fundraises may not be available or available on terms acceptable to us.

We need to raise sufficient capital in this offering to support our operations. If we are unable to raise sufficient capital in this offering, our financial position will be materially adversely impacted.

We have historically experienced losses from operations. For the three and nine months ended September 30, 2023, we had a net loss of $4.6 million and $15.3 million, respectively. From our inception through September 30, 2023, we had an accumulated deficit of $311.5 million. We believe that current cash on hand, prior to the receipt of any proceeds from this offering, is not sufficient to fund operations beyond twelve months. If we were to receive net proceeds of $6.5 million from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the next twelve months and into the first quarter ended March 31, 2025. If we receive net proceeds of $5.5 million in this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents will meet our capital needs through the fourth quarter ended December 31, 2024. If we were to receive net proceeds of $4.0 million from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the third quarter ended September 30, 2024. In addition, the report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2022 contains explanatory language that substantial doubt exists about our ability to continue as a going concern. In order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must increase sales of its products, control or potentially reduce expenses and establish profitable operations in order to generate cash from operations or obtain additional funds when needed. We have no additional committed sources of capital and may find it difficult to raise money on terms favorable to us or at all. The failure to obtain sufficient capital to support our operations could have a material adverse effect on our business, financial condition and results of operations.

Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

If we are unable to achieve and sustain an adequate level of profitability or obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition and results of operations.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

There is no public market for the Warrants or Pre-Funded Warrants.

There is no established public trading market for the Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of those securities will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our common stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, if Stockholder Approval is not obtained, the Class B Warrants will not be exercisable. Furthermore, each Class A Warrant will expire five (5) years from its date of issuance and each Class B Warrant will expire five (5) years after the date we obtain Stockholder Approval.

You may be unable to exercise the Class B Warrants, they may have no value if Stockholder Approval is not obtained and the Class B Warrants contain certain provisions that could reduce the exercise price and cause dilution to existing stockholders.

The Class B Warrants will be exercisable on or after the date that Stockholder Approval is obtained, and the Class B Warrants will expire five (5) years after the date we obtain Stockholder Approval. If we are unable to obtain such Stockholder Approval, the Class B Warrants may have no value and may become or expire worthless. In no event may the Class B Warrants be net cash settled, until they initially become exercisable. We may request that certain investors in this offering whose investment exceeds a certain amount to enter into a voting agreement whereby each such investor will agree to vote all shares of our common stock that they beneficially own on the closing date of this offering with respect to any proposals presented to our stockholders at our next meeting of stockholders. However, existing holders of our common stock may have an incentive to vote against the proposal to enable the Class B Warrants to be exercisable in order to prevent dilution in their interests by the shares of our common stock issuable upon exercise of the Class B Warrants. There is no guarantee that any investors in this offering will agree to enter into any voting agreement and there is no guarantee that the Stockholder Approval will ever be obtained. In addition, the exercise price and the number of shares of our common stock issuable upon exercise of the Class B Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances, which could result in dilution to existing stockholders.

Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of common stock until such Warrants and Pre-Funded Warrants are exercised.

The Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our common stock at a fixed price. Until holders of Warrants and Pre-Funded Warrants acquire shares of our common stock upon exercise of the Warrants and Pre-Funded Warrants, as applicable, holders of Warrants and Pre-Funded Warrants will have no rights with respect to our shares of common stock underlying such Warrants and Pre-Funded Warrants.

Risks Related to Our Financial Position

Due to our accumulated deficit, recurring and negative cash flow from operations for the year ended December 31, 2022 and the quarter ended September 30, 2023, there is substantial doubt about our ability to continue as a going concern.

We incurred losses from operations and used cash in operating activities for the three and nine months ended September 30, 2023 and for the years ended December 31, 2022 and 2021. Our recurring losses, level of cash used in operations, and potential need for additional capital, along with uncertainties surrounding the Company’s ability to raise additional capital, raise substantial doubt about the Company’s ability to continue as a going concern. Our audited consolidated financial statements for the year ended December 31, 2022 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional capital, and the uncertainties surrounding our ability to raise such capital raise substantial doubt about our ability to continue as a going concern. For us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must sell our products directly to end-users and through distributors, establish profitable operations through increased sales, decrease expenses, generate cash from operations or raise additional funds when needed. Our goal is to improve our financial condition and ultimately improve our financial results by increasing revenues through expanding awareness of the benefits of our dental lasers among dental specialists and general practitioners and reducing expenses. However, if we are unable to do so on a timely basis, we will be required to seek additional capital. In that event, we would seek additional funds through various financing sources, including the sale of our equity and debt securities, however, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If we are unable to raise additional capital, increase sales or reduce expenses, we will be unable to continue to fund our operations, develop our products, realize value from our assets, and discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our common stock.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $296.2 million as of December 31, 2022 and an accumulated deficit of $311.5 million as of September 30, 2023. We recorded net losses of $28.6 million and $16.2 million for the years ended December 31, 2022, and 2021, respectively. We recorded net losses of $4.6 million and $15.3 million for the three and nine months ended September 30, 2023 and $8.4 million and $18.8 million for the three and nine months ended September 30, 2022, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition, and results of operations.

Failure to meet covenants in the credit agreements with our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018, as amended from time to time, between BIOLASE, Inc. and SWK Funding LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, and, if we fall below those levels, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control.

If we fail to comply with the covenants contained in the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the Credit Agreement, which would permit or, in certain events, require SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and BIOLASE’s obligation to make debt payments under the Credit Agreement may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

•

requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition, and results of operations.

Our ability to meet our redemption obligations under the existing convertible redeemable preferred stock depends on our earnings and cash flows, and we may not have sufficient funds to redeem such shares of preferred stock.

As of September 30, 2023, 38,131 and 5,000 shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock are outstanding and redeemable by us on September 13, 2024 and May 24, 2025, respectively. No assurances can be given that we will be successful in making the required payments to the holders of the Series J Convertible Preferred Stock and Series H Convertible Preferred Stock, or that we will be able to comply with the financial or other covenants contained in the Certificates of Designations. If we are unable to make the required cash payments or otherwise comply with the Certificates of Designations due to insufficient funds, dividends will accrue on such preferred stock, the holders of such shares of preferred stock could foreclose against our assets, and/or we could be forced into bankruptcy or liquidation.

Risks Related to Our Business and Operations

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. During 2020, the spread of the novel coronavirus led to disruption and volatility in the global capital markets. If such disruption and volatility recurs, there could be an increase to our cost of capital and an adverse effect on our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. The ability of our salespeople to call on dental customers during these closures was greatly limited. In addition, most dental shows and workshops scheduled in 2020 were canceled, and many were moved to virtual gatherings in 2021.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continued economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition, and results of operations. Also, the imposition of economic sanctions on Russia as a result of the conflict in Ukraine could prevent us from performing existing contracts and pursuing new growth opportunities, which could adversely affect our business, financial condition and results of operations. Furthermore, sustained uncertainty about, or worsening of, geopolitical tensions, including further escalation of war between Russia and Ukraine, further escalation in the conflict between the State of Israel and Hamas, as well as further escalation of tensions between the State of Israel and various countries in the Middle East and North Africa, could result in a global economic slowdown and long-term changes to global trade. Any or all of these factors could negatively affect Mobix Labs’ business, results of operations, financial condition and growth.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the three months ended September 30, 2023 and September 30, 2022, revenue from distributors outside of the U.S. accounted for approximately 33.2% and 30.0% of our total net revenue, respectively. For the two fiscal years ended December 31, 2022 and 2021, revenue from distributors outside of the U.S. accounted for approximately 30% and 35% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Dentists and patients have been hesitant in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

Our ability to use net operating loss carryforwards could be limited.

Our ability to use our federal and state NOL carryforwards to offset potential future taxable income is dependent upon our generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether we will generate sufficient taxable income to use all our NOL carryforwards. As of December 31, 2022, we had U.S. federal net operating loss carryforwards of $87.6 million. Of the total U.S. federal net operating loss carryforwards as of December 31, 2022, $11.9 million is subject to a 20 year carryover period which will be fully expired by 2038. Losses generated beginning in 2018 will carryover indefinitely. We had state net operating loss carryforwards of $50.3 million as of December 31, 2022. Our net operating loss carryforwards are subject to review and possible adjustment by the taxing authorities. There are no tax examinations currently in progress.

In the future, our ability to utilize our net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, may be significantly limited due to changes in ownership. These changes in ownership can limit the amount of these tax benefits that can be utilized each year to offset future taxable income.

In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets as of December 31, 2022, the net effect of any further limitation will have no impact on results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can begin to expand the commercial manufacture of our products, we must ensure that any such expansion of our manufacturing facilities, processes, and quality systems, and the manufacture of our laser systems, will comply with FDA regulations governing facility compliance, quality control, and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining, and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers, and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition, and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or to comply with Quality System Regulation, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance, such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality, and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

We have significant international sales and are subject to risks associated with operating internationally.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the three months ended September 30, 2023 and September 30, 2022, international sales accounted for approximately 33.2% and 30.0% of our total net revenue, respectively. For the two fiscal years ended December 31, 2022 and 2021, international sales accounted for approximately 30% and 35% of our net revenue, respectively. Political, economic and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in 2022 and 2021.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

Security breaches of our information technology systems could harm our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We rely on information systems in our business to obtain, rapidly process, analyze and manage data. Any failure by us or our third-party service providers to prevent or mitigate security breaches and improper access to or disclosure of our data could lead to a material disruption of our information systems and loss of business information. In addition, computer malware, viruses, software vulnerabilities, social engineering (predominantly spear phishing attacks), ransomware and general hacking have become more prevalent in the business environment, have occurred on our systems in the past, and may occur on our systems in the future. Such an attack could result in, among other things: the theft, destruction, loss, unavailability, misappropriation or release of confidential data and intellectual property; operational or business delays; cyber extortion; liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate information system weaknesses, each of which would disrupt our daily business operations. Further, such an attack would expose us to a risk of loss, regulatory investigations, or litigation and possible liability, including under laws that protect the privacy of personal information.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average, due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our manufacturing operations are located at our facility in Corona, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Corona, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified personnel in the future. Competition for senior management, engineers, marketing and sales personnel and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of Nasdaq expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition, and results of operations.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Risks Related to Our Regulatory Environment

Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to extensive government regulation, both in the United States and globally in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, marketing, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance and approval process is expensive, time-consuming and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such clearances or approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or Premarket Approval (“PMA”) is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have the CE Mark, indicating conformance with European Union laws and regulations before it can be marketed in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business and operations. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Biden and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations and financial condition could suffer.

Additionally, we may be subject to the Excise Tax (as defined below) included in the Inflation Reduction Act (“IRA”) enacted in August 2022 in connection with redemptions of our common stock, Series H Convertible

Preferred Stock, or Series J Convertible Preferred Stock. In particular, an excise tax is imposed on “covered corporations” (generally, publicly-traded domestic corporations) equal to 1% of the fair market value of certain stock repurchased after December 31, 2022 (the “Excise Tax”). It is likely that the Excise Tax will generally apply to any redemptions of shares of our Series H Convertible Preferred Stock or common stock after December 31, 2022, and any redemption of shares of our Series J Convertible Preferred Stock. The Excise Tax base is reduced by the fair market value of any issuances of the covered corporation’s stock during its taxable year. The fair market value of any of shares our Series H Convertible Preferred Stock, Series J Convertible Preferred Stock, or common stock that are redeemed may exceed the fair market value of any of our stock issued during the same taxable year. Consequently, the Excise Tax may reduce the amount of cash we have available to shareholders.

We could be subject to, or otherwise affected by, federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. If our past or present operations are found to be in violation of governmental laws or regulations to which we or our customers are subject, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages, and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. This could harm our ability to operate our business and our financial results. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense.

Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation and cause a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

Changes to the reimbursement rates for procedures performed using our products and measures to reduce healthcare costs may adversely impact our business.

Dentists and other health care providers that purchase and use our products may rely on third-party payers, including Medicare, Medicaid, and private payers to cover and reimburse all or part of the cost of the procedures performed using our products. As a result, coverage and reimbursement of the procedures using our products is dependent in part on the policies of these payers. There is a significant trend in the healthcare industry by public and private payers to contain or reduce their costs, including by taking the following steps, among others: decreasing the portion of costs payers will cover, ceasing to provide full payment for certain products or procedures depending on outcomes, or not covering certain products or procedures at all. If payers implement any of the foregoing with respect to our procedures performed using our products, it would have an adverse impact on our revenue and results of operations.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Any reduction in reimbursement rates for dental procedures using our products may adversely affect our customers’ businesses and cause them to enact cost reduction measures, which could result in reduced demand for our product or additional pricing pressures.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $23,011 for each violation. Individuals, including officers, directors, stockholders, and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $23,011, per violation.

Also, under the alternative fines provision of the FCPA an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from a violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly additional procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our marketed products may be used by healthcare practitioners for indications that are not cleared or approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the United States Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising, promotional materials and training methods and materials may not promote or encourage unapproved uses. Note, however, that the FDA does not generally restrict healthcare providers from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions, or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including errors in labeling or other safety issues. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party manufacturers fail to comply with the FDA’s Quality System Regulation (“QSR”), our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties, or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our devices could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

On January 11, 2023, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying us that, for the last 30 consecutive business days, ending on January 10, 2023, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq rules, we were provided an initial period of 180 calendar days, or until July 10, 2023 (the “Compliance Date”), to regain compliance with the Bid Price Rule.

On June 8, 2023, we were notified by the Staff of Nasdaq that we did not meet the minimum closing bid price requirement of $1.00 for continued listing, as set forth in the Bid Price Rule, as the Staff has determined that as of June 8, 2023, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days, from May 24, 2023 through June 7, 2023. As such, the Staff has determined to delist the Company’s common stock from the Nasdaq Capital Market and to suspend trading of the common stock at the opening of business on June 20, 2023, and file a Form 25-NSE with the SEC. We timely requested a hearing to appeal this determination, which stayed the suspension of our common stock pending the panel’s decision.

We subsequently requested the Panel grant us a temporary exception to regain compliance with the Bid Price Rule. On July 5, 2023, the Panel granted us an exception until August 11, 2023 to demonstrate bid price compliance subject to us taking the following actions: (i) on July 20, 2023, we shall obtain stockholder approval for a reverse stock split at a ratio that is sufficient to regain and maintain long term compliance with the Bid Price Rule; (ii) on or before July 31, 2023, we shall effect a reverse stock split and, thereafter, maintain a $1.00 closing bid price for a minimum of ten consecutive business days; and (iii) on August 11, 2023, we shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions.

On July 20, 2023, we held a special meeting of our stockholders where the stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, at a ratio between one-for-two (1:2) and one-for-one hundred (1:100). Immediately after the special meeting, our Board approved the 2023 Reverse Stock Split. On July 26, 2023, we filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the 2023 Reverse Stock Split, which became effective on July 27, 2023.

On August 14, 2023, we received a letter from the Nasdaq Office of General Counsel confirming the decision of the Panel that we currently demonstrate compliance with the requirements for continued listing on the Nasdaq Capital Market.

On November 14, 2023, we received a deficiency letter from the Staff notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in the our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We were provided until December 29, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement, which plan was provided to Nasdaq on December 22, 2023. Nasdaq subsequently requested that we submit a plan with greater detail, which we submitted to Nasdaq on January 22, 2024. See “Prospectus Summary—Deficiency Letter from Nasdaq” for a more detailed description of the contents of the letter that we submitted to Nasdaq on January 22, 2024.

We intend to attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that we will be able to do so. Any perception that we may not regain compliance or a delisting of our common stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our common stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholder. In addition, delisting of our common stock from Nasdaq could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our common stock.

In the event of a de-listing, we would take actions to restore our compliance with the Nasdaq listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq listing requirements.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. Stockholders may not be able to resell their shares at or above the price they paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include, but are not limited to, the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Because we do not intend to pay cash dividends on our common stock, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. As a result, the success of an investment in our securities will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management’s expectations. Such forward-looking statements include statements, predictions or expectations regarding market opportunities, our plans for future products and services and enhancements of existing products and services, future market growth and our anticipated growth strategies, future demand for improved dental care and dental laser equipment, expansion of our international operations, compliance with laws and regulatory requirements, the impact of cost-saving measures and future decreases in expenses, statements regarding the effects of seasonality on revenue, anticipated cash needs, capital requirements and capital expenditures, needs for additional financing, anticipated use of proceeds from debt or equity financing, use of working capital, plans to explore potential collaborations, potential acquisitions of products and technologies, effects of engineering and development efforts, plans to expand our field sales force, the development of distributor relationships, our ability to attract customers, the adequacy of our facilities, products and solutions from competitors, our ability to maintain product quality standards, protection of patents and other technology, the ability of third-party payers to pay for costs of our products, limitations on capital expenditures, critical accounting policies and the impact of recent accounting pronouncements, recording tax benefits or other financial items in the future, plans, strategies, expectations or objectives of management for future operations, our financial condition or prospects and any other statement that is not historical fact. Forward-looking statements are identified by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology.

Forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information available to management as of the date on which such forward-looking statement was made, all of which are subject to change. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those stated or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	substantial doubt about our ability to continue as a going concern;

•	the effects of the COVID-19 pandemic and the actions taken to contain it;

•	losses that we have experienced for each of the past three years;

•	global economic uncertainty and volatility in financial markets;

•	inability to raise additional capital on terms acceptable to us;

•	our relationships with, and the efforts of, third-party distributors;

•	failure in our efforts to train dental practitioners or to overcome the hesitation of dentists and patients to adopt laser technologies;

•	inconsistencies between future data and our clinical results;

•	competition from other companies, including those with greater resources;

•	our inability to successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others;

•	the inability of our customers to obtain third-party reimbursement for their use of our products; limitations on our ability to use net operating loss carryforwards;

•	problems in manufacturing our products;

•	warranty obligations if our products are defective;

•	adverse publicity regarding our technology or products;

•	adverse events to our patients during the use of our products, regardless of whether caused by our products;

•	issues with our suppliers, including the failure of our suppliers to supply us with a sufficient amount or adequate quality of materials;

•	rapidly changing standards and competing technologies;

•	our inability to effectively manage and implement our growth strategies;

•	risks associated with operating in international markets, including potential liabilities under the Foreign Corrupt Practices Act;

•	breaches of our information technology systems;

•	seasonality;

•	litigation, including the failure of our insurance policies to cover certain expenses relating to litigation and our inability to reach a final settlement related to certain litigation;

•	disruptions to our operations at our primary manufacturing facility;

•	loss of our key management personnel or our inability to attract or retain qualified personnel;

•

risks and uncertainties relating to acquisitions, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities;

•	failure to meet covenants in the Credit Agreement, dated as of November 9, 2018, (as amended from time to time, the “Credit Agreement”), by and between us and SWK Funding, LLC;

•	interest rate risk, which could result in higher expense in the event of interest rate increases;

•	obligations to make debt payments under the Credit Agreement;

•	risks of foreclosure triggered by an event of default under the Credit Agreement;

•	failure to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or maintain adequate internal control over financial reporting;

•	climate change initiatives;

•	failure of our intellectual property rights to adequately protect our technologies and potential third-party claims that our products infringe their intellectual property rights;

•	changes in government regulation or the inability to obtain or maintain necessary governmental approvals;

•	our failure to comply with existing or new laws and regulations, including fraud and abuse and health information privacy and securities laws;

•	changes in the regulatory requirements of the FDA applicable to laser products, dental devices or both;

•	recall or other regulatory action concerning our products after receiving FDA clearance or approval;

•	our failure to comply with continued listing requirements of the Nasdaq Capital Market; and

•	risks relating to ownership of our common stock, including high volatility and dilution.

Further information about factors that could materially affect the Company, including our results of operations, financial condition and stock price, is contained under the heading “Risk Factors” in this prospectus. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information, changes to future results over time or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of all Units offered in this offering will be approximately $6.5 million, after deducting placement agent fees and estimated offering expenses payable by us, based on an assumed offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, assuming no issuance of Pre-Funded Units in connection with this offering. We estimate that our net proceeds from the sale of 50% of the Units offered in this offering will be approximately $3.0 million, after deducting placement agent fees and estimated offering expenses payable by us, based on an assumed offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, assuming no issuance of Pre-Funded Units in connection with this offering. These estimates exclude the proceeds, if any, from the exercise of the Warrants issued in connection with this offering. If all of the Class A Warrants offered in this offering were sold and exercised for cash, assuming an exercise price of $1.05 per share (150% of the assumed offering price per Unit in this offering), we would receive additional proceeds of approximately $11.25 million. If all of the Class B Warrants offered in this offering were sold and exercised for cash, assuming an exercise price of $1.19 per share (170% of the assumed offering price per Unit in this offering), we would receive additional proceeds of approximately $12.75 million. If 50% of the Class A Warrants offered in this offering were sold and exercised for cash, assuming an exercise price of $1.05 per share (150% of the assumed offering price per Unit in this offering), we would receive additional net proceeds of approximately $5.625 million. If 50% of the Class B Warrants offered in this offering were sold and exercised for cash, assuming an exercise price of $1.19 per share (170% of the assumed offering price per Unit in this offering), we would receive additional net proceeds of approximately $6.375 million. We cannot predict when or if any of these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

Each $0.10 increase (decrease) in the assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, would increase (decrease) the net proceeds to us from this offering by approximately $1.0 million, assuming the number of securities offered, as set forth on the cover page of this prospectus, remains the same, and after deducting placement agent fees and estimated offering expenses payable by us and assuming no exercise of Warrants and no issuance of Pre-Funded Units in connection with this offering. Each 500,000 Unit increase (decrease) in the number of Units offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $325,500, assuming that the price per Unit for the offering remains at the assumed price of $0.70, which represents the closing price of our common stock on Nasdaq on February 5, 2024, and after deducting the placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Warrants and no issuance of Pre-Funded Units in connection with this offering.

Because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the proceeds of this offering for working capital and for general corporate purposes. We may temporarily invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2023:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the issuance of 331,000 shares of our common stock and our receipt of net proceeds of $1.1 million from the sale of securities in the registered direct offering and concurrent private placement completed in December 2023; (ii) the issuance of 816,435 shares of common stock upon conversion of preferred stock subsequent to September 30, 2023; and (iii) the issuance of 2,397 shares of common stock upon the vesting of RSUs; and

•

on a pro forma as adjusted basis to give effect to (i) the pro forma adjustments set forth above and (ii) the sale by us of 10,714,285 Units in this offering at an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, after deducting the estimated placement agent fees and estimated offering expenses, and assuming no sale of any Pre-Funded Units in this offering and no exercise of the Warrants issued in connection with this offering.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2023
	Actual (unaudited)	Pro Forma	Pro Forma As Adjusted
	(in thousands except per share data)
Cash and cash equivalents	$7,809	$8,939	$15,464

Non-current term loan, net of discount	$11,307	$11,307	11,307
Mezzanine Equity	5,552	2,111	2,111

Series H Convertible Redeemable Preferred Stock, par value $0.001 per share; 370 authorized, 5 shares issued and outstanding, actual and 5 shares issued and outstanding, pro forma and pro forma as adjusted	300	300	300
Series J Convertible Redeemable Preferred Stock, par value $0.001 per share; 160 authorized, 38 shares issued and outstanding, actual and 15 shares issued and outstanding, pro forma and pro forma as adjusted	5,252	1,811	1,811

Stockholders’ equity:
Common stock, par value $0.001 per share; 180,000 shares authorized, 2,266 shares issued outstanding, actual, 3,415 shares issued and outstanding, pro forma, and 14,130 shares issued and outstanding, pro forma as adjusted	2	3	14
Additional paid-in capital	312,523	317,093	323,607
Accumulated other comprehensive loss	(719)	(719)	(719)
Accumulated deficit	(311,474)	(311,474)	(311,474)

Total stockholders’ equity	332	4,903	11,428

Total capitalization	$17,191	$18,321	$24,846

A $0.10 increase (decrease) in the assumed public offering price of $0.70 per Unit would increase (decrease) the cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $1.0 million assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of Warrants and no issuance of Pre-Funded Units in connection with this offering.

Similarly, a 500,000 Unit increase (decrease) in the number of Units offered by us in this offering, assuming that the public offering price per Unit for the offering remains at the assumed price $0.70, would increase (decrease) the cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $325,500, assuming the assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024, remains the same, no exercise of Warrants and no issuance of Pre-Funded Units in connection with this offering and after deducting estimated placement agent fees and estimated offering expenses payable by us.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 2,266,103 shares outstanding as of September 30, 2023, and excludes:

•	485 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6,510.69 per share;

•	58,042 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	1,321,250 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $36.82 per share;

•

3,509 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;

•

236 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash;

•	44,392 additional shares of our common stock reserved for future issuance under our 2018 Long-Term Incentive Plan;

•	17,883 shares of our common stock issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock;

•	1,169,663 shares of our common stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock;

•

324,339 shares of our common stock issuable upon paid-in-kind dividends on our outstanding shares of Series J Convertible Preferred Stock, and Series H Convertible Preferred Stock assuming all Convertible Preferred Stock remains outstanding as of the dividend dates;

•	816,435 shares of our common stock issued upon conversion of preferred stock subsequent to September 30, 2023;

•	2,397 shares of our common stock issued upon vesting of restricted stock units subsequent to September 30, 2023;

•	331,000 shares of our common stock from the sale of securities in the registered direct offering and concurrent private placement completed in December 2023;

•

2,221,880 shares of our common stock issuable upon the exercise of warrants issued in a registered direct offering and concurrent private placement completed in December 2023, with an exercise price of $1.23; and

•	779,940 shares of our common stock issuable upon exercise of outstanding pre-funded warrants held by an institutional investor.

Except as otherwise noted, all information in this prospectus assumes:

•	no exercise of outstanding Series H Warrants or outstanding Series J Warrants;

•	no Pre-Funded Units are sold in this offering; and

•	no exercise of the Warrants issued in connection with this offering.

DILUTION

If you purchase securities in the offering, you will experience immediate dilution to the extent of the difference between the public offering price per share included as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units and our net tangible book value per share immediately after the offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2023, our historical net tangible book value was approximately $3.0 million, or approximately $1.31 per share.

Our pro forma net tangible book value as of September 30, 2023 was $4.1 million or approximately $1.20 per share. Pro forma net tangible book value per shares represents our total tangible assets less our total liabilities after giving effect to: (i) the issuance of 331,000 shares of our common stock and our receipt of net proceeds of $1.1 million from the sale of securities in the registered direct offering and concurrent private placement completed in December 2023; (ii) the issuance of 816,435 shares of common stock upon conversion of preferred stock subsequent to September 30, 2023; and (iii) the issuance of 2,397 shares of common stock upon the vesting of RSUs;

After giving effect to the (i) pro forma adjustments set forth above and (ii) the assumed sale of 10,714,285 Units in this offering at an assumed public offering price of $0.70 per Unit, which represents the closing price of our common stock on Nasdaq on February 5, 2024 and after deducting the placement agent fees and estimated offering expenses payable by us, but assuming that no Pre-Funded Units are sold in the offering and no exercise of any of the Warrants issued in connection with this offering, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been approximately $10.6 million, or approximately $0.75 per share. This represents an immediate decrease in net tangible book value of $0.45 per share to existing stockholders and immediate increase of $0.05 in net tangible book value per share to new investors purchasing Units in this offering compared to the assumed public offering price per share in this offering.

The following table illustrates this dilution on a per-share basis (unaudited):

Assumed public offering price per share		$0.70
Historical net tangible book value per share as of September 30, 2023	$1.31
Pro Forma net tangible book value per share as of September 30, 2023	$1.20
Increase in pro forma as adjusted net tangible book value per share attributable to the offering	$(0.45)

Pro forma as adjusted net tangible book value per share after the offering		$0.75
Increase in net tangible book value per share to new investors participating in the offering from the assumed public offering price		$0.05

A $0.10 increase in the assumed public offering price of $0.70 per Unit, based on the closing price of our common stock as reported on the Nasdaq Capital Market on February 5, 2024, would decrease the number of shares of common stock offered in this offering by approximately 1.3 million shares of our common stock and a $0.10 decrease in the assumed public offering price of $0.70 per Unit, would increase the number of shares of our common stock offered in this offering by approximately 1.8 million shares.

We may also increase or decrease the number of Units we are offering. An increase of 1,000,000 in the number of Units offered by us in this offering would increase our as adjusted net tangible book value by approximately $0.7 million, or $0.74 per share, and the offering would remain anti-dilutive to investors participating in this offering, assuming the assumed offering price per Unit remains the same, no issuance of Pre-Funded Units in this offering and after deducting the estimated placement agent commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 in the number of Units offered by us would decrease our as adjusted net tangible book value by approximately $0.7 million or $0.76 per Unit, and the offering would remain anti-dilutive to investors participating in this offering, assuming the assumed offering price per Units remains the same, no issuance of Pre-Funded Units in this offering and after deducting the estimated placement agent commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of Units we offer in this offering, and other terms of this offering determined at pricing.

Assuming an assumed offering price of $0.70 per Unit in this offering, which was the closing price of our common stock on the Nasdaq on February 5, 2024, investors would not suffer immediate and substantial dilution in the net tangible book value of the common stock purchased in this offering; however, this is based on an assumed offering price and an assumed number of Units being offered.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 2,266,103 shares outstanding as of September 30, 2023, and excludes:

•	485 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6,510.60 per share;

•	58,042 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	1,321,250 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $36.82 per share;

•

3,509 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;

•

236 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash;

•	44,392 additional shares of our common stock reserved for future issuance under our 2018 Long-Term Incentive Plan;

•	17,883 shares of our common stock issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock;

•	1,169,663 shares of our common stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock;

•

324,339 shares of our common stock issuable upon paid-in-kind dividends on our outstanding shares of Series J Convertible Preferred Stock, and Series H Convertible Preferred Stock assuming all Convertible Preferred Stock remains outstanding as of the dividend dates;

•	816,435 shares of our common stock issued upon conversion of preferred stock subsequent to September 30, 2023;

•	2,397 shares of our common stock issued upon vesting of restricted stock units subsequent to September 30, 2023;

•	331,000 shares of our common stock from the sale of securities in the registered direct offering and concurrent private placement completed in December 2023;

•

2,221,880 shares of our common stock issuable upon the exercise of warrants issued in a registered direct offering and concurrent private placement completed in December 2023, with an exercise price of $1.23; and

•	779,940 shares of our common stock issuable upon exercise of outstanding pre-funded warrants held by an institutional investor.

Except as otherwise noted, all information in this prospectus assumes:

•	no exercise of outstanding Series H Warrants or outstanding Series J Warrants;

•	no Pre-Funded Units are sold in this offering; and

•	no exercise of the Warrants issued in connection with this offering.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise, settlement or conversion of outstanding options, restricted stock units, warrants, phantom restricted stock units, Series H Convertible Preferred Stock, Series H Warrants, Series J Convertible Preferred Stock and Series J Warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “BIOL.” The last reported sale price of our common stock on Nasdaq on February 5, 2024 was $0.70 per share of common stock.

Holders of Record

As of February 5, 2024, we had approximately 11 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to common stockholders since inception and do not plan to pay cash dividends in the foreseeable future to common stockholders. We currently intend to retain earnings, if any, to finance our growth.

Dividends on the Series H Convertible Preferred Stock are paid in-kind (“Series H PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0%. The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the original issue date.

Dividends on the Series J Convertible Preferred Stock are paid in-kind (“Series J PIK dividends”) in additional shares of Series J Convertible Preferred Stock based on the stated value of $100.00 per share at an assumed dividend rate of 5.0% per quarter. The PIK dividends are paid quarterly payable to holders of the Series J Convertible Preferred Stock of record at the close of business on record at the close of business on October 31, 2023, January 31, 2024, April 30, 2024 and July 31, 2024. We paid a total of 3,094 shares of Series J PIK dividends to holders of record on October 31, 2023 and a total of 1,217 shares of Series J PIK dividends to holders of record on January 31, 2024.

Issuer Purchases of Equity Securities

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is FDA cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is an effective, safe solution for preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of December 31, 2023 we maintained approximately 241 active and 21 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal intellectual property coverage while minimizing annual maintenance fees. From 1998 through December 31, 2023, we have sold over 47,700 laser systems in over 80 countries around the world, and we believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser. Since 1998, we have been the global leading innovator, manufacturer, and marketer of dental laser systems.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic line of diode laser systems, we sell teeth whitening gel kits. During the quarter ended September 30, 2023, the sale of lasers accounted for approximately 61% of our total sales, and consumables, accessories, and services accounted for approximately 39% of our total sales.

We currently operate in a single reportable business segment. We had net revenues of $10.9 million and $35.7 million for the three and nine months ended September 30, 2023, respectively, and net revenues of $12.0 million and $34.4 million for the three months ended September 30, 2022, respectively. We had net losses of $4.6 million and $15.3 million for the three and nine months ended September 30, 2023, respectively, and $8.4 million and $18.8 million for the three and nine months ended September 30, 2022, respectively. We had total assets of $38.7 million and $38.2 million as of September 30, 2023 and December 31, 2022, respectively.

Business and Outlook

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems, which include the Epic system, are designed to complement our Waterlase systems, and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits.

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our strategy is to increase awareness and demand for (i) our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite and (ii) our laser systems among patients by educating patients about the clinical benefits of the Waterlase and diode systems. An important goal of ours is to increase consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems. In the short term, we are striving for operating excellence through lean enterprise initiatives, with a specific focus on our sales strategy and cash flow management, coupled with optimizing our engineering capabilities to develop innovative new products.

We also seek to create value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to apply our proprietary laser technologies with expanded FDA-cleared indications to other medical applications in the future.

The Company experienced revenue decline of 9% and revenue growth of 4% for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. The Company is currently forecasting revenue for fiscal year 2023 to be above fiscal year 2022, as the Company’s strategy described above continues to generate sales to new customers and additional consumable sales to existing customers. See “Prospectus Summary—Preliminary 2023 Unaudited Results” elsewhere in this prospectus for disclosure of certain preliminary range of our unaudited revenue results and net operating loss for the fiscal year ended December 31, 2023.

Recent Developments

Registered Direct Offering and Concurrent Private Placement

On December 8, 2023, we issued pursuant to the terms of a Securities Purchase Agreement that we entered into on December 6, 2023 with a single institutional investor, the following securities: (i) in a registered direct offering, 331,000 shares of our common stock and pre-funded warrants to purchase 779,940 shares of our common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase an aggregate of 2,221,880 shares of common stock with an exercise price of $1.23. The combined purchase price for one share of our common stock and two common warrants was $1.23, and the combined purchase price for one pre-funded warrant and two common warrants was $1.229. We received aggregate gross proceeds of approximately $1.4 million.

Series J Convertible Preferred Stock

On September 13, 2023, we entered into an underwriting agreement pursuant to which we agreed to sell to the underwriters in a firm commitment underwritten public offering 75,000 units, with each unit consisting of (A) one share of our Series J Convertible Preferred Stock, and (B) one Series J Warrant to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per unit, less underwriting discounts and commissions. The public offering price of $60.00 per unit reflects the issuance of the Series J Convertible

Preferred Stock with an original issue discount of 40%. We also registered additional shares of Series J Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as Series J PIK dividends and the shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock issued as Series J PIK dividends. Each Series J Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance. Gross proceeds from the offering were $4.5 million before broker fees and related expenses.

Deficiency Letter from Nasdaq

On November 14, 2023, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We had until December 29, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement, which plan was initially submitted on December 22, 2023. Nasdaq subsequently requested that we submit a supplemental plan with greater detail, which we submitted to Nasdaq on January 22, 2024 (the “January 2024 Nasdaq Letter”). Specifically, we disclosed to Nasdaq, among other things, in the January 2024 Nasdaq Letter certain projections demonstrating how we intend to regain compliance with the stockholders’ equity requirement through, among other things, receipt of $7 million in gross proceeds in this offering and conversion of our outstanding preferred stock. Upon conversion of these shares of preferred stock into shares of our common stock, these shares will be reclassified from mezzanine equity to stockholders equity. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the letter for us to evidence compliance. If our plan to regain compliance is not accepted, if Nasdaq does not grant an extension and we do not regain compliance within the requisite time period, if our plan to regain compliance is accepted but we fail to meet any stated projections of such plan, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our securities will become subject to delisting.

Impact of Coronavirus (COVID-19) on Our Operations

In December 2019, a novel strain of coronavirus was reported and in 2020 the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic, and the United States as well as most other countries declared a national emergency with respect to the coronavirus outbreak. This outbreak severely impacted global economic activity, and many countries and many states in the United States reacted to the outbreak by instituting quarantines, mandating business and school closures and restricting travel. These mandated business closures included dental office closures in Europe and the United States for all but emergency procedures. As these quarantines and restrictions began to be lifted in 2021 and 2022, operations began to return to pre-pandemic levels and although there are signs of recovery from the impact of COVID-19 both domestically and internationally, no assurance can be provided that our sales will return to normal levels during 2023 or at any time thereafter. See the “Risk Factors” section of this prospectus for additional information regarding the potential impact of the COVID-19 pandemic on our business, results of operations and financial condition.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The following is a summary of those accounting policies that we believe are necessary to understand and evaluate our reported financial results.

Revenue Recognition. Revenue for sales of products and services is derived from contracts with customers. The products and services promised in customer contracts include delivery of laser systems, imaging systems, and consumables as well as certain ancillary services such as product training and support for extended warranties.

Contracts with each customer generally state the terms of the sale, including the description, quantity and price of each product or service. Payment terms are stated in the contract and vary according to the arrangement. Because the customer typically agrees to a stated rate and price in the contract that does not vary over the life of the contract, our contracts do not contain variable consideration. We establish a provision for estimated warranty expense. For further information on warranty, see the discussion under “Warranty Cost” below.

At contract inception, we assess the products and services promised in our contracts with customers. We then identify performance obligations to transfer distinct products or services to the customers. In order to identify performance obligations, we consider all of the products or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

Revenue from products and services transferred to customers at a single point in time accounted for 88% and 88% of net revenue for the years ended December 31, 2022 and 2021, respectively. Revenue from products and services transferred to customers at a single point in time accounted for 87% and 89% of net revenue for the three and nine months ended September 30, 2023, respectively, and 83% and 87% of net revenue for the three and nine months ended September 30, 2022, respectively. The majority of the revenue recognized at a point in time is for the sale of laser systems, imaging systems, and consumables. Revenue from these contracts is recognized when the customer is able to direct the use of and obtain substantially all of the benefits from the product which generally coincides with title transfer during the shipping process.

Revenue from services transferred to customers over time accounted for 12% and 12%, of net revenue for the years ended December 31, 2022 and 2021, respectively. Revenue from services transferred to customers over time accounted for 13% and 11% of net revenue for the three and nine months ended September 30, 2023, respectively, and 17% and 13% of net revenue for the three and nine months ended September 30, 2022, respectively. The majority of our revenue that is recognized over time relates to training and extended warranties.

The transaction price for a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, each performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in a contract. The primary method used to estimate standalone selling price is the observable price when the good or service is sold separately in similar circumstances and to similar customers.

Revenue is recorded for extended warranties over time as the customer benefits from the warranty coverage. This revenue will be recognized equally throughout the contract period as the customer receives benefits from our promise to provide such services. Revenue is recorded for product training as the customer attends a training program or upon the expiration of the obligation.

We also have contracts that include both the product sales and product training as performance obligations. In those cases, we record revenue for product sales at the point in time when the product has been shipped. The customer obtains control of the product when it is shipped, as all shipments are made FOB shipping point, and after the customer selects its shipping method and pays all shipping costs and insurance. We have concluded that control is transferred to the customer upon shipment.

We perform our obligations under a contract with a customer by transferring products and/or services in exchange for consideration from the customer. We invoice our customers as soon as control of an asset is transferred and a receivable due to us is established. We recognize a contract liability when a customer prepays for goods and/or services and we have not transferred control of the goods and/or services.

Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on an analysis of customer accounts and our historical experience with accounts receivable write-offs.

Accounting for Stock-Based Payments. Stock-based compensation expense is estimated at the grant date of the award, is based on the fair value of the award and is recognized ratably over the requisite service period of the award. For restricted stock units we estimate the fair value of the award based on the number of awards and the fair value of our common stock on the grant date and apply an estimated forfeiture rate. For stock options, we estimate the fair value of the option award using the Black-Scholes option pricing model. This option-pricing model requires us to make several assumptions regarding the key variables used to calculate the fair value of its stock options. The risk-free interest rate used is based on the U.S. Treasury yield curve in effect for the expected lives of the options at their grant dates. Since July 1, 2005, we have used a dividend yield of zero, as we do not intend to pay cash dividends on our common stock in the foreseeable future. The most critical assumptions used in calculating the fair value of stock options are the expected life of the option and the expected volatility of our common stock. The expected life is calculated in accordance with the simplified method, whereby for service-based awards, the expected life is calculated as a midpoint between the vesting date and expiration date. We use the simplified method, as there is not a sufficient history of share option exercises. We believe the historic volatility of our common stock is a reliable indicator of future volatility, and accordingly, a stock volatility factor based on the historical volatility of our common stock over a lookback period of the expected life is used in approximating the estimated volatility of new stock options. Compensation expense is recognized using the straight-line method for all service-based employee awards and graded amortization for all performance-based awards. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated at the date of grant based on historical experience and future expectations. Forfeitures are estimated at the time of the grant and revised in subsequent periods as actual forfeitures differ from those estimates.

Valuation of Inventory. Inventory is valued at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. We periodically evaluate the carrying value of inventory and maintain an allowance for excess and obsolete inventory to adjust the carrying value as necessary to the lower of cost or net realizable value. We evaluate quantities on hand, physical condition, and technical functionality, as these characteristics may be impacted by anticipated customer demand for current products and new product introductions. Unfavorable changes in estimates of excess and obsolete inventory would result in an increase in cost of revenue and a decrease in gross profit.

Valuation of Long-Lived Assets. Property, plant, and equipment and certain intangibles with finite lives are amortized over their estimated useful lives. Useful lives are based on our estimate of the period that the assets will generate revenue or otherwise productively support our business goals. We monitor events and changes in circumstances that could indicate that the carrying balances of long-lived assets may exceed the undiscounted expected future cash flows from those assets. If such a condition were to exist, we would determine if an impairment loss should be recognized by comparing the carrying amount of the assets to their fair value.

Valuation of Goodwill and Other Intangible Assets. Goodwill and other intangible assets with indefinite lives are not subject to amortization but are evaluated for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. We conducted our annual impairment analysis of our goodwill as of September 30, 2022 and concluded there had been no impairment in goodwill. We closely monitor our stock price and market capitalization and perform such analysis when events or circumstances indicate that there may have been a change to the carrying value of those assets.

Warranty Cost. We provide warranties against defects in materials and workmanship of our laser systems for specified periods of time. For the years ended December 31, 2022 and 2021, domestic sales of our Waterlase laser systems were covered by our warranty for a period of up to one year and diode systems were covered by our warranty for a period of up to two years from the date of sale by us or the distributor to the end-user. Laser systems sold internationally during the same periods were covered by our warranty for a period of up to 24 months from the date of sale to the international distributor. Estimated warranty expenses are recorded as an accrued liability with a corresponding provision to cost of revenue. This estimate is recognized concurrent with the recognition of revenue on the sale to the distributor or end-user. Warranty expenses expected to be incurred after one year from the time of sale to the distributor are classified as a long-term warranty accrual. Our overall accrual is based on our historical experience and our expectation of future conditions, taking into consideration the location and type of customer and the type of laser, which directly correlate to the materials and components under warranty, the duration of the warranty period, and the logistical costs to service the warranty. Additional factors that may impact our warranty accrual include changes in the quality of materials, leadership and training of the production and services departments, knowledge of the lasers and workmanship, training of customers, and adherence to the warranty policies. Additionally, an increase in warranty claims or in the costs associated with servicing those claims would likely result in an increase in the accrual and a decrease in gross profit. We offer extended warranties on certain imaging products. However, all imaging products are initially covered by the manufacturer’s warranties.

Recent Accounting Pronouncements

For a description of recently issued and adopted accounting pronouncements, including the respective dates of adoption and expected effects on our results of operations and financial condition, please refer to Note 2 —Summary of Significant Accounting Policies to the audited financial statements for the years ended December 31, 2022 and 2021 which is included in this prospectus.

Fair Value of Financial Instruments

Our financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate fair value because of the liquid or short-term nature of these items.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market (or, if none exists, the most advantageous market) for the specific asset or liability at the measurement date (referred to as the “exit price”). The fair value is based on assumptions that market participants would use, including a consideration of non-performance risk. Under the accounting guidance for value hierarchy, there are three levels of measurement inputs. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly. Level 3 inputs are unobservable due to little or no corroborating market data.

Results of Operations

Nine Months Ended September 30, 2023 and 2022

The following table sets forth certain data from our unaudited operating results, expressed in thousands and as percentages of net revenue:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
Net revenue	$10,921	100.0%	$12,010	100.0%	$35,674	100.0%	$34,411	100.0%
Cost of revenue	7,175	65.7%	9,565	79.6%	22,474	63.0%	22,096	64.2%

Gross profit	3,746	34.3%	2,445	20.4%	13,200	37.0%	12,315	35.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
Operating expenses:
Sales and marketing	3,402	31.2%	5,008	41.7%	14,214	39.8%	15,224	44.2%
General and administrative	2,679	24.5%	3,109	25.9%	7,495	21.0%	8,825	25.7%
Engineering and development	1,362	12.5%	1,979	16.5%	4,352	12.2%	5,177	15.0%

Total operating expenses	7,443	68.2%	10,096	84.1%	26,061	73.0%	29,226	84.9%

Loss from operations	(3,697)	(33.9)%	(7,651)	(63.7)%	(12,861)	(36.0)%	(16,911)	(49.1)%
Non-operating loss, net	(877)	(8.0)%	(753)	(6.3)%	(2,399)	(6.7)%	(1,839)	(5.4)%

Loss before income tax (provision) benefit	(4,574)	(41.9)%	(8,404)	(70.0)%	(15,260)	(42.7)%	(18,750)	(54.5)%
Income tax (provision) benefit	(15)	(0.1)%	17	0.2%	(46)	(0.1)%	(23)	(0.1)%

Net loss	$(4,589)	(42.0)%	$(8,387)	(69.8)%	$(15,306)	(42.8)%	$(18,773)	(54.6)%

Comparison of Results of Operations

Three Months Ended September 30, 2023 Compared with Three Months Ended September 30, 2022

Net Revenue: The following table summarizes our unaudited net revenue by category, including each category’s percentage of our total revenue, for the three months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each revenue category (dollars in thousands):

	Three Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Laser systems	$6,647	60.9%	$7,302	60.8%	$(655)	(9.0)%
Consumables and other	2,908	26.6%	2,632	21.9%	276	10.5%
Services	1,366	12.5%	2,076	17.3%	(710)	(34.2)%

Net revenue	$10,921	100.0%	$12,010	100.0%	$(1,089)	(9.1)%

The following table summarizes our unaudited net revenue by geographic location based on the location of customers for the three months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each geographic revenue category (dollars in thousands):

	Three Months Ended September 30,				Amount Change	Percent Change
	2023		2022
United States	$7,298	66.8%	$8,413	70.0%	$(1,115)	(13.3)%
International	3,623	33.2%	3,597	30.0%	26	0.7%

Net revenue	$10,921	100.0%	$12,010	100.0%	$(1,089)	(9.1)%

Typically, we experience fluctuations in revenue from quarter to quarter due to seasonality. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is higher than average, due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter may be affected by vacation patterns which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations may also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry.

Net revenue during the three months ended September 30, 2023 decreased by $1.1 million, or 9% as compared to the same period in 2022 primarily due to a decrease in laser systems sales in the U.S. from the impact of the current macro-economic environment causing extended sales cycles, which includes increased interest rates, and from lower product training revenue recognized during the three months ended September 30, 2023 compared to the same period in 2022. The decrease was partially offset by an increase in consumables and other revenue from improved utilization of installed laser systems. Net revenue was $10.9 million during the three months ended September 30, 2023 compared to $12.0 million for the same period in 2022.

Cost of Revenue and Gross Profit: The following table summarizes our unaudited cost of revenue and gross profit for the three months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change (dollars in thousands):

	Three Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Net revenue	$10,921	100.0%	$12,010	100.0%	$(1,089)	(9.1)%
Cost of revenue	7,175	65.7%	9,565	79.6%	(2,390)	(25.0)%

Gross profit	$3,746	34.3%	$2,445	20.4%	$1,301	53.2%

Gross profit as a percentage of net revenue typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross profit for the three months ended September 30, 2023, was $3.7 million, or 34% of net revenue, an increase of approximately $1.3 million, or 53%, as compared with gross profit of $2.4 million, or 20% of net revenue, for the same period in 2022. The increase of 14% in gross profit as a percentage of net revenue when compared to the same period in 2022 reflects the improvement from supply chain issues that resulted in a $1.7 million charge to inventory reserves and warranty expenses during the three months ended September 30, 2022 compared to the same period in 2023, along with the impact of the favorable mix from higher margin consumables sales during the three months ended September 30, 2023 and various other cost savings initiatives implemented late in the second quarter of 2023. This improvement was partially offset by lower product training revenue recognized during the three months ended September 30, 2023 compared to the same period in 2022.

Operating Expenses: The following table summarizes our unaudited operating expenses (including as a percentage of net revenue) for the three months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change (dollars in thousands):

	Three Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Sales and marketing	$3,402	31.2%	$5,008	41.7%	$(1,606)	(32.1)%
General and administrative	2,679	24.5%	3,109	25.9%	(430)	(13.8)%
Engineering and development	1,362	12.5%	1,979	16.5%	(617)	(31.2)%

Total operating expenses	$7,443	68.2%	$10,096	84.1%	$(2,653)	(26.3)%

Sales and Marketing Expense. Sales and marketing expenses during the three months ended September 30, 2023 decreased by $1.6 million, or 32%, as compared to the same period in 2022. This decrease of $1.6 million is primarily due to a $1.0 million decrease in compensation expense during the three months ended September 30, 2023, as well as a decrease in commissions and bonus incentives for achieving lower sales targets, $0.3 million in decreased advertising spending, and $0.3 million in lower travel and tradeshow-related expenses.

General and Administrative Expense. General and administrative expenses during the three months ended September 30, 2023 decreased by $0.4 million, or 14%, compared to the same period in 2022. This decrease of $0.4 million is primarily due to a $0.6 million decrease in compensation and bonus incentives from the impact of our cost savings initiatives implemented during the latter part of the second quarter of 2023 and from achieving lower sales targets, partially offset by a $0.2 million increase in expenses of our special shareholder meeting held during the third quarter of 2023 to obtain approval for our reverse stock split.

Engineering and Development Expense. Engineering and development expenses during the three months ended September 30, 2023 decreased by $0.6 million, or 31%, compared to the same period in 2022. This decrease of $0.6 million is primarily from the impact of our cost savings initiatives implemented during the latter part of the second quarter of 2023, as well as fewer engineering projects for 2023 as compared to 2022.

Non-Operating Loss

Loss on Foreign Currency Transactions. We realized an approximately $0.3 million loss on foreign currency transactions during the three months ended September 30, 2023 and 2022, respectively, primarily due to exchange rate fluctuations between the U.S. dollar and Euro, as well as other foreign currencies.

Interest Expense, Net. Interest expense was $0.6 million during the three months ended September 30, 2023 compared to $0.4 million for the same period in 2022, an increase of 41%. This increase was due to the rise in interest rates on our term loan.

Income Tax Provision. We use a discrete year-to-date method in calculating quarterly provision for income taxes. Our provision for income taxes for the three months ended September 30, 2023 was consistent with the same period in 2022. For additional information regarding income taxes, see Note 13 – Income Taxes to notes to financial statement included in this prospectus.

Net Loss. For the reasons stated above, our net loss totaled approximately $4.6 million for the three months ended September 30, 2023 compared to a net loss of $8.4 million for the three months ended September 30, 2022.

Nine Months Ended September 30, 2023 Compared with Nine Months Ended September 30, 2022

Net Revenue: The following table summarizes our unaudited net revenue by category, including each category’s percentage of our total revenue, for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each revenue category (dollars in thousands):

	Nine Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Laser systems	$21,666	60.7%	$21,626	62.9%	$40	0.2%
Consumables and other	10,058	28.2%	8,379	24.3%	1,679	20.0%
Services	3,950	11.1%	4,406	12.8%	(456)	(10.3)%

Net revenue	$35,674	100.0%	$34,411	100.0%	$1,263	3.7%

The following table summarizes our unaudited net revenue by geographic location based on the location of customers for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each geographic revenue category (dollars in thousands):

	Nine Months Ended September 30,				Amount Change	Percent Change
	2023		2022
United States	$24,797	69.5%	$24,290	70.6%	$507	2.1%
International	10,877	30.5%	10,121	29.4%	756	7.5%

Net revenue	$35,674	100.0%	$34,411	100.0%	$1,263	3.7%

Net revenue during the nine months ended September 30, 2023 increased by $1.3 million, or 4% as compared to the same period in 2022, primarily due to an increase in worldwide consumables and other revenue from improved utilization of installed laser systems. This increase was partially offset by a decrease in product training revenue during the nine months ended September 30, 2023 compared to the same period in 2022. Net revenue was $35.7 million during the nine months ended September 30, 2023 compared to $34.4 million for the same period in 2022.

Cost of Revenue and Gross Profit: The following table summarizes our unaudited cost of revenue and gross profit for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change (dollars in thousands):

	Nine Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Net revenue	$35,674	100.0%	$34,411	100.0%	$1,263	3.7%
Cost of revenue	22,474	63.0%	22,096	64.2%	378	1.7%

Gross profit	$13,200	37.0%	$12,315	35.8%	$885	7.2%

Gross profit as a percentage of net revenue typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross profit for the nine months ended September 30, 2023, was $13.2 million, or 37% of net revenue, an increase of approximately $0.9 million, or 7%, as compared with gross profit of $12.3 million, or 36% of net revenue, for the same period in 2022. The increase of 1% in gross profit as a percentage of net revenue reflects the improvement from supply chain issues that resulted in a $1.7 million charge to inventory during the nine months ended September 30, 2022 compared to the same period in 2023. This inventory charge was driven by the supply chain issues that required us to change to new suppliers along with end of life designation for certain products and components, which resulted in higher inventory reserves and warranty expenses. The improvement is also due to the impact of the favorable mix from higher margin consumables sales during the nine months ended September 30, 2023. This improvement was partially offset by the carry-over of the supply chain issues and related warranty expenses to the first three months of 2023, as well as lower product training revenue recognized during the three months ended September 30, 2023 compared to the same period in 2022.

Operating Expenses: The following table summarizes our unaudited operating expenses (including as a percentage of net revenue) for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change (dollars in thousands):

	Nine Months Ended September 30,				Amount Change	Percent Change
	2023		2022
Sales and marketing	$14,214	39.9%	$15,224	44.3%	$(1,010)	(6.6)%
General and administrative	7,495	21.0%	8,825	25.6%	(1,330)	(15.1)%
Engineering and development	4,352	12.2%	5,177	15.0%	(825)	(15.9)%

Total operating expenses	$26,061	73.1%	$29,226	84.9%	$(3,165)	(10.8)%

Sales and Marketing Expense. Sales and marketing expenses during the nine months ended September 30, 2023 decreased by $1.0 million, or 7%, as compared to the same period in 2022. This decrease of $1.0 million is primarily due to $1.4 million in lower compensation expense during the nine months ended September 30, 2023 from a decrease in commissions and bonus incentives for achieving lower sales targets, $0.6 million in decreased advertising spending, and $0.2 million in lower travel and tradeshow-related expenses. These decreases were partially offset by $1.2 million in recognition of depreciation expense for equipment used in sales and marketing for demos, training and educational purposes, of which $0.8 million was non-recurring.

General and Administrative Expense. General and administrative expenses during the nine months ended September 30, 2023 decreased by $1.3 million, or 15%, compared to the same period in 2022. This decrease of $1.3 million is primarily due to an $0.8 million decrease in legal and consulting spending and a $0.5 million decrease in compensation and bonus incentives from the impact of our cost savings initiatives implemented during the latter part of the second quarter of 2023 and from achieving lower sales targets.

Engineering and Development Expense. Engineering and development expenses during the nine months ended September 30, 2023 decreased by $0.8 million, or 16%, compared to the same period in 2022. This decrease is primarily from the impact of our cost savings initiatives implemented during the latter part of the second quarter of 2023, as well as fewer engineering projects for 2023 as compared to 2022.

Non-Operating Loss

Loss on Foreign Currency Transactions. We realized an approximately $0.5 million loss on foreign currency transactions during the nine months ended September 30, 2023 compared to an approximately $0.6 million loss on foreign currency transactions during the nine months ended September 30, 2022, primarily due to exchange rate fluctuations between the U.S. dollar and Euro, as well as other foreign currencies.

Interest Expense, Net. Interest expense was $1.8 million during the nine months ended September 30, 2023 compared to $1.3 million for the same period in 2022, an increase of 39%. This increase was due to the rise in interest rates on our term loan.

Other (Income) Expense, Net. Other Expenses during the nine months ended September 30, 2023 was $0.1 million and relates to issuance costs from the September 2023 public offering that were allocated to the Series J warrants and from the May 2023 public offering that were allocated to the Series H warrants and immediately expensed due to the liability classification of the warrants. These expenses were partially offset by gains recorded on the revaluation of these warrants during the period.

Income Tax Provision. We use a discrete year-to-date method in calculating quarterly provision for income taxes. Our provision for income taxes for the nine months ended September 30, 2023 was consistent with the same period in 2022. For additional information regarding income taxes, see Note 13 — Income Taxes to notes to financial statement included in this prospectus.

Net Loss. For the reasons stated above, our net loss totaled approximately $15.3 million for the nine months ended September 30, 2023 compared to a net loss of $18.8 million for the nine months ended September 30, 2022.

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, are indicative of our ongoing core performance.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this prospectus have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by us may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of our core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation, stock-based and other non-cash compensation, severance expense, change in allowance for doubtful accounts, increase in inventory reserves, and other (income) expense, net. Management uses adjusted EBITDA in its evaluation of our core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by us may be different from similarly named non-GAAP financial measures used by other companies.

The following table contains a reconciliation of non-GAAP Adjusted EBITDA to GAAP net loss attributable to common stockholders (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
GAAP net loss attributable to common stockholders	$(4,589)	$(8,387)	$(15,306)	$(18,990)
Deemed dividend on convertible preferred stock	—	—	—	217

GAAP net loss	$(4,589)	$(8,387)	$(15,306)	$(18,773)
Adjustments:
Interest expense, net	598	424	1,758	1,287
Income tax (provision) benefit	15	(17)	46	23
Depreciation	560	122	2,133	369
Severance expense	1	—	230	—
Change in allowance for doubtful accounts	18	(87)	60	56

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Stock-based and other non-cash compensation	276	591	1,050	1,691
Increase in inventory reserves	—	1,731	—	1,731
Other (income) expense, net	(28)	—	119	—

Adjusted EBITDA	$(3,149)	$(5,623)	$(9,910)	$(13,616)

Other (income) expense for the three and nine months ended September 30, 2023 relates to issuance costs from the May 2023 public offering that were allocated to the Series H warrants, and issuance costs from the September 2023 public offering that were allocated to the Series J warrants and immediately expensed due to the liability classification of the warrants. These expenses were partially offset by gains recorded on the revaluation of these warrants during the periods.

Years Ended December 31, 2022 and 2021

The following table sets forth certain data from our operating results, expressed in thousands and as percentages of revenue:

	Years Ended December 31,
	2022		2021		2020
Net revenue	$48,462	100.0%	$39,188	100.0%	$22,780	100.0%
Cost of revenue	32,551	67.2%	22,659	57.8%	16,607	72.9%

Gross profit	15,911	32.8%	16,529	42.2%	6,173	27.1%

Operating expenses:
Sales and marketing	21,675	44.7%	15,339	39.1%	11,242	49.4%
General and administrative	12,309	25.4%	11,258	28.7%	9,772	42.9%
Engineering and development	7,265	15.0%	6,048	15.4%	3,695	16.2%
Loss on patent litigation settlement	—	—%	315	0.8%	—	—%

Total operating expenses	41,249	85.1%	32,960	84.1%	24,709	108.5%

Loss from operations	(25,338)	(52.3)%	(16,431)	(41.9)%	(18,536)	(81.4)%
Non-operating gain (loss), net	(3,187)	(6.6)%	338	0.9%	1,835	8.1%

Loss before income tax provision	(28,525)	(58.9)%	(16,093)	(41.1)%	(16,701)	(73.3)%
Income tax (provision) benefit	(109)	(0.2)%	(65)	(0.2)%	(128)	(0.6)%

Net loss	$(28,634)	(59.1)%	$(16,158)	(41.2)%	$(16,829)	(73.9)%

The following table summarizes our net revenues by category ($ in thousands):

	Years Ended December 31,
	2022		2021		2020
Laser systems	$31,443	64.8%	$25,023	63.9%	$12,342	54.2%
Consumables and other	11,322	23.4%	9,456	24.1%	6,124	26.9%
Services	5,697	11.8%	4,709	12.0%	4,314	18.9%

Net revenue	$48,462	100.0%	$39,188	100.0%	$22,780	100.0%

Year Ended December 31, 2022 Compared with Year Ended December 31, 2021

Net Revenue. Net revenue for the year ended December 31, 2022 was $48.5 million, an increase of $9.3 million, or 24%, as compared with net revenue of $39.2 million for the year ended December 31, 2021. Domestic revenues were $33.9 million, or 70% of net revenue, for the year ended December 31, 2022 compared to $25.4 million, or 65% of net revenue, for the year ended December 31, 2021. International revenues for year ended December 31, 2022 were $14.6 million, or 30% of net revenue, compared to $13.8 million, or 35% of net revenue for year ended December 31, 2021.

Laser system net revenues increased by $6.4 million, or 26%, for the year ended December 31, 2022 compared to the same period in 2021. Consumables and other net revenue, which includes products such as disposable tips and shipping revenue, increased $1.9 million, or 20%, for the year ended December 31, 2022, as compared to the same period in 2021. Services revenue increased $1.0 million, or 21%, for the year ended December 31, 2022, as compared to the same period in 2021.

The increase in year-over-year net revenue primarily resulted from additional adoption of our lasers in dentistry, an increase in consumable sales and the addition of our OEM product at the start of 2022.

Cost of Revenue. Cost of revenue increased by $9.9 million, or approximately 44%, to $32.6 million, or 67% of net revenue for the year ended December 31, 2022, compared to cost of revenue of $22.7 million, or 58% of net revenue, for the same period in 2021. The increase is primarily due to the increase in sales and higher warranty and inventory reserve charges for the year ended December 31, 2022.

Gross Profit. Gross profit as a percentage of revenue typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross profit for the year ended December 31, 2022 was $15.9 million, or 33% of net revenue, a decrease of $0.6 million, or 4%, as compared with gross profit of $16.5 million, or 42% of net revenue, for the same period in 2021. The decrease in gross profit as a percentage of revenue reflects the impact of a $2.7 million charge for inventory. This inventory charge was driven by the supply chain issues that we have encountered requiring us to change to new suppliers along with end of life designation for certain products and components, which resulted in higher inventory reserves and warranty expenses. In addition, lower margin OEM products were launched at the beginning of 2022 and an Employee Retention Credit under the CARES Act of $0.7 million was received during the year ended December 31, 2021 that did not occur in 2022. The decrease was partially offset by the impact of the increase in sales and the favorable absorption of fixed expenses.

Operating Expenses. Operating expenses for the year ended December 31, 2022 were $41.2 million, or 85% of net revenue, an increase of $8.3 million, or 25%, as compared with $33.0 million, or 84% of net revenue, for the same period in 2021. See the following expense categories for further explanations.

Sales and Marketing Expense. Sales and marketing expense for the year ended December 31, 2022 increased by $6.3 million, or 41%, to $21.7 million, or 45% of net revenue, as compared with $15.3 million, or 39% of net revenue, for the same period in 2021. This increase is primarily due to $2.9 million from compensation expense due to no open territories, or no territories without a sales representative in 2022, and commissions and bonus incentives for achieving sales targets, $1.9 million in higher travel and trade show related expenses, $0.7 million in higher supply costs and other expenses, $0.2 million in additional advertising expenses, and $0.6 million from an Employee Retention Credit under the CARES Act received during the year ended December 31, 2021 that did not occur in 2022.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2022 increased by $1.1 million, or 9%, to $12.3 million, or 25% of net revenue, as compared with $11.3 million, or 29% of net revenue, for the same period in 2021. This increase is primarily from $0.8 million in compensation expense for achieving sales targets and filling open positions, $0.5 million for the production of the “Talk Dental To Me” docuseries, and $0.2 million in a higher allowance for doubtful accounts. The increase in general and administrative expenses was partially offset by $0.4 million in severance expense that did not occur in 2022, and $0.2 million from an Employee Retention Credit under the CARES Act received during the year ended December 31, 2021 that did not occur in 2022.

Engineering and Development Expense. Engineering and development expense for the year ended December 31, 2022 increased by $1.2 million, or 20%, to $7.3 million, or 15% of net revenue, as compared with $6.0 million, or 15% of net revenue, for the same period in 2021. This increase is primarily due to $0.7 million from compensation expenses driven by more engineering projects for 2022 as compared to 2021, $0.5 million in other various expense, and $0.2 million for the impact of an Employee Retention Credit under the CARES Act received during the year ended December 31, 2021 that did not occur in 2022. This increase in engineering and development expenses was partially offset by $0.2 million decrease in other expenses.

Loss on Patent Litigation Settlement. Loss on patent litigation settlement for the year ended December 31, 2021 was $0.3 million due to the change in fair value of the remaining accrued liability.

Non-Operating Income (Loss)

Loss on Foreign Currency Transactions. We recognized a loss of $0.4 million on foreign currency transactions for the year ended December 31, 2022 compared to a $0.5 million loss for the same period in 2021, due to exchange rate fluctuations primarily between the U.S. dollar and the Euro.

Interest Expense, Net. Net interest expense increased to $2.7 million for the year ended December 31, 2022 compared to $2.2 million of net interest expense for the same period in 2021. The increase was due to the impact of higher variable interest rates applied to outstanding Term Loan balances during the year ended December 31,2022 compared to the same period in 2021 and an accrual for exit fees to be paid in May 2025 upon maturity of the Term Loan, partially offset by lower interest expense associated with reduced Term Loan balances during the year ended December 31, 2022 compared to the same period in 2021.

Gain on debt forgiveness. Gain on debt forgiveness was $3.0 million for the year ended December 31, 2021 due to the approval of the Company’s request for forgiveness of the loan received under the Paycheck Protection Program under the CARES Act (the “PPP Loan”).

Other Income, Net. There was no Other Income (Expense) for the years ended December 31, 2022 and 2021.

(Provision) benefit for Income Taxes. Our provision for income taxes was a provision of $109 thousand for the year ended December 31, 2022, an increase of $44 thousand as compared with our provision for income taxes of $65 thousand for the same period in 2021. The increase in our provision is primarily due to an increase to our current income taxes in our European subsidiary.

Net Loss. For the reasons stated above, our net loss was $28.6 million for the year ended December 31, 2022 compared to a net loss of $16.2 million for the same period in 2021.

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, are indicative of our ongoing core performance.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this prospectus have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by us may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of our core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, allowance for doubtful accounts, and other (income) expense, net. Management uses adjusted EBITDA in its evaluation of our core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by us may be different from similarly named non-GAAP financial measures used by other companies.

The following table contains a reconciliation of non-GAAP Adjusted EBITDA to GAAP net loss attributable to common stockholders (in thousands):

	Years Ended December 31,
	2022	2021	2020
GAAP net loss attributable to common stockholders	$(28,851)	$(16,704)	$(34,207)
Deemed dividend on convertible preferred stock	217	546	17,378

GAAP net loss	$(28,634)	$(16,158)	$(16,829)
Adjustments:
Interest expense, net	2,749	2,224	2,359
Income tax provision (benefit)	109	65	128
Depreciation and amortization	497	400	499
Change in allowance for doubtful accounts	40	(202)	1,328
Loss on patent litigation settlement	—	315	—
Stock-based and other non-cash compensation	2,303	1,662	3,370
Increase in inventory reserves	2,798	—	—
Gain on debt forgiveness	—	(3,014)	—
Other (income) expense, net	—	—	(4,215)

Adjusted EBITDA	$(20,138)	$(14,708)	$(13,360)

Other (income) expense for the year ended December 31, 2022, is comprised of a $2.8 million charge for inventory driven by supply chain issues that we have encountered requiring us to change to new suppliers along with end of life designation for certain products and components, which resulted in higher inventory reserves and warranty expenses.

Other (income) expense for the year ended December 31, 2021 is comprised of a $3.0 million gain on the forgiveness of the loan received under the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

Other (income) expense for the year ended December 31, 2020, is comprised of a $5.8 million gain on the change in fair value of the 45.0 million warrants sold by the Company on July 23, 2020 through the Rights Offering (the “July 2020 Warrants”) partially offset by the costs to issue the July 2020 Warrants of approximately $1.6 million.

Liquidity and Capital Resources

At September 30, 2023, we had approximately $7.8 million in cash and cash equivalents compared to $4.2 million as of December 31, 2022. Management defines cash and cash equivalents as highly liquid deposits with original maturities of 90 days or less when purchased.

The increase in cash and cash equivalents from December 31, 2022 was primarily due to $8.5 million net proceeds from the January 2023 public offering, $3.7 million net proceeds from the May 2023 public offering, $3.5 million net proceeds from the September 2023 public offering, and $0.8 million proceeds from the exercise of warrants, partially offset by a net loss of $15.3 million and $1.1 million in capital expenditures during the nine months ended September 30, 2023. The Company incurred losses from operations and used cash in operating activities for the three and nine months ended September 30, 2023 and for the years ended December 31, 2022 and 2021. The Company has reported losses from operations of $25.3 million and $16.4 million, for the years ended December 31, 2022 and 2021, respectively, and has not generated positive net cash from operations for the same periods. The Company’s recurring losses, level of cash used in operations, and potential need for additional capital, along with uncertainties surrounding the Company’s ability to raise additional capital, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The decrease in our cash and cash equivalents by $25.8 million from December 31, 2021 was primarily due to cash used in operating activities of $26.8 million and cash used in investing activities of $3.7 million, partially offset by cash provided by financing activities of $4.6 million. The $26.8 million of net cash used in operating activities in 2022 was primarily driven by our net loss of $28.6 million during the year.

The following table summarizes our change in cash, cash equivalents and restricted cash (in thousands):

	Nine Months Ended
	September 30,
	2023	2022
Net cash flows used in operating activities	$(11,808)	$(21,179)
Net cash flows used in investing activities	(1,126)	(3,256)
Net cash flows provided by financing activities	16,549	4,635
Effect of exchange rate changes	13	(415)

Net change in cash, cash equivalents and restricted cash	$3,628	$(20,215)

The following table summarizes our statements of cash flows (in thousands):

	Year Ended
	December 31,
	2022	2021
Net cash (used in) provided by:
Operating activities	$(26,761)	$(16,710)
Investing activities	(3,727)	(707)
Financing activities	4,603	29,954
Effect of exchange rates on cash	(109)	(238)

Net change in cash and cash equivalents	$(25,994)	$12,299

Operating Activities

Net cash used in operating activities consists of our net loss, adjusted for our non-cash charges, plus or minus working capital changes. Cash used in operating activities for the nine months ended September 30, 2023 totaled $11.8 million and was primarily comprised of our net loss of $15.3 million.

Net cash used in operating activities for the year ended December 31, 2022 totaled $26.8 million and was primarily comprised of our net loss of $28.6 million, and an increase in operating assets of $8.5 million, partially offset by an increase in operating liabilities of $3.5 million, non-cash adjustments for stock-based compensation of $2.3 million, a $2.8 million write-off of inventory, amortization of debt issuance costs of $1.2 million, and depreciation and amortization expenses of $0.5 million. The net increase in our operating assets was primarily due to a $5.8 million increase in inventory as we have increased inventory levels to try to mitigate the impact of supply disruptions from potential product shortages and delivery delays, a $1.1 million increase in prepaid expenses and other current assets, and a $1.6 million.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2023 totaled $1.1 million and was comprised of the purchase of property, plant, and equipment. We expect cash flows used in investing activities to decrease in the remainder of 2023 due to the completion of our new training facility.

Net cash used in investing activities for the year ended December 31, 2022 was $3.7 million and was primarily driven by our capital expenditures. We expect cash flows used in investing activities to decrease somewhat in 2023 due to the completion of our new training facility.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 totaled $16.5 million and was derived from the $8.5 million net proceeds from the January 2023 public offering, $3.7 million net proceeds from the May 2023 public offering, $3.5 million net proceeds from the September 2023 public offering and $0.8 million proceeds from the exercise of warrants.

Net cash provided by financing activities for the year ended December 31, 2022 was $4.6 million primarily comprised of $5.6 million of net proceeds from the June 2022 direct offering and private placement, partially offset by a $1.0 million payment on the SWK Loan.

Effect of Exchange Rate

The $13 thousand effect of exchange rate on cash for the nine months ended September 30, 2023 was due to recognized loss on foreign currency transactions, primarily driven by changes in the Euro during the period.

The $0.1 million effect of exchange rate on cash for the year ended December 31, 2022 was due to a recognized gain on foreign currency transactions, primarily driven by changes in the Euro during the year.

Future Liquidity Needs

As of September 30, 2023, we had working capital of approximately $8.0 million. Our principal sources of liquidity as of September 30, 2023 consisted of approximately $7.8 million in cash and cash equivalents and $4.4 million of net accounts receivable.

The Company will need to raise additional capital in the future. Additional capital requirements may depend on many factors, including, among other things, the rate at which the Company’s business grows, demands for working capital, manufacturing capacity, and any acquisitions that the Company may pursue. The Company expects that it will be required to raise capital through either equity or debt offerings, including this offering. The Company cannot provide assurance that it will be able to successfully enter into any such equity or debt financings in the future or that the required capital will be available on acceptable terms, if at all, or that any such financing activity will not be dilutive to its stockholders.

The Company has historically experienced losses from operations and has used cash and cash equivalents in operating activities. To be able to discharge our liabilities and commitments in the normal course of business, we must increase sales of our products, control or potentially reduce expenses, and establish profitable operations in order to generate cash from operations or obtain additional funds when needed.

The Company’s recurring losses, level of cash used in operations, and potential need for additional capital, along with uncertainties surrounding the Company’s ability to raise additional capital, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In order for the Company to continue operations beyond the next 12 months and be able to discharge its liabilities and commitments in the normal course of business, it must either raise additional capital or increase sales of our products, control or potentially reduce expenses, and establish profitable operations in order to generate cash from operations or obtain additional funds when needed.

We will endeavor to improve our financial condition and ultimately improve our financial results by increasing revenues through expansion of our product offerings, continuing to expand and develop our field sales force and distributor relationships both domestically and internationally, forming strategic arrangements within the dental and medical industries, educating dental and medical patients as to the benefits of our advanced medical technologies, and reducing expenses; however, there is no assurance that will be able to improve our financial condition.

January 2023 Public Offering

On January 9, 2023, the Company completed a public offering and issued an aggregate of 171,678 shares of BIOLASE common stock at a price of $35.00 per share and pre-funded warrants to purchase 114,035 shares of our common stock with an exercise price of $1.00 per share at a price of $34.00 per share. The Company received gross proceeds of approximately $9.9 million, before deducting underwriting discounts and commissions and estimated offering expenses.

May 2023 Public Offering

On May 26, 2023, the Company completed a public offering and issued, 175,000 units, with each unit consisting of (A) one share of the Company’s Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, and (B) one warrant to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock, at a price to the public of $26.00 per unit, less underwriting discounts and commissions. Each Warrant has an exercise price of $13.00 per share, is exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock, is immediately exercisable and will expire two (2) years from the date of issuance. The Company received gross proceeds of approximately $4.6 million, before deducting underwriting discounts and commissions, estimated offering expenses, and before the exercise of warrants.

September 2023 Public Offering

On September 13, 2023, we entered into an underwriting agreement pursuant to which we agreed to sell to the underwriters in a firm commitment underwritten public offering 75,000 units, with each unit consisting of (A) one share of our Series J Convertible Preferred Stock, and (B) one Series J Warrant to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per unit, less underwriting discounts and commissions. The public offering price of $60.00 per unit reflects the issuance of the Series J Convertible Preferred Stock with an original issue discount of 40%. We also registered additional shares of Series J Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as Series J PIK dividends and the shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock issued as Series J PIK dividends. Each Series J Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance. Gross proceeds from the offering were $4.5 million before broker fees and related expenses.

December Registered Direct Offering and Concurrent Private Placement

On December 8, 2023, we issued pursuant to the terms of a Securities Purchase Agreement that we entered into on December 6, 2023 with a single institutional investor, the following securities: (i) in a registered direct offering, 331,000 shares of our common stock and pre-funded warrants to purchase 779,940 shares of our common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase an aggregate of 2,221,880 shares of common stock with an exercise price of $1.23. The combined purchase price for one share of our common stock and two common warrants was $1.23, and the combined purchase price for one pre-funded warrant and two common warrants was $1.229. We received aggregate gross proceeds received of approximately $1.4 million.

The Company will need to raise additional capital in the future. Additional capital requirements may depend on many factors, including, among other things, the rate at which the Company’s business grows, demands for working capital, manufacturing capacity, and any acquisitions that the Company may pursue. From time to time, the Company could be required, or may otherwise attempt, to raise capital through either equity or debt offerings. The Company cannot provide assurance that it will be able to successfully enter into any such equity or debt financings in the future or that the required capital would be available on acceptable terms, if at all, or that any such financing activity would not be dilutive to its stockholders.

Our recurring losses, level of cash used in operations, potential need for additional capital, and the uncertainties surrounding our ability to raise additional capital, raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must either raise additional capital or increase sales of our products, control or potentially reduce expenses, and establish profitable operations in order to generate cash from operations or obtain additional funds when needed.

We will endeavor to improve our financial condition and ultimately improve our financial results by increasing revenues through expansion of our product offerings, continuing to expand and develop our field sales force and distributor relationships both domestically and internationally, forming strategic arrangements within the dental and medical industries, educating dental and medical patients as to the benefits of our advanced medical technologies, and reducing expenses.

Concentration of Credit Risk

Financial instruments, which potentially expose us to a concentration of credit risk, consist principally of cash and cash equivalents, restricted cash, and trade accounts receivable. We maintain our cash and cash equivalents and restricted cash with established commercial banks. At times, balances may exceed federally insured limits. To minimize the risk associated with trade accounts receivable, we perform ongoing credit evaluations of customers’ financial condition and maintain relationships with our customers that allow us to monitor changes in business operations so we can respond as needed. We do not, generally, require customers to provide collateral before we sell them our products. However, we have required certain distributors to make prepayments for significant purchases of our products.

Receivables and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in the existing accounts receivable. We determine the allowance based on a quarterly specific account review of past due balances. All other balances are reviewed on a pooled basis by age of receivable. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Contractual Obligations

Leases

On January 22, 2020, the Company entered into a five-year real property lease agreement for an approximately 11,000 square foot facility in Corona, California where it moved its manufacturing operations. The lease commenced on July 1, 2020. On December 10, 2021, the Company entered into an additional three and a half year lease at this location to expand the leased space by an additional 15,000 square feet to meet growing manufacturing needs. The additional lease commenced on February 1, 2022. Future minimum rent payments under these leases are approximately $0.8 million.

On February 4, 2020, the Company also entered into a sixty-six month real property lease agreement for office space of approximately 12,000 square feet of office space in Lake Forest, California. The lease commenced on July 1, 2020. On May 26, 2022, the Company entered into an additional lease at this location to expand the leased space by an additional 8,000 square feet for an additional training facility and model dental office. The additional lease commenced on March 9, 2023. Future minimum rent payments under these leases are approximately $1.8 million.

SWK Loan

On November 9, 2018, we entered into the Credit Agreement with SWK, which provides us with the SWK Loan, a variable-rate term loan. The Credit Agreement has been amended multiple times with the most recent being effective December 30, 2022 for total outstanding principal of $13.3 million and exit fees of $1.4 million. For further details refer to Note 6 — Debt — EIDL Loan to the notes to the audited financial statements for the years ended December 31, 2022 and 2021 included in this prospectus and Note 9 — Debt — EIDL Loan to the notes to the unaudited financial statements for the three and nine months ended September 30, 2023 included in this prospectus.

EIDL Loan

On May 22, 2020, the Company executed the standard loan documents required for securing a loan from the United States Small Business Administration under its Economic Injury Disaster Loan (the “EIDL Loan”) assistance program in light of the impact of the COVID-19 pandemic on our business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. For further details refer to Note 6 — Debt — EIDL Loan to the notes to the audited financial statements for the years ended December 31, 2022 and 2021 included in this prospectus and Note 9 — Debt — EIDL Loan to the notes to the unaudited financial statements for the three and nine months ended September 30, 2023 included in this prospectus.

Purchase Obligations

Purchase obligations relate to purchase orders with suppliers that we expect to complete primarily during the year ended December 31, 2022. In conformity with current GAAP, purchase obligations that have not met the recognition criteria are not reported in the consolidated balance sheet as of December 31, 2022.

The following table presents our expected cash requirements for contractual obligations outstanding for the years ended as indicated below (in thousands), beginning December 31, 2022:

	Less Than	1 to 3	3 to 5	More Than
	1 Year	Years	Years	5 years	Total
Operating lease obligations	$833	$1,406	$—	$—	$2,239
Purchase obligations	28,165	914	—	—	29,079
Loan interest (1)	1,863	2,335	15	83	4,296
Loan principal	700	13,950	3	147	14,800

Total	$31,561	$18,605	$18	$230	$50,414

(1)	estimated using LIBOR rates as of December 31, 2022

BUSINESS

We are a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume, and wider variety of procedures.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is FDA cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is an effective, safe solution for preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of December 31, 2023, we maintained approximately 241 active and 21 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal Intellectual Property coverage while minimizing annual maintenance fees. From 1998 through December 31, 2023, we have sold over 47,500 laser systems in over 80 countries around the world, and we believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser. Since 1998, we have been the global leading innovator, manufacturer, and marketer of dental laser systems.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic line of diode laser systems, we sell teeth whitening gel kits. During the year ended December 31, 2022, the sale of lasers accounted for approximately 65% of our total sales, and consumables, accessories, and services accounted for approximately 35% of our total sales. During the quarter ended September 30, 2023, the sale of lasers accounted for approximately 61% of our total sales, and consumables, accessories, and services accounted for approximately 39% of our total sales.

We currently operate in a single reportable business segment. We had net revenues of $48.5 million, $39.2 million, and $22.8 million, for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively, and we had net losses of $28.6 million, $16.2 million, and $16.8 million for the same periods, respectively. We had total assets of $38.2 million and $55.3 million as of December 31, 2022 and 2021, respectively. We had net revenues of $35.7 million and $34.4 million, for the nine month ended September 30, 2023 and 2022, respectively, and we had net losses of $15.3 million and $18.8 million for the same periods, respectively. We had total assets of $38.7 million and $42.8 million as of September 30, 2023 and 2022, respectively.

Recent Developments

Registered Direct Offering and Concurrent Private Placement

On December 8, 2023, we issued pursuant to the terms of a Securities Purchase Agreement that we entered into on December 6, 2023 with a single institutional investor, the following securities: (i) in a registered direct offering, 331,000 shares of our common stock and pre-funded warrants to purchase 779,940 shares of our common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase an aggregate of 2,221,880 shares of common stock with an exercise price of $1.23. The combined purchase price for one share of our common stock and two common warrants was $1.23, and the combined purchase price for one pre-funded warrant and two common warrants was $1.229. The gross proceeds received by us were $1.4 million.

Series J Convertible Preferred Stock

On September 13, 2023, we entered into an underwriting agreement pursuant to which we agreed to sell to the underwriters in a firm commitment underwritten public offering 75,000 units, with each unit consisting of (A) one share of our Series J Convertible Preferred Stock, and (B) one Series J Warrant to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per unit, less underwriting discounts and commissions. The public offering price of $60.00 per unit reflects the issuance of the Series J Convertible Preferred Stock with an original issue discount of 40%. We also registered additional shares of Series J Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as Series J PIK dividends and the shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock issued as Series J PIK dividends. Each Series J Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance. Gross proceeds from the offering were $4.5 million before broker fees and related expenses.

Deficiency Letter from NASDAQ

On November 14, 2023, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We had until December 29, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement, which plan was submitted on December 22, 2023. Nasdaq subsequently requested that we submit a plan with greater detail, which we submitted to Nasdaq on January 22, 2024 (the “January 2024 Nasdaq Letter”). Specifically, we disclosed to Nasdaq, among other things, in the January 2024 Nasdaq Letter certain projections demonstrating how we intend to regain compliance with the stockholders’ equity requirement through, among other things, receipt of $7 million in gross proceeds in this offering, and conversion of our outstanding preferred stock. Upon conversion of these shares of preferred stock into shares of our common stock, these shares will be reclassified from mezzanine equity to stockholders equity. If our plan to regain compliance is accepted, Nasdaq may grant an extension until May 12, 2024 (which is 180 calendar days from the date of the initial Nasdaq letter) for us to evidence compliance. If our plan to regain compliance is not accepted, if Nasdaq does not grant an extension and we do not regain compliance within the requisite time period, if our plan to regain compliance is accepted but we fail to meet any stated projections of such plan, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our securities will become subject to delisting.

Industry Background

General

Dental procedures, including medical and cosmetic treatment, are performed on hard tissue, such as bone and teeth, and soft tissue, such as gums and other oral tissues.

An estimated one-third of the worldwide population avoids going to the dentist because of “dental anxiety or fear,” according to DentaVox. Such anxiety causes dental conditions, such as gum disease, to go under-diagnosed, under-treated, and under-managed. Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols. We also believe there is a growing awareness among consumers globally of the value and importance of oral health and its connections to overall systemic health and wellness. The American Academy of Periodontology estimates that over 60 million people in the U.S. alone have periodontitis, an advanced stage of gum disease, and studies indicate a link between periodontitis and other health conditions such as heart disease, diabetes, and stroke.

As of 2022, according to the American Dental Association, there were approximately 202,500 professionally active dentists in the U.S. In 2022, a study published by Grandview Research estimated the global dental equipment market to be $10.6 billion and projected it to grow at a compound annual rate of 6.2% through 2030. Factors cited contributing to the growth include rising demand for dental procedures, prevalence of dental disorders, a rising geriatric population, and demand for preventive, restorative, and surgical services. The study also highlighted that dental laser equipment is expected to be the fastest growing segment over the forecast period. We believe that all-tissue laser systems have penetrated only 7-8% of U.S. dental practices and less than 2% worldwide, and we estimate a market opportunity in excess of $50 billion.

Traditional Dental Instruments

Dentists and other specialists utilize a variety of instruments depending on the tissue involved and the type of procedure. Most procedures require the use of multiple instruments to achieve desired results. Many of the instruments available today are based on decades-old practices. Examples are as follows:

High-Speed Drills. Most dentists use conventional high-speed drills for hard tissue procedures, such as removing decay and preparing teeth for filling, gaining access for performing root canals, and shaving or contouring oral bone tissue. Potentially adverse effects associated with drills include thermal heat transfer, vibration, pressure and noise. The cutting and grinding action of high-speed drills can cause damage, such as microfractures, to the patient’s teeth. The trauma can lead to longer recovery times and the need for future crowns and root canals. Additionally, this grinding action of high-speed drills may weaken the tooth’s underlying structure, leading to fractures and broken cusps. Procedures involving high-speed drills typically require anesthesia and are often the source of patient anxiety and fear. Because many dentists do not recommend anesthetizing more than one or two sections of the mouth in a single appointment, patients may need to return several times to complete their treatment plan.

Cutting Instruments. Soft tissue procedures are typically performed by dentists using scalpels, scissors, and other surgical tools. Due to the pain, bleeding, post-operative swelling, and discomfort associated with these instruments, most soft tissue procedures require the use of local anesthetic which may result in numbness and longer recovery time, and often require stitches. Bleeding can impair the practitioner’s visibility during the procedure, thereby reducing efficiency and is a particular problem for patients with immune deficiencies or blood disorders and for patients taking blood-thinning medications.

Alternative Dental Instruments

Alternative technologies have been developed over the years to address the problems associated with traditional methods used in dentistry. However, most alternatives have addressed either hard or soft tissue applications but not both, or have other limitations.

Electrosurge Systems. Electrosurge systems use an electrical current to heat a shaped tip that simultaneously cuts and cauterizes soft tissue, resulting in less bleeding than occurs with scalpels. However, electrosurge systems are generally less precise than lasers and can damage surrounding tissue. Electrosurge systems are also not suitable for hard tissue procedures and, due to the depth of penetration, generally require anesthesia and a lengthy healing process. Electrosurge systems generally cannot be used in areas near metal fillings and dental implants. Finally, electrosurge systems generally cannot be used to treat patients with implanted pacemakers and defibrillators.

Traditional Laser Systems. More recently, lasers have gained acceptance for use in general and cosmetic dentistry. Most lasers used in dentistry have been adapted from other medical applications, such as general surgery and dermatology, but are not optimally designed to perform common dental procedures. Most traditional dental lasers use thermal energy to cut tissue and are used primarily for soft tissue procedures.

Our Products

Our laser systems can provide dental professionals with enhanced capabilities for minimally invasive treatment. Our product offering consists of the following:

Waterlase all-tissue laser systems. Our all-tissue Waterlase dental laser systems currently consist of our flagship Waterlase iPlus, Waterlase Express, and Waterlase MDX. Each of these systems features a proprietary laser crystal that produces electromagnetic energy with absorption and tissue interaction characteristics specifically designed for dental procedures. They are minimally invasive and can precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums and skin, without the heat, vibration, bleeding, or pressure associated with traditional dental treatments. By combining the laser light and water, our Waterlase systems can eliminate the need for anesthesia in most cases and result in faster healing times compared to traditional methods of treatment, both of which could lead to improved patient-reported outcomes. The all-tissue Waterlase is especially effective for treating all types of dental cavities for both children and adults, moderate and advanced periodontal and peri-implant disease, root canals, and esthetic procedures for gummy smiles.

The Waterlase systems incorporate an ergonomic hand-piece and a user-friendly digital interface with presets for a wide range of clinical applications that control a combination of laser energy, air, and water settings, as well as the pulse rate for clinical efficiency and patient comfort. Each system also has been designed to be easily moved from operatory to operatory within a practice. We developed the Waterlase systems using internally developed intellectual property, as well as intellectual property obtained through various acquisitions. The Waterlase systems are FDA-cleared in the United States, CE mark-approved in Europe, and approved for sale in more than 80 other countries for dental uses. In the United States, we also have regulatory clearance for dermatological, aesthetic, and other general surgery uses.

Diode soft-tissue laser systems. Our soft tissue diode laser systems currently consist of the Epic X, Epic Hygiene, Epic Q and Epic 10 diode lasers that perform soft tissue, hygiene, cosmetic procedures, teeth whitening, and provide temporary pain relief. Epic X, and Epic 10 systems feature our proprietary 940 nanometer wavelength with patented pulse technology called ComfortPulse, which is designed for added patient comfort. Epic Hygiene was introduced in December 2019 as the Company’s latest innovation in proven Epic laser technology, which is designed to manage non-surgical periodontitis and increase clinical production. The system includes proven clinical protocols, including pocket therapy and perio debridement, to facilitate implementation. The Epic Hygiene is the only hygiene specific diode laser with FDA 510 (k) clearance for Laser Bacterial Reduction (LBR), a preventive periodontal procedure conducted in conjunction with routine cleaning. Epic Hygiene, which utilizes a 980 nanometer wavelength, gives dental hygienists the ability to offer dental laser technology to their patients, including minimally invasive and less painful treatments that are designed to allow for quicker procedures and faster recovery times.

Epic 10 is a portable, powerful diode laser that facilitates clinical versatility with surgical, pain therapy, and whitening capabilities and provides an exceptional laser with an attractive value proposition. In December 2014, we introduced the Epic X diode laser, an enhanced soft tissue laser system featuring upgrades and improvements from our Epic 10. The Epic X, Epic10, and Epic Hygiene are FDA-cleared in the United States, CE mark-approved in Europe, and approved for sale in more than 80 other countries for dental uses. In the United States, we also have regulatory clearance for Ear Nose & Throat, dermatological, aesthetic, and other general surgery uses. In 2023, the Epic Q, an entry level model in the Epic diode laser family was introduced internationally to address the need for a more affordable laser for emerging markets.

In 2021, BIOLASE designed, developed, received FDA clearance for and began production of a laser using BIOLASE’s proprietary Er,Cr:YSGG laser technology (the “EdgePro”) in partnership with EdgeEndo, a leading endodontic company. The EdgePro is a state-of-the-art microfluidic irrigation device designed to clean and disinfect root canals. The partnership with EdgeEndo is BIOLASE’s first exclusive OEM agreement.

Related Accessories and Consumable Products

In addition to sales of our laser systems, we manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. In 2023, we introduced a fractional handpiece accessory for the Waterlase iPlus with FDA clearance for skin resurfacing, a popular esthetic procedure. We provide esthetic clinical training through the American Academy of Facial Esthetics. For our Epic systems, we sell teeth whitening gel kits.

Our Laser Solutions

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems are designed to complement our Waterlase systems, and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

Benefits to Dental Professionals

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Expanded range of procedures. Our laser systems allow general dentists to perform additional surgical and cosmetic procedures that they are unable or unwilling to perform using conventional methods and that would typically be referred to a specialist. Our laser systems and clinical education programs allow dentists to perform these procedures easily and efficiently, increasing their range of skills, professional and patient satisfaction levels, patient retention rates, and new patient attraction rates.

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Additional procedures through increased information and efficiency. Our laser systems can shorten and reduce the number of patient visits, providing dental professionals with the ability to service more patients. For hard tissue procedures, our Waterlase systems can reduce the need for anesthesia, which enables the dental practitioner to perform multiple procedures in one visit. The Waterlase and diode systems cut soft tissue more precisely and with minimal bleeding when compared to traditional tools such as scalpels and electrosurge systems. We have FDA clearance for treatment indications supporting REPAIR Perio and REPAIR Implant, our proprietary periodontal protocols for subgingival calculus removal and debridement of root surfaces and implant surfaces using the Waterlase system and patented Radial and Side Firing Perio Tips. This is a minimally invasive treatment for moderate to advanced gum and peri-implant diseases, which are among the leading causes of dental health conditions for adults over age 35 and conditions that impact more than half of Americans over the age of 55. In addition, our Epic system can be used to quickly perform in-office teeth whitening with our proprietary whitening gel and to provide temporary pain relief.

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Greater case acceptance and patient reported outcomes. We believe the improved patient comfort and convenience offered by our laser systems, along with the reduction in chair time helps improve both the patient experience and patient acceptance of dental treatment plans.

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Improved clinical outcomes. Our laser systems can be used for dozens of clinical indications with reduced trauma, swelling, and general discomfort of the patient, resulting in improved clinical outcomes and less follow-up treatment. Our products are designed to collectively improve clinical outcomes, making it possible for practitioners to devote time to new cases, rather than managing or treating complications.

•	Less Aerosols. Waterlase all-tissue laser systems create 98% less aerosols than traditional dental handpieces, meeting the American Dental Association’s recommendation of reduced aerosol production to limit the spread of COVID-19. Epic soft-tissue lasers do not use water, and meet guidance from the Center for Disease Control, which recommends avoiding aerosol generating procedures whenever possible, including the use of high-speed dental handpieces, air/water syringes, and ultrasonic scalers.to prevent the transmission of COVID-19. Ultrasonic scalers create a visible water spray that can contain particle droplets of water, saliva, blood, microorganisms, and other debris, which can serve as a conduit to spread the virus. In contrast, Epic technology allows dentists and hygienists to perform gentler, highly effective treatments without using water.

Benefits to Patients

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Comfort. Our Waterlase systems allow dentists to perform minimally invasive dental procedures without anesthesia in many cases, and patients recover more comfortably, faster, and with less pain than when treated with conventional instruments. The heat, vibration, microfractures, trauma, or pressure associated with traditional dental methods are largely avoided.

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Convenience and efficiency. Procedures utilizing our Waterlase systems do not require anesthesia in many cases, which allows dental practitioners to perform multiple procedures in one appointment and saves patients time.

•	Reduced trauma. Waterlase systems allow for a faster and more pleasant patient recovery with less swelling, bleeding, and general discomfort than when treated with conventional instruments.

Business Strategy

Our business strategy includes the following key elements:

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Increasing awareness of our products among dental practitioners. We intend to increase awareness of our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite. We plan to continue participation in key industry trade shows, the World Clinical Laser Institute (“WCLI”) (which we founded in 2002), dental schools, and other educational forums. We also plan on continuing to expand our Waterlase and Epic Diode academies that we started toward the end of 2020. Our products are also used for clinical research, which often leads to published articles that can enhance awareness among dental practitioners.

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Increasing awareness and education in laser dentistry. During 2023, we hosted 20 webinars, 147 seminars, and attended 41 tradeshows. We plan to continue these educational opportunities in 2024. We believe the Waterlase Trial Program that we are continuing in 2024, which allows dentists to explore how our Waterlase technology improves patient outcomes during a trial period, also helps in increasing the awareness of the benefits of laser dentistry.

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Increasing awareness of and demand for our laser systems among patients. We also intend to increase demand for our products by educating patients about the clinical benefits of the Waterlase and diode systems. We believe that patients will understand the clinical benefits, which, in turn, will result in increased awareness of our systems from dental practitioners. During 2024, we expect to distribute a docuseries “Talk Dental to Me” that will focus on the benefits of our technology for the patient.

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Strengthening customer training and clinical education. We provide introductory, advanced, and specialized training on our products for dental practitioners to increase their proficiency and to certify them. Our goal is to provide our customers world class training that is accessible and can be performed with a practical technique. To further enhance our capabilities in this area, in 2023 we opened a world-class training facility at our corporate office location in Lake Forest, California along with our first-ever dental office adjacent to the training facility (“Laser Smiles”).

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Strengthening sales and distribution capabilities. In the U.S., we have primarily distributed our products directly to dental practitioners via our field and in-house sales forces. Sales representatives and lead generators work in partnership with the field sales team to maximize effectiveness in engaging and servicing customers. In addition to our field sales force in the U.S., we also use various independent distributors to sell and support our products throughout Canada, Europe, the Middle East, Latin America, and Asia-Pacific regions. We plan to continue to build out the infrastructure to support our customers and to drive revenue and profit growth, both domestically and internationally. This includes expanding our sales presence with respect to the rapidly growing group practices, group purchasing organizations, and government channels.

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Improving product quality. We strive to achieve the industry’s highest rate of defect-free delivery of products, maintain high quality standards, and address and timely resolve customer complaints. In the U.S., we provide maintenance and support services to customers through our support hotline and dedicated staff of in-house and field service personnel. Outside the U.S., we maintain a network of factory-certified service technicians to provide maintenance and support services to customers. During 2023 we ramped up certain internal manufacturing capabilities for some of our key laser components that improved our overall product quality.

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Strengthening and defending technology leadership. We plan to continue protecting our intellectual property rights by expanding our existing patent portfolio in the United States and internationally. We strategically enforce our intellectual property rights worldwide.

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Expanding our product portfolio to dental practitioners. We plan to continue to evaluate how to optimize the manner in which we market and sell additional products to supplement our core Waterlase and Epic franchises.

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Creating value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields, including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to bring our proprietary laser technologies with expanded FDA-cleared indications for other medical applications in the future. In addition, we may acquire complementary products and technologies. We also aim to increase our consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems.

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Generating revenue through OEM partnerships. In addition to our partnership with EdgeEndo, we plan to continue to explore potential collaborations to bring our proprietary laser technologies with expanded FDA-cleared indications for other medical applications in the future.

Warranties

Our Waterlase laser systems sold domestically are covered by a warranty against defects in material and workmanship for a period of up to one year from the date of sale to the end-user by us or a distributor. Our diode systems sold domestically are covered by a warranty against defects in material and workmanship for a period of up to two years from the date of sale to the end-user by us or a distributor. Waterlase systems and diode systems sold internationally are covered by a warranty against defects in material and workmanship for a period of up to 24 months from date of sale to the international distributor. Our laser systems warranty covers parts and service for sales in our North American territories and parts only for international distributor sales. In North America and select international locations, we sell extended warranty contracts to our laser systems end users that cover the period after the expiration of our standard warranty coverage for our laser systems. Extended warranty coverage provided under our service contracts varies by the type of system and the level of service desired by the customer. Products or accessories remanufactured, refurbished, or sold by unauthorized parties, voids all warranties in place for such products and exempts us from liability issues relating to the use of such products.

Manufacturing

Our strategy is to manufacture products in-house when it is efficient for us to do so. We currently manufacture, assemble, and test all of our laser systems at our 26,000 square foot manufacturing facility in Corona, California that we lease. This facility is dedicated to manufacturing and warehousing. The facility is ISO 13485 certified. ISO 13485 certification signifies a comprehensive quality management system associated with the design, manufacture, installation, and servicing of our products. In addition, our U.S. facility is registered with the FDA and complies in all material respects with the FDA’s Quality System Regulation.

We use an integrated approach to manufacturing, including the assembly of tips, laser hand pieces, fiber assemblies, laser heads, electro-mechanical subassembly, final assembly, and testing. We obtain components and subassemblies for our products from third-party suppliers, the majority of which are located in the United States. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders. In general, we rely on these purchase orders and do not have written supply contracts with many of our key suppliers. Three key components used in our Waterlase system (power suppliers, laser crystals, and fiber components) are each supplied by separate single-source suppliers. In recent years, we have not experienced material delays from the suppliers of these three key components. However, an unexpected interruption from a single-source supplier could cause manufacturing delays, re-engineering, significant costs, and sales disruptions, any of which could have a material adverse effect on our operations. We regularly seek to identify and qualify alternate source suppliers for our key components, including but not limited to those noted above. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us.

As discussed below, we are subject to periodic inspections by the FDA as well as other state and foreign agencies, as a manufacturer of medical devices. Such inspections can cover manufacturing, design, production, reporting, recordkeeping, and other processes and can lead to FDA observations requiring corrective action, which can disrupt normal processes.

Marketing and Sales

Marketing

We market our laser systems worldwide. Our marketing efforts are focused on driving brand awareness for our laser solutions with dental practitioners. We also continue to test methods to increase awareness of our brands’ benefits by marketing directly to patients.

Dental Practitioners. We market our laser systems to dental practitioners through regional, national, and international educational events, seminars, industry tradeshows, trade publications, digital/social media, field sales forces, and agents and distributors. We also use social media, sales materials, direct communications, public relations, and other promotional tools and materials.

Our primary marketing message to dental practitioners emphasizes the capability of our lasers to address dental challenges effectively, leading to enhanced patient-reported outcomes and, as a result, improved cash flow. BIOLASE Education is a leader in educating and training dental practitioners in laser dentistry. We believe that, as the community of dental practitioners that use our products expands, the BIOLASE Education will continue to deliver innovative and valued educational opportunities by utilizing the latest in learning methodologies and platforms. In addition, the World Clinical Laser Institute conducts and sponsors educational programs internationally on the use of lasers in dentistry. These are intended for dental practitioners, researchers and academicians and include both seminars and hands-on training sessions. BIOLASE has also developed a “Waterlase Academy” for Endodontists, Periodontists, Pediatric specialists and general practitioners, and an Epic Diode Academy for both dental hygienists and dentists. These academies are designed to foster peer-to-peer learning on the appropriate and effective use of our products.

We believe the Waterlase Trial Program that we are continuing in 2024, which allows dentists to evaluate our Waterlase technology during a trial period, also helps in increasing the awareness of the benefits of laser dentistry. We have also developed relationships with research institutions, dental schools, and dental laboratories that use our products for clinical research and in-clinical training, and believe these relationships will continue to increase awareness of and demand for our products.

Patients. We believe that making patients aware of our laser systems and their benefits will motivate them to be proactive in requesting from dental practitioners laser procedures and their outcomes. During 2024, we expect to distribute a docuseries “Talk Dental to Me” that will focus on the benefits of our technology for the patient. We can be found online at www.biolase.com, and on Facebook, Twitter, LinkedIn, YouTube, and Instagram. Unless specifically stated otherwise, none of the information contained on any of these sites online is incorporated elsewhere in this prospectus.

Sales

We sell our products primarily to dentists in general practice through our field sales force and our distributor network. We expect our laser systems to continue to gain acceptance among periodontists, endodontists, oral surgeons, pediatric dentists, and other dental specialists as they become aware of the clinical benefits and minimally invasive treatment options available by using our laser systems.

The following table summarizes our net revenues by category ($ in thousands):

Net Revenue: The following table summarizes our unaudited net revenue by category, including each category’s percentage of our total revenue, for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each revenue category (dollars in thousands):

	Nine Months Ended
	September 30,				Amount Change	Percent Change
	2023		2022
Laser systems	$21,666	60.7%	$21,626	62.9%	$40	0.2%
Consumables and other	10,058	28.2%	8,379	24.3%	1,679	20.0%
Services	3,950	11.1%	4,406	12.8%	(456)	(10.3)%

Net revenue	$35,674	100.0%	$34,411	100.0%	$1,263	3.7%

The following table summarizes our unaudited net revenue by geographic location based on the location of customers for the nine months ended September 30, 2023 and 2022, as well as the amount of change and percentage of change in each geographic revenue category (dollars in thousands):

	Nine Months Ended September 30,				Amount Change	Percent Change
	2023		2022
United States	$24,797	69.5%	$24,290	70.6%	$507	2.1%
International	10,877	30.5%	10,121	29.4%	756	7.5%

Net revenue	$35,674	100.0%	$34,411	100.0%	$1,263	3.7%

Net revenue during the nine months ended September 30, 2023 increased by $1.3 million, or 4% as compared to the same period in 2022, primarily due to an increase in worldwide consumables and other revenue from improved utilization of installed laser systems. This increase was partially offset by a decrease in product training revenue during the nine months ended September 30, 2023 compared to the same period in 2022. Net revenue was $35.7 million during the nine months ended September 30, 2023 compared to $34.4 million for the same period in 2022.

	Years Ended December 31,
	2022		2021
Laser systems	$31,443	64.8%	$25,023	63.9%	$	%
Consumables and other	11,322	23.4%	9,456	24.1%		%
Services	5,697	11.8%	4,709	12.0%		%

Net revenue	$48,462	100.0%	$39,188	100.0%	$	%

Net revenue by geographic location based on the location of customers was as follows (in thousands):

	Years Ended December 31,
	2022		2021
United States	$33,876	69.9%	$25,384	64.8%	$	%
International	14,586	30.1%	13,804	35.2%		%

Net revenue	$48,462	100.0%	$39,188	100.0%	$	%

International revenue accounts for a significant portion of our total revenue and accounted for approximately 30% and 35% of our net revenue in 2022 and 2021, respectively. No individual country outside the United States represented more than 10% of our net revenue during the years ended December 31, 2022 and 2021.

For financial information about our long-lived assets, see Note 3 — Supplementary Balance Sheet Information, Note 4 — Intangible Assets and Goodwill, and Note 9 — Segment Information to the notes to our audited financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus.

United States Sales. In the United States, we primarily sell our products directly to dental practitioners utilizing a field sales force consisting of laser sales representatives and regional managers. We also have an in-house sales force, which is comprised of sales representatives and lead generators who work in partnership with the field sales team to maximize sales by leveraging the existing installed customer base.

International Sales. Our distributors purchase laser systems and disposables from us at wholesale dealer prices and resell them to dentists in their sales territories. All sales to distributors are final, and we can terminate our arrangements with dealers, agents, and distributors for cause or non-performance. We have granted certain distributors the right to be our exclusive distributor in select territories. These distributors are generally required to satisfy certain minimum purchase requirements to maintain their exclusivity. We have sold our products directly to end users in Germany since 2011 and directly to end users in India and neighboring countries since 2012.

Customer Concentration. We sell our products through our field sales force, agents, and distributors. For the years ended December 31, 2022 and 2021, sales to our largest distributor worldwide accounted for approximately 4%, and 5%, respectively, of our net revenue. No individual customer represented more than 10% of the Company’s revenue for the three and nine months ended September 30, 2023 or 2022. As of September 30, 2023, accounts receivable from one customer totaled approximately 10% of total gross accounts receivable. The entire balance is either current or outstanding for less than 90 days. As of December 31, 2022, accounts receivable from one customer totaled approximately 12% of total gross accounts receivable. The entire balance is either current or outstanding for less than 90 days. As of December 31, 2022, accounts receivable from one customer totaled approximately 12% of total gross accounts receivable. The entire balance is either current or outstanding for less than 30 days. No individual customer represented more than 10% of the Company’s accounts receivable at December 31, 2021.

Customer Service. We provide high quality maintenance and support services in the United States through our support hotline and dedicated staff of in-house and field service personnel. Outside the United States, we maintain a network of factory-certified service technicians to provide maintenance and support services to customers. Our international distributors are responsible for providing maintenance and support services for products sold by them. We provide parts to distributors at no additional charge for products covered under warranty.

Financing Options. Most customers (other than distributors) finance their purchases through several third-party financial institutions with which we have established good relationships. In the United States, third-party customers enter into a financing agreement with one of the financial institutions that purchases the product from us or one of our distributors. We are not party to these financing agreements. Thus, if the customer agrees to pay the financial institution in installments, we do not bear the credit risk. The financial institutions do not have recourse to us for a customer’s failure to make payments, nor do we have any obligation to take back the product.

Seasonality. Typically, we experience fluctuations in revenue from quarter to quarter due to seasonality. Revenue in the first quarter typically is lower than average and revenue in the fourth quarter typically is higher than average due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter may be affected by vacation patterns which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations may also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry. Because of these seasonal fluctuations, historically we have often used less cash in operations for the six months ended December 31 as compared to the six months ended June 30.

Engineering and Product Development

Engineering and product development activities are essential to maintaining and enhancing our business. We believe our engineering and product development team has demonstrated its ability to develop innovative products that meet evolving market needs. As of December 31, 2023, our engineering and product development group consists of 13 individuals with medical device or laser development experience. During the nine months ended September 30, 2023 and 2022, our engineering and product development expenses totaled approximately $4.4 million and $5.2 million, respectively. During the years ended December 31, 2022, and 2021, our engineering and product development expenses totaled approximately $7.3 million and $6.0 million, respectively. Our current engineering and product development activities are focused on developing new product platforms, improving our existing products and technology and extending our product range in order to provide dental practitioners and patients with new and improved protocols or procedures that are less painful and have clinically superior results. Some examples of the improvements we are pursuing for our laser systems include faster cutting speed, improved ease of use, less need for anesthesia, interconnectivity, and an expanded portfolio of consumable products for use with our laser systems. Our engineering and product development activities encompass both fundamental and applied fields. We seek to improve methods to perform clinical procedures through the use of new laser wavelengths, laser operation modes and accessories.

We also devote engineering and product development resources toward markets outside of dentistry in which we might exploit our technology platform and capabilities. We believe our laser technology and development capabilities could address unmet needs in several other medical applications, including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We have started to enter the otolaryngology, pain management, and veterinary markets to varying degrees.

Intellectual Property and Proprietary Rights

We believe that to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of patents, trademarks, trade secrets, copyrights and other intellectual property rights to protect our intellectual property. We have developed a patent portfolio internally, and to a lesser extent through acquisitions and licensing, that covers many aspects of our product offerings. As of December 31, 2023, we maintained approximately 241 active and 21 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal Intellectual Property coverage while minimizing annual maintenance fees. While we hold a variety of patents that cover a broad range of technologies and methods, the majority of these patents provide market protection for our core technologies incorporated in our laser systems and related accessories. Existing patents related to our core technology, which are at various stages of being incorporated into our products, are scheduled to expire as follows: 5 in 2023 and the majority of the remaining patents having expiration dates ranging from 2025 to 2042. With 21 patent applications pending, we expect the number of new grants to exceed the number of patents expiring. We do not expect the expiration of the expired or soon-to-expire patents to have a material adverse effect on our business, financial condition, or results of operations.

There are risks related to our intellectual property rights. For further details on these risks, see the “Risk Factors” section of this prospectus.

Competition

We operate under relatively competitive market conditions. We believe that the principal competitive factors for companies that market technologies in dental and other medical applications include acceptance by leading dental and medical practitioners, product performance, product pricing, intellectual property protection, customer education and support, timing of new product research, and development of successful national and international distribution channels.

Our competitors vary by product and location. There are companies that market some, but not all, of the same types of products as ours. Our laser systems compete with other lasers, mostly with other wavelengths, patient outcomes, and benefit profiles, as well as with drills, scalpels, scissors, air abrasion systems, and a variety of other tools that are used to perform dental and medical procedures. We believe our products have key differentiating performance features. For example, we market diode lasers which also have FDA clearance for use in both pain management therapy and teeth whitening and our Waterlase systems have been FDA-cleared for a wide range of uses beyond dentistry, including dermatological, aesthetics, and other general surgery uses. Our teeth whitening technology competes with other in-office whitening products and high intensity lights used by dentists, as well as teeth whitening strips, and other over-the-counter products. Our pain management technology competes with a variety of traditional, advanced, and pharmaceutical pain management products and services. The dental imaging equipment and in-office milling machines that we offer compete with traditional dental laboratories, imaging centers and products and services.

Traditional tools are generally less expensive than our laser systems for performing similar procedures. For example, a high-speed drill or an electrosurge device can be purchased for less than $2,500. In addition, though our systems are superior to traditional tools in many ways, they are not intended to replace all of the applications of traditional tools, such as removing metal fillings and certain polishing and grinding functions.

Some of our competitors have significantly greater financial, marketing, and/or technical resources than we do. In addition, some competitors have developed, and others may attempt to develop, products with applications similar to those performed by our products. Because of the large size of the potential market for our products, it is possible that new or existing competitors may develop competing products, procedures, or clinical solutions that could prove to be more effective, safer, or less costly than procedures using our laser systems. The introduction of new products, procedures, or clinical solutions by competitors may result in price reductions, reduced margins, or loss of market share, or may render our products obsolete.

Government Regulations

FDA and Related Regulatory Requirements

Our products are subject to extensive regulation particularly as to safety, efficacy, and compliance to FDA Quality System Regulation and related manufacturing standards. Medical device products are subject to FDA and other governmental agency regulations in the United States and similar regulations of foreign agencies abroad.

The FDA regulates the design, development, preclinical and clinical testing, manufacture, advertising, labeling, packaging, marketing, distribution, import and export, and record keeping for such products, in order to ensure that medical device products distributed in the United States are safe and effective for their intended use. In addition, the FDA is authorized to establish special controls to provide reasonable assurance of the safety and effectiveness of most devices. Non-compliance with applicable regulations can result in import detentions, fines, civil and administrative penalties, injunctions, suspensions or loss of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow us to enter into supply contracts, and criminal prosecution.

Unless an exemption applies, the FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a Section 510(k) premarket clearance, de novo classification, or a premarket approval (“PMA”) before introducing it into the U.S. market. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II, or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness.

Most Class I devices are exempt from the requirement to obtain FDA premarket clearance or approval. For most Class II devices (and a small number of Class I devices), a company must submit to the FDA a premarket notification (known as 510(k) submission) requesting clearance to commercially distribute the device. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) devices, are placed in Class III, requiring either FDA premarket approval via a Premarket Approval (PMA) application or a De Novo petition requesting that the FDA reclassify the device into a lower class (i.e., Class II or Class I). The FDA has issued regulations identifying the Class into which different types of devices fall and identifying whether the device type is exempt from the 510(k) process or if a 510(k) is needed.

Our products currently marketed in the United States are marketed pursuant to 510(k) pre-marketing clearances and are either Class I or Class II devices. The process of obtaining a Section 510(k) clearance generally requires the submission of performance data and clinical data with an assessment and mitigation of any risks involved which in some cases can be extensive, to demonstrate that the device is “substantially equivalent” to a device that was on the market before 1976 or to a device that has been found by the FDA to be “substantially equivalent” to such a pre-1976 device (referred to as a “predicate device”). As a result, FDA clearance requirements may extend the development process for a considerable length of time. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. In addition, in some cases, the FDA may require additional review by an advisory panel, which can further lengthen the process for clearance. If the FDA determines that the device is not substantially equivalent to a previously cleared device, the FDA will issue a “Not Substantially Equivalent” letter and place the device into Class III. If the device is placed into Class III automatically based only on the lack of a predicate device and the device is lower risk, a De Novo submission may be submitted petitioning the FDA to reclassify the device into Class II or Class I, as appropriate. Moreover, the PMA process, which is reserved for new devices that are not substantially equivalent to any predicate device and for high-risk devices or those that are used to support or sustain human life, may take several years and requires the submission of extensive performance and clinical data.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture, or intended use, may require a new 510(k) clearance or PMA approval and payment of the FDA user fee. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

Any devices we manufacture and distribute pursuant to clearance or approval by the FDA are subject to ongoing regulation by the FDA and certain state agencies. These include product listing and establishment registration requirements, which help facilitate FDA inspections and other regulatory actions. As a medical device manufacturer, our manufacturing facility is subject to inspection on a periodic basis by the FDA. We are required to adhere to detailed current good manufacturing practice (“cGMP”) requirements, as set forth in the FDA’s Quality System Regulation (“QSR”), which require those who design, manufacture, package, label, store, install, and service devices, including third-party manufacturers, to follow design, testing, control, documentation, and other quality assurance procedures during all phases of the design and manufacturing process. Noncompliance with these regulations can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA approval of devices, withdrawal of marketing approvals, and criminal prosecution. We believe that our design, manufacturing, and quality management system are in compliance with the FDA’s regulatory requirements.

We must also comply with post-market surveillance and complaint handling and adverse event reporting regulations, including medical device reporting (MDR) requirements which require that we review and report to the FDA any incident in which our products may have caused an adverse event which required medical attention or contributed to a death or serious injury. We must also report any incident in which any of our products has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur. We must also comply with FDA regulations pertaining to recalls and notices of corrections and removals.

Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission (“FTC”) and by state regulatory and enforcement authorities. In particular, the FTC has issued regulations and guidance regarding the use of social media, testimonials, and endorsements in product advertising. Medical devices approved or cleared by the FDA may not be promoted for unapproved or uncleared uses, otherwise known as “off-label” promotion. The FDA and other governmental agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

If the FDA determines that our promotional materials or training constitutes promotion of an uncleared or unapproved use, the FDA could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a cease and desist letter, a notice of violation, a warning letter, an injunction, a seizure, a civil fine, or criminal penalties. In that event, our reputation could be damaged and adoption of the products could be impaired.

Promotional activities for FDA-regulated products of other companies have also been the subject of enforcement actions brought under health care reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. The FDA similarly regulates claims regarding competitor products.

We have registered with the FDA as a medical device manufacturer and we have obtained a medical device manufacturing license from the California Department of Public Health. As a medical device manufacturer, we are subject to announced and unannounced facility inspections by the FDA and the California Department of Public Health to determine our compliance with various regulations. Our subcontractors’ manufacturing facilities are also subject to inspection.

Foreign Regulation

Sales of medical devices outside the United States are subject to regulatory requirements that vary widely from country to country. In the EU, placing our medical devices on the market must comply with the requirements of Council Directive 93/42/EEC concerning medical devices (“MDD”), and effective May 26, 2021 the Medical Device Regulation, MDR 2017/745 which will ultimately replace the MDD upon completion of the transition periods granted to the medical device manufacturers. Applicable requirements include compliance with the essential requirements of the MDD/MDR (the “Essential Requirements”) and the CE marking process. Our devices are classified as Class I, Class IIa, or Class IIb devices.

Medical devices marketed in the EU must meet all proper regulatory requirements and have a CE mark affixed to them. For devices falling within Class I (low risk), the manufacturer is responsible for ensuring that the product complies with the Essential Requirements and must draw up a written statement to this effect (a “Declaration of Conformity”). Class I devices without a measuring function and supplied in non-sterile condition do not require the involvement of an organization designated by an EU-competent authority to assess the conformity of certain products before being placed on the EU market (a “Notified Body”).

For devices falling within Class IIa (low — medium risk), in order to affix the CE mark and place the product on the EU market, the manufacturer must follow one of several authorization procedures involving the engagement of a Notified Body. For Class I devices, the manufacturer is responsible for declaring conformity with the provisions of the MDD/MDR and ensuring that the products comply with the Essential Requirements. This declaration must be supported by a conformity assessment by a Notified Body. Once the manufacturer has received certification from the Notified Body, it may affix the CE mark to the relevant products and place them on the EU market.

For devices falling within Class IIb (medium — high risk) and Class III (high risk), in order to affix the CE mark and place the product on the EU market, the manufacturer must follow one of several authorization procedures. For Class IIa devices, this requires the engagement of a Notified Body. The procedure for placing Class III devices on the market is similar to that applicable for Class IIb devices. However, the manufacturer must also submit a design dossier to the Notified Body for approval under Annex II of the MDD and equivalent MDR, and some of the authorization procedures permitted for Class IIb devices are not permitted.

Once medical devices have the CE mark and comply with other applicable regulatory requirements, they may be placed on the market in any member state of the European Economic Area (“EEA”).

In addition, other EU regulatory requirements may apply to our medical devices, including other types of CE markings having different requirements, where applicable. For example, Directive 2014/35/EU relating to the making available on the market of electrical equipment designed for use within certain voltage limits, Directive 2014/30/EU on electromagnetic compatibility and Directive2011/65/EU on the restriction of the use of certain hazardous substances in electrical and electronic equipment may apply to our electrical products. Moreover, we must ensure compliance with applicable EU chemical legislation such as Directive 2011/65/EU on the restriction of the use of certain hazardous substances in electrical and electronic equipment and Regulation 1907/2006 on the Registration, Evaluation, Authorization and Restriction of Chemicals. Additional EU requirements may also include safety, health, and environmental protection.

The European Association for the Co-ordination of Consumer Representation in Standardization has cautioned that, amongst other things, CE marking cannot be considered a “safety mark” for consumers.

CE marking is a self-certification program for Class I devices. Retailers sometimes refer to products as “CE approved,” but the CE marking does not actually signify approval. As mentioned above, certain categories of products (such as Class IIa, Class IIb and Class III medical devices) require involvement of a Notified Body to ensure conformity with relevant technical standards, but CE marking by the manufacturer in itself does not certify that this has been done.

Our facilities manufacturing medical devices for the EEA market are EN ISO 13485 (Medical devices — Quality management systems — Requirements for regulatory purposes) certified. Moreover, our Waterlase and diode laser systems have the CE mark. In addition, we have attained the proper licensing for Waterlase and diode laser systems for sale in Canada, meeting the Canadian Medical Device Regulation requirements as part of the ISO certification process.

Other U.S. Regulation

We and our subcontractors also must comply with numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and hazardous substance disposal. Furthermore, we are subject to various reporting requirements including those prescribed by the Affordable Care Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. We cannot be sure that we will not be required to incur significant costs to comply with these laws and regulations in the future or that these laws or regulations will not adversely affect our business, financial condition, and results of operations. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our business, financial condition, and results of operations.

Environmental

Our manufacturing processes involve the use, generation, and disposal of hazardous materials and wastes, including alcohol, adhesives, and cleaning materials. As such, we are subject to stringent federal, state, and local laws relating to the protection of the environment, including those governing the use, handling, and disposal of hazardous materials and wastes. Future environmental laws may require us to alter our manufacturing processes, thereby increasing our manufacturing costs. We believe that our products and manufacturing processes at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws. However, the risk of environmental liabilities cannot be completely eliminated.

Health Care Fraud and Abuse

As a medical device manufacturer, our operations and interactions with health care providers, including dentists, are subject to extensive laws and regulations imposed at the federal, state, and local level in the U.S., including, but not limited to, those discussed in this prospectus. In the U.S., there are federal and state anti-kickback statutes that generally prohibit the payment or receipt of kickbacks, bribes, or other remuneration in exchange for the referral of patients or other health-related business. For example, the federal Anti-Kickback Statute is a criminal statute that prohibits anyone from, among other things, knowingly and willfully offering, paying, soliciting, or receiving any bribe, kickback, or other remuneration intended to induce a referral for the furnishing of, or the purchase, order, or recommendation of, any item or service reimbursable under the Federal health care programs (“FHCPs”), including Medicare, Medicaid, and TRICARE. Recognizing that the federal Anti-Kickback Statute is broad and potentially applicable to many commonplace arrangements, the U.S. Congress and the Office of Inspector General (“OIG”) within the Department of Health and Human Services (“HHS”) have created statutory “exceptions” and regulatory “safe harbors” to the federal Anti-Kickback Statute. Exceptions and safe harbors exist for a number of arrangements relevant to our business, including, among other things, certain payments to bona fide employees, certain discount and rebate arrangements, and certain payment arrangements with health care providers, assuming all elements of the relevant exception/safe harbor have been satisfied. Although an arrangement that fits squarely into one or more of these exceptions or safe harbors may pose reduced risk of prosecution, OIG has also cautioned in various contexts that even where each component of an arrangement has been structured to satisfy a safe harbor, the components, as part of an overall arrangement, may still violate the federal Anti-Kickback Statute. However, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the federal Anti-Kickback Statute. Rather, OIG and/or other government enforcement authorities will examine the facts and circumstances relevant to the specific arrangement to determine whether it involves the sorts of abuses that the statute was designed to combat. Violations of this federal law constitute a felony offense punishable by imprisonment, criminal fines of up to $250,000 for individuals and $500,000 for corporations, civil fines of up to $100,000 per violation (as adjusted for annual inflation) and three times the amount of the unlawful remuneration, and exclusion from Medicare, Medicaid, and other FHCPs. Exclusion of a manufacturer like us would preclude any FHCP from paying for the manufacturer’s products. In addition, pursuant to the changes made by the Affordable Care Act, a claim resulting from a violation of the federal Anti-Kickback Statute may serve as the basis for a false claim under the federal civil False Claims Act. Many states also have their own laws that parallel and implicate anti-kickback restrictions but may apply regardless of whether any FHCP business is involved. Federal and state anti-kickback laws may affect our sales, marketing and promotional activities, educational programs, pricing and discount practices and policies, and relationships with dental and medical providers by limiting the kinds of arrangements we may have with hospitals, alternate care market providers, physicians, dentists, and others in a position to purchase or recommend our products.

Federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent. For example, the federal civil False Claims Act imposes liability on any person or entity that knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the government, including FHCPs. Some suits filed under the civil False Claims Act can be brought by a “whistleblower” or a “relator” on behalf of the government, and such individuals may share in any amounts paid by the entity to the government in fines or settlement. Manufacturers, like us, can be held liable under false claims laws, even if they do not submit claims to the government, where they are found to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims. A violation of the civil False Claims Act could result in fines of up to $23,607 (as adjusted for annual inflation) for each false claim, plus up to three times the amount of damages sustained by the government. A civil False Claims Act violation may also provide the basis for the imposition of administrative penalties and exclusion from participation in FHCPs. In addition to the civil False Claims Act, the federal government also can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government, or improperly retained funds received which were not due. Moreover, a number of states also have false claims laws, and some of these laws may apply to claims for items or services reimbursed under Medicaid and/or commercial insurance.

In addition to the general fraud statutes mentioned above, there are a variety of other fraud and abuse laws specific to health care. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created several new federal crimes, including health care fraud and false statements related to health care matters. The health care fraud statute prohibits, among other things, knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers. A violation of this statute is a felony and may result in fines, up to ten years imprisonment (assuming no serious bodily injury or death results), or exclusion from FHCPs. The false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact, or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program. A violation of this statute is a felony and may result in fines and imprisonment and could potentially result in the government’s pursuit of exclusion from FHCPs. Additionally, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of items or services payable by Medicare or Medicaid may be liable for civil money penalties of up to $10,000 for each item or service and potential exclusion from FHCPs.

The Physician Payments Sunshine Act requires us to report annually to the Centers for Medicare and Medicaid Services (“CMS”) certain payments and other transfers of value we make to U.S.-licensed physicians, dentists, teaching hospitals, physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants, and certified nurse midwives. These annual reports are publicly available, which could impact the number of health care providers who are willing to work with us on the research and development of our products. In addition, several states have implemented similar transparency and disclosure laws applicable to medical device manufacturers, some of which require reporting of transfers of value made to a wider variety of health care professionals and institutions.

The federal physician self-referral prohibition (the “Stark Law”) is a strict liability, civil statute, which, in the absence of a statutory or regulatory exception, prohibits: (i) the referral of Medicare and Medicaid patients by a physician to an entity for the provision of specified “designated health care services” if the physician or a member of the physician’s immediate family has a direct or indirect financial relationship, including an ownership interest in, or a compensation arrangement with, the entity and (ii) the submission of a bill to Medicare or Medicaid for services rendered pursuant to a prohibited referral. Penalties for violations of the Stark Law include denial of payment for the service, required refund of payments received pursuant to the prohibited referral, and civil monetary penalties for knowing violations of up to $26,125 per claim (as adjusted for annual inflation), up to $174,172 for circumvention schemes, and up to $20,731 per day for failing to report information concerning the entity’s ownership, investment, and compensation arrangements upon HHS’ request. Stark Law violations also may lead to False Claims Act liability and possible exclusion from FHCPs.

The FCPA’s anti-bribery provisions generally prohibit companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA by a corporation or business entity can result in criminal fines of up to $2 million and civil penalties of up to $23,011 for each violation. Individuals, including officers, directors, stockholders, and agents of companies, can be subject to a criminal fine of up to $250,000 and/or imprisonment, in addition to civil penalties of up to $23,011, per violation. Also, under the alternative fines provision of the FCPA, an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from a violation.

The FCPA’s accounting provisions require that all issuers 1) make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect an issuer’s transactions and dispositions of an issuer’s assets; and 2) devise and maintain a system of internal accounting controls sufficient to ensure management’s control, authority, and responsibility over the firm’s assets. Violations of the accounting provisions by a corporation or other business entity can result in criminal fines of up to $25 million per violation and civil penalties of up to $1,035,909. Individuals can be subject to a criminal fine of up to $5 million per violation and/or imprisonment and civil penalties of up to $207,183. As with an anti-bribery violation, under the alternative fines provision of the FCPA, an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from the violation. The SEC may also seek injunctive relief, disgorgement of ill-gotten gains, and a bar prohibiting an individual from serving as an officer or director of a public company.

Due to the breadth of some of these laws, it is possible that some of our current or future practices might be challenged under one or more of these laws. In addition, there can be no assurance that we would not be required to alter one or more of our practices to comply with these laws. Evolving interpretations of current laws or the adoption of new federal or state laws or regulations could adversely affect some of the arrangements we have with customers, physicians, and dentists. Violations of any of these laws or any other applicable laws or regulations may result in significant penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations to resolve allegations of noncompliance, exclusion from participation in federal and state healthcare programs, such as Medicare and Medicaid, and imprisonment. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

Privacy and Security of Health Information

Numerous federal, state, and international laws and regulations govern the collection, use, and disclosure of patient-identifiable health information, including HIPAA. HIPAA applies to covered entities, which include, among other entities, a “health care provider” that transmits health information in electronic form in connection with certain transactions regulated under HIPAA. HIPAA also applies to “business associates,” meaning persons or entities that create, receive, maintain, or transmit protected health information (“PHI”) to perform a function on behalf of, or provide a service to, a covered entity. Although we are not a covered entity, most health care (including dental) facilities that purchase our products are covered entities under HIPAA. Due to activities that we perform for or on behalf of covered entities, we may sometimes act as a business associate, or our customers may ask us to enter Business Associate Agreements and assume business associate responsibilities.

Various implementing regulations have been promulgated under HIPAA. The HIPAA Security Rule requires implementation of certain administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of electronic PHI. The HIPAA Privacy Rule governs the use and disclosure of PHI and provides certain rights to individuals with respect to that information. For example, for most uses and disclosures of PHI, other than for treatment, payment, health care operations, and certain public policy purposes, the HIPAA Privacy Rule generally requires obtaining valid written authorization from the individual, including in the research context. With certain limited exceptions, the covered entity performing the research must obtain valid authorization from the research subject (or an appropriate waiver) before providing that subject’s PHI to sponsors like us. Furthermore, in most cases, the HIPAA Privacy Rule requires that use or disclosure of PHI be limited to the minimum necessary to achieve the purpose of the use or disclosure.

The HIPAA Privacy and Security Rules require covered entities to contractually bind us, where we are acting as a business associate, to protect the privacy and security of individually identifiable health information that we may use, access, or disclose for purposes of services we may provide. Moreover, the Health Information Technology for Economic and Clinical Health Act (“HITECH”) enacted in February 2009, made certain provisions of the HIPAA Privacy and Security Rules directly applicable to business associates.

HITECH also established breach notification requirements, increased civil penalty amounts for HIPAA violations, and requires HHS to conduct periodic audits of covered entities and business associates to confirm compliance. In addition, HITECH authorizes state attorneys general to bring civil actions in response to HIPAA violations committed against residents of their respective states.

In 2013, the Office for Civil Rights (“OCR”) of HHS released an omnibus final rule (the “Final Rule”), implementing HITECH. Among other provisions, the Final Rule made certain changes to the breach notification regulations, including requiring business associates to notify covered entities if a breach occurs at or by the business associate. Following a breach of unsecured PHI, covered entities must provide notification of the breach to affected individuals, the HHS Secretary, and, for breaches affecting more than 500 residents of a state or jurisdiction, prominent media outlets serving that state/jurisdiction. Breaches of health information can also give rise to class actions by affected individuals and result in significant reputational damage to the covered entity and/or business associates or other parties involved in the breach.

The Final Rule also provides for heightened governmental investigations of potential non-compliance. However, the Final Rule did not address accounting of disclosures, although such regulations are forthcoming. The proposed rule addressing accounting of disclosures, if finalized, could impose a significant burden on us, as it would require covered entities and their business associates to develop systems to monitor (1) which employees access an individual’s electronic PHI contained in a designated record set, (2) the time and date such access occurs, and (3) the action taken during the access session (e.g., modification, deletion, viewing).

Failure to comply with HIPAA may result in civil and criminal penalties. Civil penalties for a single violation of the regulations occurring on or after February 18, 2009 range from $120 to more than $60,000 per violation, with a maximum penalty of $1,806,757 per year for violations of an identical provision of the regulations. Criminal penalties of up to $250,000 and imprisonment may also be imposed for certain knowing violations of HIPAA. We may be required to make costly system modifications, which may restrict our business operations, to comply with HIPAA, to the extent we act as a business associate. Our failure to comply may result in liability and adversely affect our business, financial condition, and results of operations.

Numerous other federal and state laws protect the confidentiality of patient information, including state medical privacy laws and federal and state consumer protection laws. These state laws may be similar to or possibly more stringent than the federal provisions. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity, and liability. Other countries also have, or are developing, laws governing the collection, use, and transmission of personal or patient information, which could create liability for us or increase our cost of doing business.

New health information standards, whether implemented pursuant to HIPAA, new state privacy laws, future Congressional action, or otherwise, could have a significant effect on the manner in which we handle health information, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

Third-Party Reimbursement

Dentists and other health care providers that purchase our products may rely on third-party payers, including Medicare, Medicaid, and private payers to cover and reimburse all or part of the cost of the clinical procedures performed using our products. As a result, coverage and reimbursement of the procedures using our products is dependent in part on the policies of these payers. We believe that most of the procedures being performed with our current products generally are reimbursable, with the exception of cosmetic applications, such as teeth whitening.

No uniform coverage or reimbursement policy for dental and medical treatment exists among third-party payers, and coverage and reimbursement can differ significantly from payer to payer. Under Medicaid, for example, states are required to cover basic dental services for children, but retain discretion as to whether to provide coverage for dental services for adults. Under the Early Periodic Screening, Diagnostic, and Treatment benefit available to children, dental services determined to be “medically necessary” and provided at intervals that meet reasonable standards of dental practice (or at such other intervals, as indicated by medical necessity) are generally covered by Medicaid. Although not required to cover dental services for adults, most state Medicaid programs still provide a degree of coverage for at least emergency dental services.

Original Medicare covers dental services only in certain limited circumstances. For instance, Medicare will pay for certain dental services when provided in the inpatient hospital setting if the dental procedure itself made hospitalization necessary. Medicare will also pay for certain dental services that are an integral part of a covered procedure (e.g., jaw reconstruction following accidental injury), extractions done in preparation for certain radiation treatments, and oral examinations preceding kidney transplantation or heart valve replacement, under certain circumstances. However, Medicare Advantage plans, which are health insurance plans administered by private-sector health insurers that receive payment from Medicare to provide Medicare benefits to Medicare-eligible beneficiaries, may (and often do) cover additional items services beyond those covered by original Medicare, including dental items and services.

Future legislation, regulation or coverage and reimbursement policies of third-party payers may adversely affect the utilization of our products. For example, the Affordable Care Act included various reforms impacting Medicare reimbursement and coverage, including revision to prospective payment systems, any of which may adversely impact any Medicare reimbursements received by our end-user customers. Moreover, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and, due to subsequent legislative amendments, will remain in effect into 2031, unless additional Congressional action is taken. However, COVID-19 relief support legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Sequestration will start again on April 1, 2022. From April 1 to June 30, 2022, payment for Medicare fee-for-service claims will be adjusted downwards by 1%; beginning July 1, 2022, the payment will be adjusted downwards by 2%.

In addition, private payers and employer-sponsored health care plans became subject to various rules and potential penalties under the Affordable Care Act. For example, health plans in the individual and small group markets were required to begin providing a core package of health care services, known as “essential health benefits.” Essential health benefits include ten general categories of care, including pediatric services, which requires coverage of dental and vision care, among other medical services, for children. The Affordable Care Act also required employers with 50 or more employees to offer health insurance coverage to full-time workers or pay a penalty, which could potentially increase the availability of third-party reimbursement for some medical procedures using our products, although we continue to assess the impact of the Affordable Care Act on our business.

We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products in whole or in part in the future or that payment rates will be adequate.

Because third-party payments may be less than a provider’s actual costs in furnishing care, providers have incentives to lower their operating costs by utilizing products that will decrease labor or otherwise lower their costs. However, we cannot be certain that dental and medical service providers will purchase our products, despite the clinical benefits and opportunity for cost savings that we believe can be derived from their use. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, financial condition, and results of operations could suffer.

Human Capital Resources

As of December 31, 2023, the Company employed 192 employees in five countries, with 188 being full-time and 173 of those full-time employees working in the United States. We also leverage a limited number of temporary employee resources from time to time. Our employees are not represented by any collective bargaining agreement, and we believe our employee relations are good.

The Company was awarded a Top Workplaces 2022 honor by the Orange County Register Top Workplaces, as well as by the Inland News Group. The Top Workplaces award is based solely on employee feedback gathered through a third-party survey administered by employee engagement technology partner, Energage LLC. The confidential survey measures 15 culture drivers that are critical to the success of any organization, including alignment, execution, and connection.

We are committed to diversity in our workforce, and we report diversity statistics to the BIOLASE board of directors (the “Board”) on a quarterly basis. Continuing to develop an inclusive culture in which each employee has the opportunity to contribute his or her individual talents on a daily basis is also a high priority. As the Company’s future depends on our ability to attract, engage and retain talented employees, the Company strives to select talent who share our passion for advancing dentistry and who can best help us achieve our objectives through interviews, as well as with externally-provided assessments for select positions. Compensation decisions are based on performance, external market data and internal equity. Employee retention data is reviewed on a monthly basis by Company leaders and on a quarterly basis by the Board. We strive to provide development opportunities for employees and encourage open sharing of ideas, as we know that each member of our team contributes to the Company’s performance.

Properties

As of December 31, 2023, we owned or leased a total of approximately 52,000 square feet of space worldwide. We lease our corporate headquarters, which consists of approximately 12,000 square feet in Lake Forest, California and we expanded to 20,000 square feet in early 2023. Our lease expires on December 31, 2025. We lease our manufacturing facility, which consists of approximately 26,000 square feet in Corona, California. Our lease expires on June 30, 2025.

We believe that our current facilities are sufficient for the current operations of our business, and we believe that suitable additional space in various applicable local markets is available to accommodate any needs that may arise.

Legal Proceedings

From time to time, we are involved in legal proceedings and regulatory proceedings arising out of our operations. We establish reserves for specific liabilities in connection with legal actions that we deem to be probable and estimable. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates.

On January 4, 2023, Plaintiff PIPStek, LLC (a wholly-owned subsidiary of Sonendo, Inc.) filed a lawsuit against BIOLASE, Inc. in the Federal District Court for the District of Delaware, alleging that BIOLASE’s Waterlase dental laser product infringes two PIPStek patents. A third patent was subsequently added to the case. The Complaint seeks unspecified damages and injunctive relief, as well as costs and attorneys’ fees against BIOLASE. BIOLASE has answered denying all of PIPStek’s allegations and also asserting that the asserted patents are invalid and not infringed. BIOLASE intends to continue to vigorously and fully defend itself against PIPStek’s claims. The parties have exchanged preliminary contentions. Trial in this matter is currently set for May 12, 2025.

MANAGEMENT

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are our directors and executive officers, their ages, positions and their business experience:

Name	Age	Position	Executive Officer or Director Since
			March 2021 (Director)
John R. Beaver	62	President and Chief Executive Officer and Director	October 2017 (Officer)
Jennifer Bright	52	Chief Financial Officer	July 2022
Steven Sandor	43	Chief Operating Officer	July 2022
Jonathan T. Lord, MD	69	Director	August 2014
Kathleen T. O’Loughlin, D.D.S.	73	Director	August 2021
Jess Roper	59	Director	June 2018
Martha Somerman, D.D.S.	76	Director	August 2021
Kenneth P. Yale, D.D.S., J.D.	67	Director	April 2022

John R. Beaver was named President and Chief Executive Officer in February 2021, and was previously the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer. He joined the Company in 2017 as Senior Vice President and Chief Financial Officer. He assumed roles of varying responsibilities over the past few years, including Interim Chief Executive Officer of the Company. Prior to joining the Company, Mr. Beaver served as the Chief Financial Officer of Silicor Materials, Inc., a global leader in the production of solar silicon, from 2009 to 2013 and 2015 to 2017. Mr. Beaver also served on the Board of Directors of Silicor Materials, Inc. from 2013 to 2015. From 2013 to 2015, Mr. Beaver was Chief Financial Officer for Modumetal, Inc., a nano-laminated alloy company focused on oil and gas applications. Prior to 2009, Mr. Beaver was Senior Vice President — Finance and Chief Financial Officer at Sterling Chemicals, a mid-sized public commodity chemical manufacturer. Mr. Beaver holds a Bachelor of Business Administration in Accounting from the University of Texas at Austin and is a Certified Public Accountant. Mr. Beaver brings to our Board extensive management, financial, and operational experience.

Jennifer Bright was named Chief Financial Officer in July 2022. From April 2021 until her appointment as Chief Financial Officer, Ms. Bright was the Company’s Vice President of Finance and Accounting Director. Ms. Bright is a certified public accountant with more than 25 years of professional accounting and finance experience. From June 2020 to December 2020 she was consulting as Interim Director of Accounting at Spectrum Pharmaceuticals and was the Corporate Controller at Kellermeyer Bergensons Services from November 2018 to April 2020. Previously, Ms. Bright held senior accounting director and controller positions at Advantage Solutions, Inc., Crunch Holdings, LLC, Apria Healthcare Group, Inc., and Richmond American Homes, and was a Supervising Senior Auditor at the accounting firm of PricewaterhouseCoopers LLP. Ms. Bright holds a B.A. degree in Business Administration from the University of Washington.

Steven Sandor was named Chief Operating Officer in July 2022. From April 2019 until his appointment as Chief Operating Officer, Mr. Sandor served in several positions of increasing responsibility at the Company, and was most recently Senior Director of Commercial Operations and Service. From October 2016 to April 2019 he was Director of Global Training at KaVo Kerr and from May 2014 to May 2016 he was Sales Development Manager. Previously, Mr. Sandor held managerial positions at Sybron Endo, Sybron Orascoptic and AT&T, and served in the United States Coast Guard. Mr. Sandor holds an Executive Masters in Business Administration from Chapman University.

Dr. Lord is a board-certified forensic pathologist and Fellow of the College of American Pathologists. From March 2012 to January 2013, Dr. Lord was the Chief Operating Officer of the University of Miami Leonard

M. Miller School of Medicine and the Uhealth-University of Miami Health System, a healthcare network in south Florida. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. Prior to this role, he served as a senior executive in a variety of healthcare organizations including the Anne Arundel Medical Center and SunHealth and served as the Chief Operating Officer of the American Hospital Association. Dr. Lord is also the former Chief Innovation Officer and Senior Vice President of Humana Inc. He began his medical career in the U.S. Navy, serving for 11 years in a number of leadership roles in the Navy Medical Department. From 2008 to 2017, Dr. Lord served on the board of directors of DexCom, Inc., a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems, and from 2010 to 2017, he served as its Chairman. Dr. Lord previously served as a director of Stericycle, Inc., a publicly traded medical and pharmaceutical waste management company, and MAKO Surgical Corp., a publicly traded medical device company that was sold to Stryker Corp. in 2013. Dr. Lord also serves or has served as a director of a number of private companies. Dr. Lord received a Bachelor of Science degree in Chemistry and a Doctor of Medicine degree from the University of Miami. Dr. Lord has also earned certificates in Governance and Audit from Harvard Business School. Mr. Lord brings to our Board wide-ranging business and operational experience, including expertise in business transactions.

Dr. O’Laughlin is the immediate past Executive Director of the American Dental Association. Previously, Dr. O’Laughlin served as Chief Dental Officer of United Health Group, and from 2002 to 2008 she served as President and Chief Executive Officer of Delta Dental of Massachusetts. Dr. O’Laughlin serves on the Board of Directors of the American Dental Association and previously served as a Trustee at Tufts University. Dr. O’Laughlin received her Masters in Public Health from Harvard University, a Doctor of Dental Medicine, Summa Cum Laude, from Tufts University, and a B.A from Boston University. Dr. O’Laughlin brings to the Board comprehensive dental industry experience and understanding.

Mr. Roper most recently served as the Senior Vice President and Chief Financial Officer of DexCom, Inc., where he held executive leadership positions from 2005 until retiring in April 2017. DexCom, Inc. is a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems. While at DexCom, Inc., Mr. Roper also served as its Vice President and Chief Financial Officer and as the Director of Finance. During his tenure, DexCom, Inc. transitioned from a pre-revenue privately held medical device company to a multi-national, publicly traded entity. Mr. Roper previously held financial management positions with two other publicly traded companies and one venture-funded company. Earlier in his career, Mr. Roper was an auditor with PricewaterhouseCoopers and a bank and information systems examiner with the Office of the Comptroller of the Currency. Mr. Roper has a Master of Science degree in Corporate Accountancy and a Bachelor of Science degree in Business Administration in Finance from San Diego State University. He is a Certified Public Accountant and member of the Corporate Directors Forum. Mr. Roper brings to our Board business and operational experience, including capital markets experience.

Dr. Somerman is the Chief Field Editor of Frontiers in Dental Medicine and an affiliate member of the National Institute of Dental and Craniofacial Research (NIDCR), National Institutes of Health (NIH). She was the Director of NIDCR from August 2011 to December 2019 and the Principal Investigator of the Laboratory of Oral Tissue Biology, National Institute of Arthritis and Musculoskeletal and Skin Diseases/NIH from August 2011 to May 2021. Prior to becoming NIDCR director, Dr. Somerman was Dean of the University of Washington School of Dentistry, a position she held since 2002. From 1991 to 2002, Dr. Somerman was on the faculty of the University of Michigan School of Dentistry where she served as a professor and chair of periodontics/prevention and geriatrics. From 1984 to 1991, Dr. Somerman was on the faculty of the Baltimore College of Dental Surgery. Dr. Somerman received a bachelor’s degree in biology and a D.D.S. from New York University, a Masters in Environmental Health from Hunter College, and a Ph.D. in Pharmacology from the University of Rochester. She completed her periodontal residency at the Eastman Dental Center in Rochester, New York and is a diplomat of the American Board of Periodontology. Dr. Somerman brings to the Board extensive clinical dental, periodontal, academic, and governmental research experience.

Dr. Yale is a healthcare consultant to the United States Department of Defense, a position he has held since March 2020. Prior to his current government service, Dr. Yale held positions as the Chief Clinical Officer at Delta Dental, Vice President of Clinical Solutions and Medical Director at Aetna, Chief Executive at UnitedHealth Group MSO, and Corporate VP of Matria Healthcare and CorSolutions. He was also Founder and CEO of Advanced Health Solutions, CEO of Health Solutions Network, and SVP and General Counsel for EduNeering, an Internet content company. Dr. Yale also served as Chief of Staff of the White House Office of Science and Technology and Executive Director of the White House Domestic Policy Council. Dr. Yale received a D.D.S. in Dentistry from the University of Maryland and a J.D. in Law, Science and Medicine from Georgetown University. Dr. Yale brings to the Board multi-disciplinary clinical, dental, and legal expertise with deep industry understanding.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. As a “smaller reporting company,” we have elected to comply with some of the scaled-back disclosure requirements applicable to smaller reporting companies under applicable SEC executive compensation disclosure rules.

For 2023, our named executive officers consisted of:

•	John R. Beaver, our current President and Chief Executive Officer;

•	Jennifer Bright, our current Chief Financial Officer; and

•	Steven Sandor, our current Chief Operating Officer.

Effective July 6, 2022, the Board appointed Ms. Bright as our Chief Financial Officer and Mr. Sandor as our Chief Operating Officer.

Compensation Objectives

It is important that we employ energetic people who are enthusiastic about our mission and our products, and we believe this must start at the top with our leadership team who set an example for the entire company. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executive officers by offering competitive compensation packages. Our executive compensation programs are designed to attract and retain such executive officers and to reward them in a fashion that we believe is commensurate with our corporate performance and the value created for our stockholders. Our compensation programs are also designed to support our short-term and long-term strategic goals and values and reward individual contributions to our success.

Our policy is to provide competitive compensation opportunities that reward an executive officer’s contribution to our financial success and individual performance, while providing financial stability and security. Accordingly, our executive compensation package is primarily comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) an annual discretionary bonus payable in cash and based on the review of certain annual financial and other performance measures, designed to support our short-term performance; and (3) where appropriate, long-term stock-based incentive awards, designed to support our long-term performance and strengthen the mutual interests the recipient and our stockholders. We believe that each of these elements and their combination supports our overall compensation objectives.

Determination of Compensation Awards

The Compensation Committee determines the compensation to be paid to our executive team.

The Compensation Committee has the authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. Since July 2014, the Compensation Committee has engaged Arnosti Consulting, Inc. (“Arnosti”) to act as its independent consultant. Arnosti provides the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation Committee also asks Arnosti to provide views on the reasonableness of specific pay decisions and actions for our named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs. The activities of Arnosti are directed by the Compensation Committee, although Arnosti may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation Committee. During 2023, the Compensation Committee asked Arnosti to review market data and advise our Compensation Committee and management on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program and review and advise the Compensation Committee regarding the Company’s pay for performance, equity grant and dilution levels, each relative to the market. In 2023, Arnosti did not provide any other services to the Company. The Compensation Committee assessed the independence of Arnosti pursuant to SEC disclosure rules and concluded that Arnosti’s work for the Compensation Committee does not raise any conflict of interest.

After considering the input of Arnosti, the Compensation Committee reviews the total compensation levels and the distribution of compensation among the compensation elements identified above. The Compensation Committee determines the total compensation levels by considering an executive officer’s position and responsibilities, the individual’s performance of his job-related duties and responsibilities and our financial performance, in the context of our compensation policies and objectives and competitive market data (evaluated with the assistance of Arnosti) applicable to the named executive officer’s position.

Market Comparisons

The Compensation Committee periodically reviews competitive market data with the assistance of Arnosti, as it believes that compensation decisions are complex and require a deliberate review of Company performance and the market’s compensation levels, as well as the overall business environment and individual contributions. Accordingly, the Compensation Committee’s approach is to consider competitive compensation practices as a relevant factor rather than establishing compensation at specific benchmark percentiles. We believe that this enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing engagement, focus, motivation and enthusiasm for our future.

Components of Compensation

During 2023, our executive officers’ direct compensation was composed of base salary, annual incentive bonuses, and equity compensation. The Compensation Committee awarded performance bonuses in 2023 based on achieving performance targets.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 86% of the votes cast for the Company’s say-on-pay vote at our 2023 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2023 say-on-pay vote.

Base Salaries

Base salaries are assessed annually by the Compensation Committee, taking into account the executive officer’s position and responsibilities, including accomplishments and contributions, experience and tenure. In addition, the Compensation Committee considered the Company’s recent performance and current market conditions. The base salaries for Mr. Beaver, Ms. Bright, and Mr. Sandor were established at $375,000, $285,000, and $275,000, respectively, in connection with the negotiation of their employment agreements with the Company and did not change as compared to 2022.

Annual Bonuses and Stock-Based Incentive Awards

Annual cash bonuses are intended to reward accomplishment of our overall corporate performance and objectives for a fiscal year. In accordance with their employment agreements, Mr. Beaver, Ms. Bright and Mr. Sandor are eligible for a bonus compensation target of up to one hundred twenty-five percent (125%), fifty percent (50%)

and forty-five percent (45%) of annual salary, respectively, subject to criteria as established by the Compensation Committee The Compensation Committee may also use stock options and RSUs as a tool to incentivize management, and to further align management and stockholder interests. Stock-based incentives align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage us from the perspective of an owner with an equity stake in our business. In 2022, the Company granted equity to Mr. Beaver, Ms. Bright, and Mr. Sandor in the form of stock-settled RSUs. RSUs are utilized as a tool to incentivize certain executive members of management, and to further align management and stockholder interests. The size of the equity grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s position with us, the individual’s performance of his or her job-related duties and responsibilities in recent periods and his or her potential for future responsibility and promotion over the equity vesting period. The Compensation Committee also takes into account the number of unvested equity awards held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The weight given to each of these factors varies from individual to individual.

In 2023, Mr. Beaver was granted 4,861 stock-settled RSUs as part of the Company’s 2022 leadership bonus plan that vested immediately in 2023. In 2023, Ms. Bright was granted 580 stock-settled RSUs as part of her promotion to CFO which vests 50% on May 9, 2024 and 50% on May 9, 2025, subject to her continued service through the applicable vesting date. In 2023, Mr. Sandor was granted 580 stock-settled RSUs as part of his promotion to COO which vests 50% on May 9, 2024 and 50% on May 9, 2025, subject to his continued service through the applicable vesting date.

Severance and Change of Control Arrangements

The Company’s named executive officers are or were employed by the Company on an “at will” basis. Pursuant to the terms of Mr. Beaver’s March 2021 employment agreement, Mr. Beaver is entitled to severance benefits in the event that either the Company terminates him without cause or he resigns for good reason. The severance amount consists of (i) twelve (12) months of Mr. Beaver’s annual base salary and the time-based prorated amount of Mr. Beaver’s annual bonus then in effect at target achievement, which will be paid over twenty-six equal installments, (ii) the portion due to vest through the first anniversary of Mr. Beaver’s termination date of his existing equity awards that were not based on performance, as applicable, and (iii) paid COBRA premiums for the twelve-month period following such termination. In the event that Mr. Beaver is terminated without cause within twelve (12) months following a change in control, Mr. Beaver will receive twenty four (24) months of his annual base salary payable in lump sum, the time-based prorated amount of Mr. Beaver’s annual bonus then in effect at target achievement payable in lump sum, and Mr. Beaver’s unvested equity awards will vest and be exercisable.

Neither Ms. Bright nor Mr. Sandor are subject to an employment agreement or offer letter. On August 10, 2023, we entered into a change in control of agreement with each of Ms. Bright and Mr. Sandor that provides that in the event of Ms. Bright’s or Mr. Sandor’s termination without cause or resignation for good reason within 18 months following such change in control, Ms. Bright and Mr. Sandor will be entitled to certain severance benefits, including a lump sum payment equal to nine months of their base salary then in effect.

EXECUTIVE AND DIRECTOR COMPENSATION

2023 Summary Compensation Table

The following table shows 2023 and 2022 compensation for each of our named executive officers, which we sometimes refer to as “NEOs.” In reviewing the table, please note that:

•

Jennifer Bright was appointed as Chief Financial Officer in July 2022. Prior to her appointment as Chief Financial Officer, Ms. Bright was the Company’s Vice President of Finance and Accounting Director of the Company. Ms. Bright’s compensation for 2022 includes her compensation for her services as Vice President of Finance and Accounting Director.

•

Steven Sandor was appointed as Chief Operating Officer in July 2022. Prior to his appointment as Chief Operating Officer, Mr. Sandor served as Senior Director of Commercial Operations and Services of the Company. Mr. Sandor’s compensation for 2022 includes his compensation for his services as Senior Director of Commercial Operations and Services.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John R. Beaver	2023	375,000	26	43,166	2,500	420,691
President and Chief Executive Officer	2022	375,000	215,172	140,621	2,293	733,086
Jennifer Bright	2023	285,000	68,476	5,150	2,500	361,127
Chief Financial Officer	2022	262,315	86,449	84,017	2,300	435,081
Steven Sandor	2023	275,000	59,470	5,150	1,922	341,543
Chief Operating Officer	2022	230,269	67,500	102,221	1,659	401,649

(1)

The amounts in this column reflect the aggregate grant date fair value of annual equity awards granted to our NEOs during the applicable year, calculated in accordance with FASB ASC Topic 718. Stock awards granted in 2023 consisted of grants of restricted stock units (“RSUs”). The grant date fair value for RSU awards are calculated based on the closing stock price on the date of grant. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(2)

The dollar amounts in this column reflect the dollar value of vision insurance premiums paid for by the Company on behalf of the NEO and 401(k) matching contributions credited to each NEO’s 401(k) account.

Outstanding Equity Awards at Fiscal Year-End 2023

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2023.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested($)(6)
John R. Beaver	32	—	—	7,375	10/2/2027	—		—	—		—
	2	—	—	7,375	10/2/2027	—		—	—		—
	8	—	—	5,250	1/25/2028	—		—	—		—
	24	—	—	3,000	8/7/2028	—		—	—		—
	—	—	—	—		—		—	1,656	(4)	1,858
Jennifer Bright	8	—	—	3,225	2/15/2031	—		—	—		—
	—	—	—	—		4	(1)	4	—		—
	—	—	—	—		50	(2)	56	—		—
	—	—	—	—		580	(3)	651	—		—
	—	—	—	—		—		—	135	(5)	151
Steven Sandor	8	—	—	5,275	4/8/2029	—		—	—		—
	—	—	—	—		75	(2)	84	—		—
	—	—	—	—		580	(3)	651	—		—
	—	—	—	—		—		—	85	(5)	95

(1)	Represents RSUs granted on February 15, 2021. Balance will vest in equal increments on the 36-month, and 48-month anniversaries of the grant date.
(2)	Represents RSUs granted on August 9, 2022. Balance will vest on the 24-month anniversary of the grant date.
(3)	Represents RSUs granted on June 2, 2023 and which will vest in equal increments on May 9, 2024 and May 9, 2025.
(4)

Represents cash-settled RSUs granted on June 11, 2021. 50% of the award shall vest in 2024 based on market conditions relating to the Company’s market capitalization and 50% of the award shall vest in 2024 based on performance conditions relating to the Company’s 2023 EBITDA.

(5)	Represents cash-settled RSUs granted on June 11, 2021. The awards shall vest in 2024 based on performance conditions relating to the Company’s 2023 EBITDA.
(6)	Calculated by multiplying the closing price per share of the Company’s common stock on December 29, 2023, $1.12, by the number of shares.

401(k) Plan

The Company offers a 401(k) defined contribution savings plan to all of its employees. Effective July 1, 2017, the Compensation Committee approved a matching contribution of 10% on employee deferrals of up to 10% of applicable total compensation.

Equity Compensation Plan Information

While we do not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about our company that has not been publicly disclosed. It has been our practice to grant equity awards to our directors upon their appointment to the Board of Directors. We intend to issue equity grants to our officers and/or directors at the same time each year, either upon completion of the annual meeting of stockholders or in connection with our last meeting of the Board of Directors each fiscal year. Option grants are effective on the date the award determination is made by the Compensation Committee, and the exercise price of options is the closing market price of our common stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

The following table sets forth information as of December 31, 2023 regarding the number of shares of our common stock that may be issued under the 2018 Plan.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and release of RSUs	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column)
Equity Compensation Plans Approved by Stockholders		54,000	$1,490.37	49,000
Equity Compensation Plans Not Approved by Stockholders		—	—	—

Total		54,000	$1,490.37	49,000

2023 Director Compensation

The following table sets forth all compensation earned or paid to our non-employee directors who served during all or a portion of the year ended December 31, 2023. Mr. Beaver did not receive additional compensation for his service on our Board during 2023. Please see the “2023 Summary Compensation Table” for the compensation received by Mr. Beaver during 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jonathan T. Lord, M.D.	56,250	56,246	112,496
Kathleen T. O’Loughlin, D.D.S.	39,188	39,187	78,375
Jess Roper	40,000	39,998	79,998
Martha Somerman, D.D.S.	40,438	40,435	80,873
Carol Gomez Summerhays, D.D.S.(3)	38,375	38,368	76,743
Kenneth P. Yale, D.D.S.	39,188	39,187	78,375

(1)

The amounts reported represent the cash portion of the total compensation paid to the non-employee directors for service as a director. These amounts are pre-determined each year by the Compensation Committee.

(2)

The amounts reported represent the grant date fair value of RSUs granted in 2023, calculated accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The grant date fair value for RSU awards are calculated based on the closing stock price on the date of grant.

(3)	On December 29, 2023, Dr. Summerhays resigned as a member of the Board.

Our non-employee directors other than the Chairperson of the Board receive annual compensation consisting of a value of $140,000, and the Chairperson of the Board receives annual compensation consisting of a value of $200,000. In addition to the foregoing: (i) the Chairperson of the Audit Committee receives annual compensation consisting of a value of $20,000 and members of the Audit Committee (other than the Chairperson of the Audit Committee) receive annual compensation consisting of a value of $10,000; (ii) the Chairperson of the Compensation Committee receives annual compensation consisting of a value of $15,000 and members of the Compensation Committee (other than the Chairperson of the Compensation Committee) receive annual compensation consisting of a value of $6,750; (iii) the Chairperson of the Clinical Committee receives annual compensation consisting of a value of $15,000 and members of the Clinical Committee (other than the Chairperson of the Clinical Committee) receive annual compensation consisting of a value of $6,750. The annual compensation is delivered in a combination of cash and equity, as determined by the Compensation Committee. New non-employee directors elected or appointed other than at an annual meeting of stockholders receive compensation on a pro rata basis. Each annual RSU grant vests on the one-year anniversary of the grant date, subject to the director’s continued service through such date. The number of shares of our common stock underlying each RSU grant is calculated as follows: the sum total cash value of the compensation that a director is entitled to receive based upon such director’s service, as described above, divided by the closing share price of our common stock on the date of grant.

The following table sets forth the aggregate grant date fair value of each grant of RSUs awarded to our non-employee directors in 2023.

Director	Grant Date	Type of Award	Exercise Price ($)	Number of Shares Underlying Stock Awards	Aggregate Grant Date Fair Value ($)(1)
Jonathan T. Lord, M.D.	June 7, 2023	RSU	N/A	7,211	56,246
Jess Roper	June 7, 2023	RSU	N/A	5,128	39,998
Kathleen T. O’Loughlin, D.D.S.	June 7, 2023	RSU	N/A	5,024	39,187
Carol Gomez Summerhays, D.D.S.(2)	June 7, 2023	RSU	N/A	4,919	38,368
Martha Somerman, D.D.S.	June 7, 2023	RSU	N/A	5,184	40,435
Kenneth P. Yale, D.D.S.	June 7, 2023	RSU	N/A	5,024	39,187

(1)	The grant date fair value of the RSU awards are calculated based on the closing stock price on the date of grant.
(2)	On December 29, 2023, Dr. Summerhays resigned as a member of the Board.

The following table sets forth the number of shares underlying outstanding stock options (vested and unvested), vested SARs, RSUs (including vested and deferred RSUs), and unvested phantom RSU awards held as of December 31, 2023 by each of the persons who served as a non-employee director during 2023.

Name	Shares Underlying RSUs Outstanding at Fiscal Year End		Shares Underlying Options Outstanding at Fiscal Year End	Shares Underlying SARs Outstanding at Fiscal Year End	Shares Underlying Phantom RSUs Outstanding at Fiscal Year End
Jonathan T. Lord, M.D.	7,211		174	75	132
Kathleen T. O’Loughlin, D.D.S.	5,433	(1)	—	39	36
Jess Roper	5,619	(2)	74	44	55
Martha Somerman, D.D.S.	5,606	(3)	—	39	36
Carol Gomez Summerhays, D.D.S.	400	(4)	—	39	—
Kenneth P. Yale, D.D.S.	5,024		—	—	32

(1)	Includes 409 RSUs that are vested but have their release deferred as part of the Company’s 409A deferral plan.

(2)	Includes 491 RSUs that are vested but have their release deferred as part of the Company’s 409A deferral plan.
(3)	Includes 422 RSUs that are vested but have their release deferred as part of the Company’s 409A deferral plan.
(4)	Includes 400 RSUs that are vested but have their release deferred as part of the Company’s 409A deferral plan. On December 29, 2023, Dr. Summerhays resigned as a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 5, 2024, there was no person, entity or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock based on a review of publicly available statements of beneficial ownership filed with the SEC and Company records.

The following table sets forth the beneficial ownership of shares of our common stock as of February 5, 2024, and as adjusted to reflect the sale of the securities offered by us in this offering (assuming no issuance of Pre-Funded Units and no exercise of Warrants), by (i) each current director and director nominee, (ii) each named executive officer and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 3,416,335 shares of our common stock outstanding as of February 5, 2024. Shares underlying stock options or warrants exercisable within 60 days of February 5, 2024 are deemed outstanding for the purpose of computing the percentage ownership of the person or persons holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

Except as otherwise indicated, the address of each of the persons in this table is c/o BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270 Lake Forest, California 92610.

Name	Shares of Common Stock		Percentage of Voting Common Stock Beneficially Owned Before this Offering(1)		Percentage of Voting Common Stock Beneficially Owned After this Offering(1)
John R. Beaver	186	(2)		*		*
Jonathan T. Lord, M.D.	1,176	(3)		*		*
Kathleen T. O’Loughlin, D.D.S.	39	(4)		*		*
Jess Roper	181	(5)		*		*
Martha Somerman, D.D.S.	39	(6)		*		*
Kenneth P. Yale, D.D.S., J.D.	409			*		*
Jennifer Bright	164	(7)		*		*
Steve Sandor	204	(8)		*		*
All current directors and executive officers as a group (8 persons)	2,398			*%		*%

*	Represents less than 1%.
(1)	Based on 3,416,335 shares of common stock outstanding as of February 5, 2024
(2)	Includes vested options to purchase 66 shares of our common stock. Excludes 5,551 RSUs contributed into our deferred compensation plan.
(3)	Includes vested options and SARs to purchase 249 shares of our common stock.
(4)	Includes vested options and SARS to purchase 39 shares of our common stock. Excludes 409 RSUs contributed into our deferred compensation plan.
(5)	Includes vested options and SARs to purchase 118 shares of our common stock. Excludes 491 RSUs contributed into our deferred compensation plan.
(6)	Includes vested options and SARs to purchase 39 shares of our common stock. Excludes 422 RSUs contributed into our deferred compensation plan.
(7)	Includes vested options to purchase 8 shares of our common stock.
(8)	Includes vested options to purchase 8 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Audit Committee is required to review any insider or related party transactions. In connection with this requirement, our written policy for the review of related party transactions (transactions with the Company or any of its subsidiaries involving our directors, director nominees, executive officers or holders of more than five percent of our outstanding common stock or any member of the immediate family of the foregoing) is reviewed by our Audit Committee and our Board at least annually. Under our policy, any related party transactions require prior approval by the Audit Committee or by a majority of the disinterested members of our Board. In addition, transactions involving our directors are disclosed and reviewed by the Nominating and Corporate Governance Committee in its assessment of our directors’ independence. To the extent any related party transactions are ongoing business relationships, the transactions are reviewed annually by the Audit Committee. Related party transactions must be on terms no less favorable to the Company than those that it believes could be obtained from unaffiliated third parties.

Transactions with Related Persons

Since January 1, 2022, there has not been, and there is not currently proposed, any transaction or series of related transactions in which we were or are to be a participant or are currently a participant involving an amount in excess of $120,000 and in which (a) any director, nominee for director, executive officer or stockholder known to the Company to be the beneficial owner of more than five percent of our outstanding common stock or (b) any member of the immediate family of any person identified in clause (a) had or will have a direct or indirect material interest.

Director Independence

Our Board has determined that each of our directors, other than Mr. Beaver, is an independent director as defined by the listing standards of the Nasdaq and the rules and regulations of the SEC. Mr. Beaver is determined not to be an independent director based on his service as our current President and Chief Executive Officer. Each member of the audit committee, compensation committee and nominating and corporate governance committee is an independent director as defined by the listing standards of the Nasdaq and the rules and regulations of the SEC.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws. Copies of our Restated Certificate of Incorporation, as amended (our “Charter”), and our Eighth Amended and Restated Bylaws (our “Bylaws”) are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Our Board has designated (i) 370,000 of these shares of preferred stock as the Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $50.00 per share; (ii) 125,000 of these shares of preferred stock as the Series I Preferred Stock, par value $0.001 per share; and (iii) 160,000 of these shares as the Series J Convertible Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $100.00 per share.

As of February 5, 2024, there were 3,416,335 shares of our common stock issued and 3,416,335 shares outstanding, held by approximately 11 stockholders of record. In addition, as of February 5, 2024, 3,543,130 shares were subject to outstanding warrants to purchase shares of our common stock, 464 shares were subject to outstanding options to purchase shares of our common stock, 236 shares were subject to outstanding stock appreciation rights, 49,850 shares were subject to settlement of unvested restricted stock units and 3,232 shares were subject to outstanding phantom restricted stock units. As of February 5, 2024, there were 5,000 shares of our Series H Convertible Preferred Stock issued and outstanding, 67,500 shares of Series H Convertible Preferred Stock subject to outstanding Series H Warrants; 14,606 shares of our Series J Convertible Preferred Stock issued and outstanding, and 34,520 shares of Series J Convertible Preferred Stock subject to outstanding Series J Warrants. As of February 5, 2024, we paid an aggregate of 3,094 shares of Series J PIK dividends to holders of record on October 31, 2023 and an additional 1,217 shares of Series J PIK dividends to holders of record on January 31, 2024.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share. Except as required by the DGCL, our Charter or our Bylaws, matters will generally be decided by the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at a meeting and entitled to vote on the subject matter. Our Bylaws provide that each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on our Board may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth above.

Dividend Rights. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our common stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights. Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Liquidation Rights. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Standstill Agreements. Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our common stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our common stock and (ii) not to sell, transfer or otherwise convey shares of our common stock (or warrants or other rights to acquire shares of our common stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our common stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of up to 1,000,000 shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Series H Convertible Preferred Stock

Maturity. The Series H Convertible Preferred Stock matures two (2) years from the original issue date.

Ranking and Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the common stock, holders of the Series H Convertible Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 100% of the aggregate stated value of $50.00 per share (the “Stated Value”) of all shares of Series H Convertible Preferred Stock held by such holder, and any other fees then due and owing thereon under the certificate of designation establishing the Series H Convertible Preferred Stock (the “Series H Certificate of Designation”), and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividends. The Series H Certificate of Designation provides that dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at the dividend rate of 20.0% (the “Dividend Rate”). The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred of record at the close of business on the one-year anniversary of the original issuance date (the “Dividend Record Date”). PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Dividend

Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $50.00 per share, by (B) $26.00.

Conversion. The Series H Convertible Preferred Stock is convertible at any time at the option of the holder. Except as provided below, the Series H Convertible Preferred Stock is not convertible into or exchangeable for any other securities or property.

Conversion at Option of Holder. Each share of Series H Convertible Preferred Stock is convertible into shares of our common stock at the conversion price of $13.98 per share of our common stock (the “Conversion Price”), which Conversion Price is subject to adjustment and is based on the closing price of our common stock on May 23, 2023.

Holders shall effect conversions of the Series H Convertible Preferred Stock by providing us a conversion notice (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series H Convertible Preferred Stock then held by the holder and the number of such shares which the holder is converting. To effect conversions of shares of Series H Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series H Convertible Preferred Stock to us unless all of the shares of Series H Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series H Convertible Preferred Stock promptly following the conversion date at issue. Shares of Series H Convertible Preferred Stock converted into our shares of common stock shall be canceled and shall not be reissued.

If, at any time while the Series H Convertible Preferred Stock is outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock or any other Common Stock Equivalents (as defined in the Series H Certificate of Designation) (which, for avoidance of doubt, shall not include any shares of common stock issued by us upon conversion of the Series H Convertible Preferred Stock, or payment of a dividend on the Series H Convertible Preferred Stock) with respect to the then outstanding shares of common stock; (B) subdivide outstanding shares of common stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the common stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event (excluding any treasury shares). Any adjustment made as a result of the Anti-Dilution Provisions shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of the Anti-Dilution Provisions, the number of shares of common stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of common stock (excluding any treasury shares) issued and outstanding. Whenever the Conversion Price is adjusted pursuant to any Anti-Dilution Provision, we will promptly deliver to each holder of Series H Convertible Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series H Convertible Preferred Stock.

Obligations Absolute. Subject to holder’s right to rescind a notice of conversion, our obligation to issue and deliver the shares of common stock upon conversion of Series H Convertible Preferred Stock in accordance with its terms are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to us or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit our obligation to such holder in connection with the issuance of such shares of common stock. If we fail to deliver to a holder shares of common stock upon conversion by the Share Delivery Date (as defined in the Series H Certificate of Designation) applicable to such conversion, we shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $250 of Stated Value of Series H Convertible Preferred Stock being converted, $2.50 per Trading Day (as defined in the Series H Certificate of Designation) (increasing to $5 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $10 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares (as defined in the Series H Certificate of Designation) are delivered or holder rescinds such conversion.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) the shares of Series H Convertible Preferred Stock equal to the number of shares of Series H Convertible Preferred Stock submitted for conversion or deliver to the holder the number of shares of common stock that would have been issued if we had timely complied with our delivery requirements. For example, if a holder purchases shares of common stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series H Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, we would be required to pay such holder $1,000. The holder shall provide us written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by us. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect our failure to timely deliver certificates representing shares of common stock upon conversion of the shares of Series H Convertible Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series H Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements under the section entitled “Delivery of Certificate or Electronic Issuance Upon Conversion.”

Reservation of Shares Issuable Upon Conversion. We have agreed that we will at all times reserve and keep available out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series H Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series H Convertible Preferred Stock, not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of all outstanding shares of Series H Convertible Preferred Stock. We have further agreed that all shares of common stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, we shall not effect any conversion of the Series H Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series H Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of common stock which are issuable upon (i) conversion of the remaining, unconverted Series H Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series H Convertible Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether the Series H Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series H Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series H Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series H Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to us each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this section and we shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of common stock, a Holder may rely on the number of outstanding shares of common stock as stated in the most recent of the following: (i) our most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by us or (iii) a more recent written notice by us or the Transfer Agent setting forth the number of shares of common stock outstanding. Upon the written or oral request (which may be via email) of a Holder, we within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of our securities, including the Series H Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of common stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series H Convertible Preferred Stock, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series H Convertible Preferred Stock held by the applicable Holder. A Holder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation provisions of this section applicable to its Series H Convertible Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of this Series H Convertible Preferred Stock held by the Holder and the provisions of this section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by us or the Holder and upon issuance of the Series H Convertible Preferred Stock by us, and the purchase thereof by the Holder, each of us and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series H Convertible Preferred Stock.

Subsequent Rights Offerings. In addition to any Anti-Dilution Adjustments described above, if at any time we grant, issue or sell any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of common stock or any class thereof (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of common stock acquirable upon complete conversion of such Holder’s Series H Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Pro Rata Distributions. During such time as the Series H Convertible Preferred Stock is outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of common stock acquirable upon complete conversion of the Series H Convertible Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of our common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Series H Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding common stock, the holders of the Series H Convertible Preferred Stock will be entitled to receive upon conversion of the Series H Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series H Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

Mandatory Redemption. If any shares of Series H Convertible Preferred Stock are outstanding at the end of the two (2) year term, then we shall promptly redeem all of such outstanding shares of Series H Convertible Preferred Stock on a pro rata basis among all of the Holders of Series H Convertible Preferred Stock commencing on the two-year anniversary of the original issue date in cash at a price per Series H Convertible Preferred Share equal to the sum of (x) 100% of the Stated Value plus (y) all other amounts due in respect of the Series H Convertible Preferred Stock (if any).

Limited Voting Rights. Holders of the Series H Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series H Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series H Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series H Convertible Preferred Stock remain outstanding, the Company will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series H Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

•	alter or change adversely the powers, preferences or rights given to the Series H Convertible Preferred Stock or alter or amend the Series H Certificate of Designation;

•	increase the number of authorized shares of Series H Convertible Preferred Stock; or

•	enter into any agreement with respect to any of the foregoing

The rules and procedures for calling and conducting any meeting of the holders of the Series H Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our Charter, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series H Convertible Preferred Stock may be listed or traded at the time.

Holders of the Series H Convertible Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series H Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series H Convertible Preferred Stock, except as described above.

No Preemptive Rights. No holders of the Series H Convertible Preferred Stock will, as holders of Series H Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the common stock or any other security.

Exclusion of Other Rights. The shares of the Series H Convertible Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Series H Certificate of Designation or in our Charter.

Registration; Transfer. Pursuant to the terms of the Series H Certificate of Designation, the Company is obligated to maintain an effective registration statement covering: (a) the issuance of shares of common stock issuable upon conversion of the Series H Convertible Preferred Stock and (b) the issuance of additional shares of Series H Convertible Preferred Stock pursuant to our obligation to pay PIK dividends, in each case, until such time as no Series H Convertible Preferred Stock (and no Warrants exercisable for shares of Series H Convertible Preferred Stock) remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series H Convertible Preferred Stock and the shares of common stock issuable upon conversion of such shares of Series H Convertible Preferred Stock.

Series J Convertible Preferred Stock

Maturity. The Series J Convertible Preferred Stock matures one (1) year from the original issue date.

Ranking and Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the common stock, holders of the Series J Convertible Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 100% of the aggregate stated value of $100.00 per share (the “Stated Value”) of all shares of Series J Convertible Preferred Stock held by such holder, and any other fees then due and owing thereon under the certificate of designation establishing the Series J Convertible Preferred Stock (the “Series J Certificate of

Designation”), and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividends. The Series J Certificate of Designation provides that dividends on the Series J Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series J Convertible Preferred Stock based on the stated value of $100.00 per share at the quarterly dividend rate of 5.0% (the “Dividend Rate”). The PIK dividends will be payable to holders of the Series J Convertible Preferred of record at the close of business on October 31, 2023, January 31, 2024, April 30, 2024 and July 31, 2024 (the “Dividend Record Date”). PIK dividends on each share of Series J Convertible Preferred Stock shall be paid three business days after the Dividend Record Date in additional fully paid and nonassessable, registered shares of Series J Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Dividend Rate and (ii) the stated value of $100.00 per share, by (B) $60.00.

Conversion. The Series J Convertible Preferred Stock is convertible at any time at the option of the holder. Except as provided below, the Series J Convertible Preferred Stock is not convertible into or exchangeable for any other securities or property.

Conversion at Option of Holder. Each share of Series J Convertible Preferred Stock is convertible into shares of our common stock at the conversion price of $3.26 per share of our common stock (the “Conversion Price”), which Conversion Price is subject to adjustment.

Holders shall effect conversions of the Series J Convertible Preferred Stock by providing us a conversion notice (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series J Convertible Preferred Stock then held by the holder and the number of such shares which the holder is converting. To effect conversions of shares of Series J Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series J Convertible Preferred Stock to us unless all of the shares of Series J Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series J Convertible Preferred Stock promptly following the conversion date at issue. Shares of Series J Convertible Preferred Stock converted into our shares of common stock shall be canceled and shall not be reissued.

If, at any time while the Series J Convertible Preferred Stock is outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock or any other Common Stock Equivalents (as defined in the Series J Certificate of Designation) (which, for avoidance of doubt, shall not include any shares of common stock issued by us upon conversion of the Series J Convertible Preferred Stock, or payment of a dividend on the Series J Convertible Preferred Stock) with respect to the then outstanding shares of common stock; (B) subdivide outstanding shares of common stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the common stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event (excluding any treasury shares). Any adjustment made as a result of the Anti-Dilution Provisions shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of the Anti-Dilution Provisions, the number of shares of common stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of common stock (excluding any treasury shares) issued and outstanding. Whenever the Conversion Price is adjusted pursuant to any Anti-Dilution Provision, we will promptly deliver to each holder of Series J Convertible Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series J Convertible Preferred Stock.

Obligations Absolute. Subject to holder’s right to rescind a notice of conversion, our obligation to issue and deliver the shares of common stock upon conversion of Series J Convertible Preferred Stock in accordance with its terms are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to us or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit our obligation to such holder in connection with the issuance of such shares of common stock. If we fail to deliver to a holder shares of common stock upon conversion by the Share Delivery Date (as defined in the Series J Certificate of Designation) applicable to such conversion, we shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $250 of Stated Value of Series J Convertible Preferred Stock being converted, $2.50 per Trading Day (as defined in the Series J Certificate of Designation) (increasing to $5 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $10 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares (as defined in the Series J Certificate of Designation) are delivered or holder rescinds such conversion.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) the shares of Series J Convertible Preferred Stock equal to the number of shares of Series J Convertible Preferred Stock submitted for conversion or deliver to the holder the number of shares of common stock that would have been issued if we had timely complied with our delivery requirements. For example, if a holder purchases shares of common stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series J Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, we would be required to pay such holder $1,000. The holder shall provide us written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by us. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect our failure to timely deliver certificates representing shares of common stock upon conversion of the shares of Series J Convertible Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series J Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements under the section entitled “Delivery of Certificate or Electronic Issuance Upon Conversion.”

Reservation of Shares Issuable Upon Conversion. We have agreed that we will at all times reserve and keep available out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series J Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series J Convertible Preferred Stock, not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of all outstanding shares of Series J Convertible Preferred Stock. We have further agreed that all shares of common stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, we shall not effect any conversion of the Series J Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series J Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of common stock which are issuable upon (i) conversion of the remaining, unconverted Series J Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series J Convertible Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether the Series J Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series J Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series J Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series J Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to us each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this section and we shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of common stock, a Holder may rely on the number of outstanding shares of common stock as stated in the most recent of the following: (i) our most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by us or (iii) a more recent written notice by us or the Transfer Agent setting forth the number of shares of common stock outstanding. Upon the written or oral request (which may be via email) of a Holder, we within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of our securities, including the Series J Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of common stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series J Convertible Preferred Stock, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series J Convertible Preferred Stock held by the applicable Holder. A Holder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation provisions of this section applicable to its Series J Convertible Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of this Series J Convertible Preferred Stock held by the Holder and the provisions of this section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by us or the Holder and upon issuance of the Series J Convertible Preferred Stock by us, and the purchase thereof by the Holder, each of us and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series J Convertible Preferred Stock.

Subsequent Rights Offerings. In addition to any Anti-Dilution Adjustments described above, if at any time we grant, issue or sell any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of common stock or any class thereof (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of common stock acquirable upon complete conversion of such Holder’s Series J Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Pro Rata Distributions. During such time as the Series J Convertible Preferred Stock is outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series J Convertible Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of our common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Series J Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding common stock, the holders of the Series J Convertible Preferred Stock will be entitled to receive upon conversion of the Series J Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series J Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

Mandatory Redemption. If any shares of Series J Convertible Preferred Stock are outstanding at the end of the one (1) year term, then we shall promptly redeem all of such outstanding shares of Series J Convertible Preferred Stock on a pro rata basis among all of the Holders of Series J Convertible Preferred Stock commencing on the one-year anniversary of the original issue date in cash at a price per Series J Convertible Preferred Share equal to the sum of (x) 100% of the Stated Value plus (y) all other amounts due in respect of the Series J Convertible Preferred Stock (if any).

Limited Voting Rights. Holders of the Series J Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series J Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series J Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series J Convertible Preferred Stock remain outstanding, the Company will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series J Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

•	alter or change adversely the powers, preferences or rights given to the Series J Convertible Preferred Stock or alter or amend the Series J Certificate of Designation;

•	increase the number of authorized shares of Series J Convertible Preferred Stock; or

•	enter into any agreement with respect to any of the foregoing

The rules and procedures for calling and conducting any meeting of the holders of the Series J Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our Charter, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series J Convertible Preferred Stock may be listed or traded at the time.

Holders of the Series J Convertible Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series J Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series J Convertible Preferred Stock, except as described above.

No Preemptive Rights. No holders of the Series J Convertible Preferred Stock will, as holders of Series J Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the common stock or any other security.

Exclusion of Other Rights. The shares of the Series J Convertible Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Series J Certificate of Designation or in our Charter.

Registration; Transfer. Pursuant to the terms of the Series J Certificate of Designation, the Company is obligated to maintain an effective registration statement covering: (a) the issuance of shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock and (b) the issuance of additional shares of Series J Convertible Preferred Stock pursuant to our obligation to pay PIK dividends, in each case, until such time as no Series J Convertible Preferred Stock (and no Warrants exercisable for shares of Series J Convertible Preferred Stock) remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series J Convertible Preferred Stock and the shares of common stock issuable upon conversion of such shares of Series J Convertible Preferred Stock.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

•	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•

any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;

•

any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, under Section 203 defines an “interested stockholder” include an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage or prevent mergers or other takeover or change of control attempts of us.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying the Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Charter and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board or our stockholders.

Forum Selection

Unless the Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering up to 10,714,285 Units and/or up to 10,714,285 Pre-Funded Units. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Each Unit includes one share of our common stock, one Class A Warrant to purchase one share of our common stock and one Class B Warrant to purchase one share of our common stock. Each Pre-Funded Unit includes a Pre-Funded Warrant to purchase one share of our common stock, one Class A Warrant to purchase one share of our common stock and one Class B Warrant to purchase one share of our common stock. The shares of common stock or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the Warrants and the Pre-Funded Warrants offered hereby.

Units

We are offering up to 10,714,285 Units at an assumed public offering price of $0.70 per Unit. Each Unit consists of one share of our common stock, one Class A Warrant to purchase one share of our common stock at an exercise price equal to 150% of the public offering price per Unit in this offering and one Class B Warrant to purchase one share of our common stock at an exercise price equal to 170% of the public offering price per Unit in this offering. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and the Warrants comprising the Units are immediately separable, will be issued separately in this offering and may be transferred separately immediately upon issuance.

Pre-Funded Units

We are offering the Pre-Funded Units at a price equal to the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per share of our common stock. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one share of our common, one Class A Warrant to purchase one share of our common stock at an exercise price equal to 150% of the public offering price per Unit in this offering and one Class B Warrant to purchase one share of our common stock at an exercise price equal to 170% of the public offering price per Unit in this offering. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable, will be issued separately in this offering and may be transferred separately immediately upon issuance.

Common Stock

The material terms of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

Class A Warrants and Class B Warrants Included in the Units and Pre-Funded Units

The following summary of certain terms and provisions of the Class A Warrants and the Class B Warrants included in the Units and Pre-Funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the forms of the Class A Warrant and Class B Warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in forms of Class A Warrant and the Class B Warrant.

Class A Warrants

Form. The Class A Warrants will be governed by a warrant agency agreement, dated as of the closing date of this offering, by and among us and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company, and any successor warrant agent under thereunder (collectively, the “Warrant Agent”).

The Class A Warrants, as well as the Class B Warrants and the Pre-Funded Warrants, will be issued in book-entry form and shall initially be represented only by one or more global Class A Warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. Each Class A Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date. Each Class A Warrant will be exercisable, at the option of the holder, in whole or in part upon delivery to us of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of shares of our common stock to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of the shares of our common stock underlying the Class A Warrants, a holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case such holder will receive a number of shares of common stock determined according to the formula set forth in the form of Class A Warrant.

A holder may also effect an “alternative cashless exercise” at any time while the Class A Warrant is outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the Class A Warrant in accordance with the terms of such Class A Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.95.

Fractional Shares. No fractional shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of our common stock purchasable upon exercise of the Class A Warrants is equal to 150% of the public offering price per Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Class A Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class A Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Class A Warrants will be limited.

Restriction on Variable Rate Transactions. Until the one-year anniversary of the closing date of this offering, we will be prohibited from effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of common stock or Common Stock Equivalents (as defined in the Class A Warrants) (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of our common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the shares of our common stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, but excluding an “at-the-market offering”, whereby we may issue securities at a future determined price.

Fundamental Transactions. In the event of a “fundamental transaction,” as defined in the Class A Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common stock, the holders of the Class A Warrants will be entitled to receive upon exercise of the Class A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrants, in the event of certain fundamental transactions, the holders of the Class A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Class A Warrants) of the remaining unexercised portion of the Class A Warrants on the date of consummation of such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Class A Warrant.

Governing Law. The Class A Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class A Warrants.

Class B Warrants

Form. The Class B Warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, by and among us and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company, and any successor warrant agent under thereunder (collectively, the “Warrant Agent”).

The Class B Warrants, as well as the Class A Warrants and the Pre-Funded Warrants, will be issued in book-entry form and shall initially be represented only by one or more global Class B Warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. Each Class B Warrant will be exercisable on or after the date that Stockholder Approval is obtained, and will expire on the fifth anniversary of the date on which Stockholder Approval is received and deemed effective under Delaware Law. If and when Stockholder Approval is obtained, each Class B Warrant will be exercisable, at the option of the holder, in whole or in part upon delivery to us of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of shares of our common stock to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of the shares of our common stock underlying the Class B Warrants, a holder may, in its sole discretion, elect to exercise the Class B Warrant through a cashless exercise, in which case such holder will receive a number of shares of common stock determined according to the formula set forth in the form of Class B Warrant.

Fractional Shares. No fractional shares will be issued in connection with the exercise of a Class B Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class B Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class B Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The initial exercise price per whole share of our common stock purchasable upon exercise of the Class B Warrants is equal to 170% of the public offering price per Unit. The exercise price and number of shares of common stock issuable upon exercise of the Class B Warrants will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events. In addition, upon a Dilutive Issuance (as defined in the Class B Warrant), the exercise price will downward adjust subject to a floor of $0.20.

Moreover, in addition to the above, if at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock, the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such ten-day period and the number of shares of common stock issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Transferability. Subject to applicable laws, the Class B Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Class B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class B Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Class B Warrants will be limited.

Fundamental Transactions. In the event of a “fundamental transaction,” as defined in the Class B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common stock, the holders of the Class B Warrants will be entitled to receive upon exercise of the Class B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class B Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class B Warrants, in the event of certain fundamental transactions, the holders of the Class B Warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Class B Warrants) of the remaining unexercised portion of the Class B Warrants on the date of consummation of such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Class B Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Class B Warrant.

Governing Law. The Class B Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class B Warrants.

Pre-Funded Warrants Included in the Pre-Funded Units

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

The Pre-Funded Warrants will be issued in accordance with a warrant agency agreement to be entered into between us and Computershare Trust Company, N.A.

Exercise of Pre-Funded Warrants. Each Pre-Funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.001 per share, at any time that the Pre-Funded Warrant is outstanding. There is no expiration date for the Pre-Funded Warrants. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying common stock until the Pre-Funded Warrant is exercised.

Exercise Limitation. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the common stock then outstanding after giving effect to such exercise.

Exercise Price. The exercise price and the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions. In the event of a “fundamental transaction,” as defined in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Prior to the exercise of any Pre-Funded Warrants to purchase common stock, holders of the Pre-Funded Warrants will not have any of the rights of holders of common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Governing Law. The Pre-Funded Warrants are governed by New York law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations applicable to the ownership and disposition of shares of our common stock and Warrants acquired in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective holders of our common stock and Warrants should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock and Warrants. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences described in this prospectus. We assume in this discussion that each holder holds shares of our common stock and Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, does not address the alternative minimum or Medicare contribution taxes, and does not address any aspects of U.S. state, local or non-U.S. taxes or any U.S. federal taxes other than income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, including without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	real estate investment trusts;

•	pension plans, individual retirement accounts and other tax deferred accounts;

•	persons that mark their securities to market;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	“dual resident” corporations;

•	persons that receive our common stock or Warrants as compensation for the performance of services;

•	owners that hold our common stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	owners that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	persons that have a functional currency other than the U.S. dollar; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes, or persons who hold our common stock or Warrants through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity that will hold our common stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock or Warrants through a partnership or other pass-through entity, as applicable.

As used in this prospectus, the term “U.S. holder” means a beneficial owner of common stock or Warrants that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means any beneficial owner of shares of common stock or Warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. holders and non-U.S. holders are referred to collectively as “holders.” There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock or Warrants.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below.

Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.01 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above will be respected for U.S. federal income tax purposes.

Treatment of Units and Pre-Funded Units

The purchase price for each Unit will be allocated between each share of common stock and accompanying Warrant in proportion to their relative fair market values at the time the Unit is purchased by the holder. Similarly, the purchase price for each Pre-Funded Unit will be allocated between each Pre-Funded Warrant (which, as described above, should generally be treated as a share of our common stock for U.S. federal income tax purposes) and accompanying Warrant in proportion to their relative fair market values at the time the

Pre-Funded Unit is purchased by the holder. This allocation will establish a holder’s initial tax basis for U.S. federal income tax purposes in his, her or its share of common stock (or, in lieu of common stock, Pre-Funded Warrant) and Warrant included in each investment unit. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between each share of common stock (or, in lieu of common stock, each Pre-Funded Warrant) and the accompanying Warrant is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation.

Accordingly, each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation, of the holder’s purchase price for the investment unit between our shares of common stock (or, in lieu of common stock, Pre-Funded Warrants) and Warrants.

Tax Consequences to U.S. Holders

Exercise or Expiration of Warrants

Subject to the discussion below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize income, gain or loss on the exercise of a Warrant. A U.S. holder’s tax basis in the common stock received upon the exercise of a Warrant will equal the sum of (i) the initial tax basis of the Warrant exercised (as determined pursuant to the rules discussed above under “Treatment of Units and Pre-Funded Units”) and (ii) the exercise price of the Warrant. The U.S. holder’s holding period for the common stock received upon exercise of a Warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the Warrant.

If a registration statement registering the issuance of the common stock underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise. The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. tax law. U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to significant limitations.

Distributions on Our Common Stock

We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to (and in reduction of) such U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.” Dividends paid by us generally will be eligible for the reduced rates of tax for qualified dividend income allowed to individual U.S. holders and for the dividends received deduction allowed to corporate U.S. holders, in each case assuming that certain holding period and other requirements are satisfied.

Constructive Distributions on Our Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of our Warrants (whether Pre-Funded Warrants or Warrants), or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our

“earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our common stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the Warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under “— Distributions on our Common Stock”.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

Upon the sale, exchange, or other taxable disposition of our common stock or Warrants (whether Pre-Funded Warrants or Warrants), a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder’s tax basis in the common stock or Warrants sold or exchanged.

Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our common stock or Warrants, and to the proceeds of the sale, exchange or other disposition of our common stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exercise or Expiration of Warrants

In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price. To the extent that a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Sale, Exchange or Other Taxable Disposition of our Common Stock or Warrants”.

The expiration of a Warrant will be treated as if the non-U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the non-U.S. holder’s basis in the Warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. holder’s U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a “permanent establishment” or “fixed base” in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Distributions on Our Common Stock

We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions to holders of our common stock or if we are treated as making a constructive distribution to holders of our Warrants or Pre-Funded Warrants, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.”

Distributions (including constructive distributions) made to a non-U.S. holder that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence, unless such dividends are effectively connected with a trade or business conducted by a non-U.S. holder within the United States (as discussed below). A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W- 8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a “permanent establishment” or a “fixed base” maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements.

U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Constructive Distributions on Our Warrants

As described above under “— Tax Consequences to U.S. Holders — Constructive Distributions on our Warrants,” an adjustment to the Warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “— Distributions on Our Common Stock” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment made to the holder of Pre-Funded Warrants that references a distribution on our common stock would generally be taxable to a non-U.S. holder in the manner described under “Distributions on our Common Stock” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations by withholding from other amounts due to the non-U.S. holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock or Warrants (whether Pre-Funded Warrants or Warrants) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a “permanent establishment” or a “fixed base” maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “— Tax Consequences to Non-U.S. Holders — Distributions on Our Common Stock” also may apply to such gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•

we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup

Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid on our common stock (and constructive distributions on our Warrants) to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or Warrants. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Non-U.S. Holders — Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock and Warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on our common stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock and Warrants.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. While withholding described in this paragraph would have applied also to payments of gross proceeds from the sale or other disposition of our securities on or after January 1, 2019, proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury regulations are issued. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or Warrants. The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We are offering on a best efforts basis up to 10,714,285 Units, at an assumed offering price of $0.70 per Unit pursuant to this prospectus, which represents the closing price of our common stock on the Nasdaq Capital Market on February 5, 2024, for gross proceeds of up to $7.50 million, before deduction of placement agent fees and offering expenses. We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, Pre-Funded Units in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). The offering price of each Pre-Funded Unit will equal the offering price per Unit, minus $0.001.

Because this is a best efforts offering, the placement agents do not have an obligation to purchase any securities. We expect that the offering will end two trading days after we first enter into a securities purchase agreement relating to the offering and the offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). Accordingly, we and the placement agents have not made any arrangements to place investor funds in an escrow account or trust account since the placement agents will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Lake Street Capital Markets, LLC and Maxim Group LLC to act as our placement agents (the “placement agents”) to solicit offers to purchase the securities offered by this prospectus. The placement agents are not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered.

We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agents may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement to be entered into by and among us and the placement agents provides that the placement agents’ obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus DVP/RVP on or about two trading days after we first enter into a securities purchase agreement relating to the offering.

Placement Agent Fees and Expenses

Upon the closing of this offering, we will pay the placement agents a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering, and we agreed to reimburse the placement agents for certain out-of-pocket expenses of the placement agents payable by us, in an aggregate amount not to exceed $150,000.

The following table shows the public offering price, placement agent fees and proceeds, before expenses and assuming no exercise of the Warrants or the Pre-Funded Warrants, to us

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement Agent fees	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent fees, will be approximately $450,000, all of which are payable by us. This figure includes, among other things, the placement agents’ legal fees and expenses and other out-of-pocket expenses in an amount up to $150,000.

Lock-Up Agreements

We have agreed not to, subject to certain exceptions, (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, other than with respect to the registration of shares of our common stock to be issued under an equity incentive plan, without the prior written consent of the placement agents for a period of 90 days following the date of this prospectus (the “Lock Up Period”). This consent may be given at any time. These restrictions on future issuances are subject to exceptions for (i) the filing by the Company of a registration statement on Form S-4 or a registration statement on Form S-8 or a successor form thereto with respect to securities pursuant to any stock option, stock bonus or other stock plan or arrangement or the proposal or authorization of any increase in our authorized capital stock, (ii) the issuance of securities sold in this offering or upon the exercise of securities sold in this offering, (iii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants, the vesting of outstanding restricted stock units or upon the conversion of outstanding securities, (iv) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or other arrangements described in this prospectus and (v) the issuance of securities issued pursuant to certain acquisitions or strategic transactions not primarily for the purpose of raising capital.

In addition, our directors and executive officers have entered into lock-up agreements with the placement agents. Under these agreements, these individuals have agreed, subject to certain specified exceptions, not to sell or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for our shares of common stock during the Lock Up Period, without first obtaining the written consent of the placement agents. Specifically, these individuals have agreed, in part, not to:

(1)

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired (the “Undersigned’s Securities”);

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities;

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise;

(3)	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or

(4)	publicly announce or disclose the intention to do any of the foregoing.

Indemnification

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agents may be required to make for these liabilities.

Regulation M

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agents acting as principal. Under these rules and regulations, the placement agents (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering, and the exercise price of the Warrants included in the Units and Pre-Funded Units that we are offering, were negotiated between us, the placement agents and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agents. In connection with the offering, the placement agents or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on either of the placement agents’ websites and any information contained in any other website maintained by either placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agents in their respective capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agents and their affiliates have and may in the future provide, from time to time, investment banking and other financial services for us and our affiliates for which they may receive customary fees and commissions.

On December 8, 2023, we issued pursuant to the terms of a Securities Purchase Agreement that we entered into on December 6, 2023 with a single institutional investor, the following securities: (i) in a registered direct offering, 331,000 shares of our common stock and pre-funded warrants to purchase 779,940 shares of our common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase an aggregate of 2,221,880 shares of common stock with an exercise price of $1.23. The combined purchase price for one share of our common stock and two common warrants was $1.23, and the combined purchase price for one pre-funded warrant and two common warrants was $1.229. The gross proceeds received by us were $1.4 million. Maxim Group LLC acted as the placement agent on a “reasonable best efforts” basis, in connection with this offering pursuant to the terms of a placement agency agreement, dated December 6, 2023. Pursuant to such placement agency agreement, Maxim Group LLC received a cash fee of 7% of the aggregate gross proceeds paid to us for the securities sold in the December 2023 offering and received reimbursement of certain out-of-pocket expenses.

On September 18, 2023, we completed a public offering (the “September 2023 Offering”), pursuant to which we issued 75,000 Series J Units, with each Series H Unit consisting of one share of Series J Convertible Preferred Stock and one Series J Warrant to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock at an exercise price of $60.00 per whole share. We received aggregate gross proceeds from the September 2023 Offering of approximately $4.5 million, before deducting underwriting discounts and commissions and other transaction expenses payable by us. Lake Street Capital Markets, LLC and Maxim Group LLC acted as joint bookrunners in the September 2023 Offering. In connection with the September 2023 Offering, we entered into an underwriting agreement, dated September 13, 2023, with Lake Street, as the representative of the underwriters named therein, and on the closing of such offering on September 18, 2023, the underwriters received compensation of 7% of the $4.5 million of gross proceeds of the offering, as well as payment of certain expenses.

On May 24, 2023, we completed a public offering (the “May 2023 Offering”), pursuant to which we issued 175,000 Series H Units, with each Series H Unit consisting of one share of Series H Convertible Preferred Stock and one Series H Warrant to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock at an exercise price of $26.00 per whole share. We received aggregate gross proceeds from the May 2023 Offering of approximately $4.5 million, before deducting underwriting discounts and commissions and other transaction expenses payable by us. Lake Street Capital Markets, LLC and Maxim Group LLC acted as joint bookrunners in the May 2023 Offering. In connection with the May 2023 Offering, we entered into an underwriting agreement, dated May 24, 2023, with Lake Street, as the representative of the underwriters named therein, and on the closing of such offering on May 26, 2023, the underwriters received compensation of 6.5% of the $4.5 million of gross proceeds of the offering, as well as payment of certain expenses.

On January 9, 2023, we completed a public offering (the “January 2023 Offering”), pursuant to which we issued in a registered direct offering, (i) 171,678 shares of our common stock and (ii) pre-funded warrants to purchase 114,035 shares of our common stock with an exercise price of $1.00 per share. We received aggregate gross proceeds from the January 2023 Offering of approximately $9.75 million, before deducting underwriting discounts and commissions and other transaction expenses payable by us. Lake Street Capital Markets, LLC acted as the representative of the underwriters in the January 2023 Offering. In connection with the January 2023 Offering, we entered into an underwriting agreement, dated January 9, 2023, with Lake Street, as the representative of the underwriters named therein, and on the closing of such offering on January 12, 2023 the underwriters received compensation of 6.5% of the $9.75 million of gross proceeds of the offering, as well as payment of certain expenses.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agents are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Blank Rome LLP, New York, New York will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Sullivan & Worcester, LLP, New York, New York, is acting as counsel to the placement agents in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this prospectus and in the registration statement have been so included in reliance upon the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Independent Registered Public Accounting Firm

On June 21, 2023, the Audit Committee of our Board of Directors dismissed BDO USA, LLP (“BDO USA”) as our independent registered public accounting firm.

BDO USA’s reports on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 contained an explanatory paragraph regarding our ability to continue as a going concern.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through June 21, 2023, there were no disagreements with BDO USA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through June 21, 2023, there were no events otherwise reportable under Item 304(a)(1)(v) of Regulation S-K.

The Company provided BDO USA with a copy of the Current Report on Form 8-K that we intended to file with the SEC prior to the filing, and requested that BDO USA furnish us with a letter addressed to the SEC stating whether it agreed with the statements made by us above, and if not, stating the respects in which it did not agree. A copy of BDO USA’s letter, dated June 22, 2023, is included as Exhibit 16.1 to this registration statement of which this prospectus forms a part.

Appointment of New Independent Registered Public Accounting Firm

On June 21, 2023, we engaged Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately. During the fiscal years ended December 31, 2022 and 2021 and through June 21, 2023, neither we nor anyone on our behalf consulted with MGO regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that MGO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BIOLASE, INC.

All Schedules, except Schedule II, have been omitted as the required information is shown in the consolidated financial statements, or notes thereto, or the amounts involved are not significant or the schedules are not applicable.

Nine month periods ended September 30, 2023 and 2022 (unaudited)

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

BIOLASE, Inc.

Lake Forest, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BIOLASE, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable preferred stock and stockholders’ equity, cash flows for each of the three years in the period ended December 31, 2022, and the related notes and schedule listed in the index appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has had negative cash flows from operations for each of the three years ended December 31, 2022. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

As described in Note 2 — Summary of Significant Accounting Policies, revenue from sales of products and services through contracts with customers include delivery of laser systems, consumables, and ancillary services such as training and extended warranties. A majority of the Company’s revenues are recognized at a point in time, which includes the sale of laser systems and consumables. Revenue from these contracts is recognized when the customer is able to direct the use of and obtain substantially all of the benefits from the product, which generally coincides with title transfer during the shipping process.

We identified the timing of revenue recognition as a critical audit matter due to the volume and magnitude of sales transactions at or near period end. Auditing the timing of revenue recognition at or near period end involved especially challenging auditor judgment due to the nature of audit procedures and extent of audit effort required.

The primary procedures we performed to address this critical audit matter included:

•	Obtaining a sample of sales agreements and evaluating the key terms included in the agreements.

•	Reconciling revenue recorded in the general ledger to sales transactions by agreeing invoices to shipping logs

•	Testing fulfillment of performance obligations for a sample of sales transactions that occurred near the end of the period.

•	Confirming with a sample of customers with accounts receivable the amounts owed to the Company as of December 31, 2022.

•	Comparing the trend in shipping cost activities near the end of the period to the trend in sales activities for the corresponding period.

Accounting for 2022 Warrant Issuances

As described in Note 8 to the consolidated financial statements, in June 2022, the Company issued 726,660 shares of Pre-Funded Common Stock Warrants and 1,405,405 shares of Common Stock Warrants (collectively, the “June 2022 Warrants”) in a private placement. Based on the terms of the warrant agreements, the Company determined that the June 2022 Warrants should be classified as equity.

We identified the assessment of the accounting and classification of the June 2022 Warrants as equity or liability as a critical audit matter due to the complexity in assessing the warrant features, which requires management to interpret complex terms of the agreements in applying the appropriate accounting guidance. Auditing management’s application of the appropriate accounting guidance required challenging and complex auditor judgment due to the nature and extent of audit effort required, including the extent of specialized skills or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the terms and conditions of the warrant agreements and assessing the reasonableness of management’s interpretation and application of the appropriate accounting guidance.

•

Utilizing personnel with specialized skill and knowledge to assist in assessing the appropriateness of conclusions reached by management by i) evaluating the underlying terms of the warrant agreements and ii) assessing the appropriateness of management’s application of the authoritative accounting guidance.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2005.

Costa Mesa, California

March 28, 2023

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$4,181	$29,972
Restricted cash	—	203
Accounts receivable, less allowance of $2,164 and $2,154 as of December 31, 2022 and 2021, respectively	5,841	4,238
Inventory	15,884	12,929
Prepaid expenses and other current assets	3,053	2,012

Total current assets	28,959	49,354
Property, plant, and equipment, net	4,278	1,067
Goodwill	2,926	2,926
Right of use asset	1,768	1,717
Other assets	255	220

Total assets	$38,186	$55,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,786	$3,309
Accrued liabilities	9,210	8,276
Deferred revenue, current portion	2,111	2,259
Current portion of term loans, net of discount	700	—

Total current liabilities	17,807	13,844
Deferred revenue	418	329
Warranty accrual	360	521
Non current term loans, net of discount	13,091	13,603
Non current operating lease liability	1,259	1,449
Other liabilities	362	330

Total liabilities	33,297	30,076
Commitments and contingencies — Note 7
Stockholders’ equity:
Series F Preferred stock, par value $0.001 per share; 18 shares authorized, 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	34
Common stock, par value $0.001 per share; 180,000 shares authorized, 7,723 and 6,149 shares issued and 7,721 and 6,147 shares outstanding as of December 31, 2022 and 2021, respectively	8	6
Additional paid-in capital	301,782	293,325
Accumulated other comprehensive loss	(733)	(623)
Accumulated deficit	(296,168)	(267,534)

Total stockholders’ equity	4,889	25,208

Total liabilities and stockholders’ equity	$38,186	$55,284

See accompanying notes to consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Years Ended December 31,
	2022	2021	2020
Net revenue	$48,462	$39,188	$22,780
Cost of revenue	32,551	22,659	16,607

Gross profit	15,911	16,529	6,173

Operating expenses:
Sales and marketing	21,675	15,339	11,242
General and administrative	12,309	11,258	9,772
Engineering and development	7,265	6,048	3,695
Loss on patent litigation settlement	—	315	—

Total operating expenses	41,249	32,960	24,709

Loss from operations	(25,338)	(16,431)	(18,536)

Loss on foreign currency transactions	(438)	(452)	(21)
Interest expense, net	(2,749)	(2,224)	(2,359)
Gain on debt forgiveness	—	3,014	—
Other income, net	—	—	4,215

Non-operating gain (loss), net	(3,187)	338	1,835

Loss before income tax provision	(28,525)	(16,093)	(16,701)
Income tax (provision) benefit	(109)	(65)	(128)

Net loss	(28,634)	(16,158)	(16,829)

Other comprehensive loss items:
Foreign currency translation adjustments	(110)	(238)	316

Comprehensive loss	$(28,744)	$(16,396)	$(16,513)

Net loss	$(28,634)	$(16,158)	$(16,829)
Deemed dividend on convertible preferred stock	(217)	(546)	(17,378)

Net loss attributable to common stockholders	$(28,851)	$(16,704)	$(34,207)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(4.16)	$(2.83)	$(13.99)

Shares used in the calculation of net loss per share:
Basic and Diluted	6,930	5,910	2,445

See accompanying notes to consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(in thousands)

	Mezzanine Equity				Stockholders’ Equity
	Series G Redeemable Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Series F Convertible Preferred Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount
Balance, December 31, 2019	—	$—	70	$3,965	1,258	$1	$235,624	—	$—	$(701)	$(234,547)	$377
Conversion of Series E Participating Convertible Preferred Stock	—	—	(70)	(3,965)	278	—	3,965	—	—	—	—	3,965
Sale of common stock, net	—	—	—	—	432	1	3,797	—	—	—	—	3,798
June 2020 Warrants	—	—	—	—	—	—	3,031	—	—	—	—	3,031
Reclassification of July 2020 Warrants	—	—	—	—	—	—	9,450	—	—	—	—	9,450
Stock offering costs	—	—	—	—	—	—	(856)	—	—	—	—	(856)
Warrant issued in connection with debt instruments	—	—	—	—	—	—	67	—	—	—	—	67
Issuance of Series F Convertible Preferred Stock in Rights Offering, net of offering costs	—	—	—	—	—	—	—	18	2,411	—	—	2,411
Beneficial conversion of Series F Convertible Preferred Stock	—	—	—	—	—	—	2,700	—	(2,700)	—	—	—
Deemed dividend on Series F Convertible Preferred Stock	—	—	—	—	—	—	(17,378)	—	17,378	—	—	—
Conversion of Series F Convertible Preferred Stock	—	—	—	—	1,712	2	16,969	(17)	(16,971)	—	—	—
Issuance of stock from RSUs, net	—	—	—	—	74	—	163	—	—	—	—	163
Stock-based compensation	—	—	—	—	—	—	2,591	—	—	—	—	2,591
Exercise of common stock warrants	—	—	—	—	154	—	1,544	—	—	—	—	1,544
Net loss	—	—	—	—	—	—	—	—	—	—	(16,829)	(16,829)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	316	—	316

Balance, December 31, 2020	—	—	—	—	3,908	4	261,667	1	118	(385)	(251,376)	10,028

Sale of common stock, net	—	—	—	—	560	1	13,290	—	—	—	—	13,291
Exercise of stock options, net	—	—	—	—	14	—	132	—	—	—	—	132
Issuance of common stock for settlement of liability	—	—	—	—	20	—	510	—	—	—	—	510
Issuance of restricted shares	—	—	—	—	10	—	164	—	—	—	—	164
Conversion of Series F Convertible Preferred Stock	—	—	—	—	63	—	630	(1)	(630)	—	—	—
Deemed dividend on Series F Convertible Preferred Stock	—	—	—	—	—	—	(546)	—	546	—	—	—
Issuance of stock from RSUs, net	—	—	—	—	145	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	2,416	—	—	—	—	2,416
Exercise of common stock warrants	—	—	—	—	1,429	1	15,062	—	—	—	—	15,063
Net loss	—	—	—	—	—	—	—	—	—	—	(16,158)	(16,158)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(238)	—	(238)

Balance, December 31, 2021	—	—	—	—	6,149	6	293,325	—	34	(623)	(267,534)	25,208

Sale of common stock, net	—	—	—	—	679	1	5,601	—	—	—	—	5,602
Issuance of restricted shares	—	—	—	—	20	—	109	—	—	—	—	109
Issuance of Series G Redeemable Preferred Stock	154	—	—	—	—	—	—	—	—	—	—	—
Redemption of Series G Redeemable Preferred Stock	(154)	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series F Convertible Preferred Stock	—	—	—	—	25	—	251	—	(251)	—	—	—
Deemed dividend on Series F Convertible Preferred Stock	—	—	—	—	—	—	(217)	—	217	—	—	—
Issuance of stock from RSUs, net	—	—	—	—	123	—	—	—	—	—	—	—
Liability award reclass	—	—	—	—	—	—	596	—	—	—	—	596
Stock-based compensation	—	—	—	—	—	—	2,117	—	—	—	—	2,117
Exercise of common stock warrants	—	—	—	—	727	1	—	—	—	—	—	1
Net loss	—	—	—	—	—	—	—	—	—	—	(28,634)	(28,634)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(110)	—	(110)

Balance, December 31, 2022	—	$—	—	$—	7,723	$8	$301,782	—	$—	$(733)	$(296,168)	$4,889

See accompanying notes to consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Cash Flows from Operating Activities:
Net loss	$(28,634)	$(16,158)	$(16,829)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	497	400	499
Provision for bad debts	40	(202)	1,328
Provision for sales returns	—	—	87
Provision for inventory excess and obsolescence	1,312	(275)	(591)
Inventory disposals and recoveries, net	1,486	(122)	1,300
Amortization of debt issuance costs	1,196	515	496
Patent litigation mark-to-market	—	315	—
Change in fair value of warrants	—	—	(5,850)
Issuance of restricted shares	109	164	—
Issuance costs for common stock warrants	—	—	1,641
Stock-based compensation	2,303	1,662	3,370
Gain on debt forgiveness	—	(3,014)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,643)	(978)	4,286
Inventory	(5,754)	(1,375)	(871)
Prepaid expenses and other current assets	(1,135)	285	825
Accounts payable and accrued liabilities	3,521	1,765	(2,107)
Deferred revenue	(59)	308	(379)

Net cash and cash equivalents used in operating activities	(26,761)	(16,710)	(12,795)

Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(3,727)	(707)	(96)

Net cash and cash equivalents used in investing activities	(3,727)	(707)	(96)

Cash Flows from Financing Activities:
Proceeds from the sale of common stock	5,602	14,420	6,912
Proceeds from the issuance of Series F Convertible Preferred Stock	—	—	2,700
Proceeds from the issuance of July 2020 Warrants	—	—	15,300
Payments of equity offering costs	—	(1,135)	(1,281)
Payment of July 2020 Warrant issuance costs	—	—	(1,640)
Borrowings on other long-term loans	—	—	3,140
Principal payment on term loan	(1,000)	—	(700)
Borrowings on credit facility	—	—	3,000
Payments of credit facility	—	—	(3,000)
Payments of debt issuance costs	—	(25)	(128)
Proceeds from the exercise of common stock warrants	1	16,562	46
Proceeds from exercise of stock options	—	132	—

Net cash and cash equivalents provided by financing activities	4,603	29,954	24,349

Effect of exchange rate changes	(109)	(238)	317

Increase (decrease) in cash and cash equivalents	(25,994)	12,299	11,775
Cash, cash equivalents and restricted cash, beginning of year	30,175	17,876	6,101

Cash, cash equivalents and restricted cash, end of year	$4,181	$30,175	$17,876

Supplemental cash flow disclosure:
Cash paid for interest	$1,519	$1,771	$1,881
Cash received for interest	$26	$56	$11
Cash paid for income taxes	$59	$171	$22
Cash paid for operating leases	$254	$246	$489
Non-cash settlement of liability	$—	$510	$151
Non-cash right-of-use assets obtained in exchange for lease obligations	$574	$150	$2,037
Equity financing costs in accounts payable	$—	$—	$74
Deemed dividend on preferred stock	$217	$546	$17,378
Forgiveness of debt	$—	$—	$10
Receivable from warrants exercised and included in prepaid and other current assets	$—	$(1,498)	$1,498
Warrants issued in connection with debt instruments	$—	$—	$67

See accompanying notes to consolidated financial statements.

BIOLASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

The Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company”) is a leading provider of advanced laser systems for the dental industry. The Company develops, manufactures, markets, and sells laser systems that provide significant benefits for dental practitioners and their patients. The Company’s proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. The Company’s laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect amounts reported in the consolidated financial statements and the accompanying notes. Significant estimates in these consolidated financial statements include allowances on accounts receivable, inventory, and deferred taxes, as well as estimates for accrued warranty expenses, goodwill and the ability of goodwill to be realized, revenue deferrals, effects of stock-based compensation and warrants, contingent liabilities, and the provision or benefit for income taxes. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ materially from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market (or, if none exists, the most advantageous market) for the specific asset or liability at the measurement date (referred to as the “exit price”). The fair value is based on assumptions that market participants would use, including a consideration of non-performance risk. Under the accounting guidance for fair value hierarchy, there are three levels of measurement inputs. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly. Level 3 inputs are unobservable due to little or no corroborating market data.

The Company’s financial instruments, consisting of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, and the SWK Loan (as defined below) as discussed in Note 6 — Debt — Term Loan, approximate fair value because of the relative short maturity of these items and the market interest rates the Company could currently obtain.

Concentration of Credit Risk, Interest Rate Risk and Foreign Currency Exchange Rate

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash and cash equivalents, restricted cash, and trade accounts receivable. The Company maintains its cash and cash equivalents and restricted cash with established commercial banks. At times, balances may exceed federally insured limits. To minimize the risk associated with trade accounts receivable, management performs ongoing credit evaluations of customers’ financial condition and maintains relationships with the Company’s customers that allow management to monitor current changes in business operations so the Company can respond as needed. The Company does not, generally, require customers to provide collateral before it sells them its products. However, the Company has required certain distributors to make prepayments for significant purchases of products.

Substantially all of the Company’s revenue is denominated in U.S. dollars, including sales to international distributors. Only a small portion of its revenue and expenses is denominated in foreign currencies, principally the Euro and Indian Rupee. The Company’s foreign currency expenditures primarily consist of the cost of maintaining offices, consulting services, and employee-related costs. During the years ended December 31, 2022, 2021, and 2020, the Company did not enter into any hedging contracts. Future fluctuations in the value of the U.S. dollar may affect the price competitiveness of the Company’s products outside the U.S.

Liquidity and Management’s Plans

The Company has reported losses from operations of $25.3 million, $16.4 million, and $18.5 million for the years ended December 31, 2022, 2021, and 2020, respectively, and has not generated positive net cash from operations for the same periods.

As of December 31, 2022, the Company had working capital of approximately $11.2 million. The Company’s principal sources of liquidity consisted of approximately $4.2 million in cash and cash equivalents and $5.8 million of net accounts receivable. As of December 31, 2021, the Company had working capital of approximately $35.5 million, $30.0 million in cash and cash equivalents and $4.2 million of net accounts receivable. The decrease in cash and cash equivalents was primarily due to cash used in operating activities of $26.8 million, $3.7 million cash used in investing activities, and $1.0 million payment on the SWK Loan, partially offset by $5.6 million net proceeds from the June 2022 direct offering and private placement. See Note 8 – Redeemable Preferred Stock and Stockholders’ Equity for additional information on these common stock issuances and warrant exercises.

The Company’s recurring losses, level of cash used in operations, potential need for additional capital, and the uncertainties surrounding our ability to raise additional capital, raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In order for the Company to continue operations beyond the next 12 months and be able to discharge its liabilities and commitments in the normal course of business, the Company must increase sales of its products, control or potentially reduce expenses and establish profitable operations in order to generate cash from operations or obtain additional funds when needed.

Although the Company received net proceeds of approximately $5.6 million from common stock issuance in June 2022, the Company may still have to raise additional capital in the future. Additional capital requirements may depend on many factors, including, among other things, the rate at which the Company’s business grows, the COVID-19 pandemic and the actions taken to contain it, demands for working capital, manufacturing capacity, and any acquisitions that the Company may pursue. From time to time, the Company could be required, or may otherwise attempt, to raise capital through either equity or debt offerings. The Company cannot provide assurance that it will be able to successfully enter into any such equity or debt financings in the future or that the required capital would be available on acceptable terms, if at all, or that any such financing activity would not be dilutive to its’ stockholders.

COVID-19 Risk and Uncertainties

The COVID-19 pandemic severely impacted global economic activity, and many countries and many states in the United States reacted to the outbreak by instituting quarantines, mandating business and school closures and restricting travel. These mandated business closures included dental office closures worldwide for all but emergency procedures. As these quarantines and restrictions began to be lifted in 2021, the Company’s sales began to return to pre-pandemic levels. However, there are still uncertainties regarding the ongoing and future effects of COVID-19, and there is no assurance that the Company’s sales will not be further impacted in 2023 or at any time thereafter.

Reverse Stock Split

At the 2022 annual meeting of BIOLASE stockholders (the “2022 Annual Meeting”), BIOLASE stockholders approved an amendment to BIOLASE’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of BIOLASE common stock, at a ratio ranging from one-for-two (1:2) to one-for-twenty-five (1:25), with the final ratio to be determined by the Board. Immediately after the 2022 Annual Meeting, the Board approved a one-for-twenty-five (1:25) reverse stock split of the outstanding shares of BIOLASE common stock (the “Reverse Stock Split”). On April 28, 2022, BIOLASE filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, which became effective on April 28, 2022. The amendment did not change the number of authorized shares of BIOLASE common stock. Except as the context otherwise requires, all common stock share numbers, share price amounts (including exercise prices, conversion prices, and closing market prices), and the common stock quantities issuable upon the exercise of warrants issued prior to April 28, 2022 contained in the consolidated financial statements and notes thereto reflect the one-for-twenty-five (1:25) reverse stock split

Membership Interest Purchase Agreement

On September 22, 2022, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Med-Fiber LLC (“Med-Fiber”) and Alexei Tchapyjnikov, pursuant to which the Company acquired all of the issued and outstanding membership interests of Med-Fiber on the terms and subject to the conditions set forth in the Purchase Agreement, for a purchase price equal to $1,320,000, plus, subject to the satisfaction of certain milestones, additional earn-out consideration in an aggregate amount of up to $880,000. Med-Fiber was engaged in the business of manufacturing and supplying infrared transmitting fiber optics for laser power delivery applications and activities related thereto. The purchase was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated in a group of similar assets. The $2,220,000 is included as a component of property, plant, and equipment in the consolidated balance sheet as of December 31, 2022.

Cyber Incident

In December 2021, the Company experienced a cybersecurity attack that caused a brief network disruption and impacted certain systems. Upon detection, the Company took immediate steps to address the incident, engaged third-party experts, and notified law enforcement. The Company has taken actions to strengthen its existing systems and implement additional prevention measures. This incident is expected to be immaterial both financially and operationally to the Company. The Company will continue to monitor and assess as needed. All liabilities were fully insured, and as of December 31, 2022 the Company recorded an accrued liability and an insurance receivable within prepaid expenses and other current assets of $0.4 million. In March 2022 the Company received the cash reimbursement from our insurance provider.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, as cash equivalents. Cash equivalents are carried at cost, which approximates fair market value.

Restricted Cash

There was no restricted cash as of December 31, 2022. As of December 31, 2021, the restricted cash balance was $0.2 million. Restricted cash represents a revolving 90-day certificate of deposit maintained by the Company as collateral in connection with corporate credit cards.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheets to the same total reported in the consolidated statements of cash flows (in thousands):

	For the years ended December 31,
	2022	2021
Cash and cash equivalents	$4,181	$29,972
Restricted cash	—	203

Total cash, cash equivalents, and restricted cash in the consolidated statement of cash flows	$4,181	$30,175

Inventory

The Company values inventory at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. The carrying value of inventory is evaluated periodically for excess quantities and obsolescence. Management evaluates quantities on hand, physical condition, and technical functionality as these characteristics may be impacted by anticipated customer demand for current products and new product introductions. The allowance is adjusted based on such evaluation, with a corresponding provision included in cost of revenue. Abnormal amounts of idle facility expenses, freight, handling costs and wasted material are recognized as current period charges, and the Company’s allocation of fixed production overhead is based on the normal capacity of its production facilities.

Property, Plant, and Equipment

Property, plant, and equipment is stated at acquisition cost less accumulated depreciation. Maintenance and repairs are expensed as incurred. Upon sale or disposition of assets, any gain or loss is included in the consolidated statements of operations.

The cost of property, plant, and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets, except for leasehold improvements, which are depreciated over the lesser of the estimated useful lives of the respective assets or the related lease terms.

Building	30 years
Leasehold improvements	3 to 5 years
Equipment and computers	3 to 5 years
Furniture and fixtures	5 years

Depreciation expense for the years ended December 31, 2022, 2021, and 2020 totaled $0.5 million, $0.4 million and $0.5 million, respectively.

Goodwill and Other Intangible Assets

Goodwill is not subject to amortization but is evaluated for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. The Company operates in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level against the fair value of the Company. The fair value of a reporting unit refers to the amount at which the unit as a whole could be bought or sold in a current transaction between willing parties. Quoted market prices in active markets are the best evidence of fair value and are used as the basis for measurement, if available. Management assesses potential impairment on an annual basis and compares the Company’s market capitalization to its carrying amount, including goodwill. A significant decrease in the Company’s stock price could indicate a material impairment of goodwill which, after further analysis, could result in a material charge to operations. Inherent in the Company’s fair value determinations are certain judgments and estimates, including projections of future cash flows, the discount rate reflecting the inherent risk in future cash flows, the interpretation of current economic indicators and market valuations, and strategic plans with regard to operations. A change in these underlying assumptions could cause a change in the results of the tests, which could cause the fair value of the reporting unit to be less than its respective carrying amount.

Costs incurred to acquire and successfully defend patents, and costs incurred to acquire trademarks and trade names are capitalized. Costs related to the internal development of technologies that are ultimately patented are expensed as incurred. Intangible assets, except those determined to have an indefinite life, are amortized using the straight-line method or over management’s best estimate of the pattern of economic benefit over the estimated useful life of the assets. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Long-Lived Assets

The carrying values of long-lived assets are reviewed when indicators of impairment, such as reductions in demand or significant economic slowdowns, are present. Reviews are performed to determine whether carrying value of an asset is impaired based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows. Impairment is based on the excess of the carrying amount over the fair value of those assets.

Redeemable Preferred Stock

The Company classifies convertible preferred stock that is redeemable at the stockholder’s discretion as mezzanine equity. In a private offering in 2019, the Company issued and sold 69,565 shares of its Series E Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”) to two stockholders who owned over 60% of the outstanding shares of common stock of the Company for a share price of $57.50 per share and a par value of $0.001 per share. Each share of the Series E Preferred Stock was convertible into 4 shares of BIOLASE common stock upon exercise. All 69,565 shares of Series E Preferred Stock were automatically converted into 278,240 shares of common stock upon receipt of the requisite approval at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”). Upon conversion based on its original terms, the Company recorded the exchange of Series E Preferred Stock of approximately $4.0 million for common stock, with no charge in retained earnings. As of December 31, 2022 and 2021, there were no shares of Series E Preferred Stock issued and outstanding. Additional details are discussed further in Note 8 to these consolidated financial statements.

Other Comprehensive (Loss) Income

Other comprehensive (loss) income encompasses the change in equity from transactions and other events and circumstances from non-owner sources and is included as a component of stockholders’ equity but is excluded from net (loss) income. Accumulated other comprehensive (loss) income is comprised of foreign currency translation adjustments.

Foreign Currency Translation and Transactions

Transactions of the Company’s German, Spanish, Australian, and Indian subsidiaries are denominated in their local currencies which have been determined to be their functional currencies. The results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end-of-period exchange rates. Translation gains or losses are shown as a component of accumulated other comprehensive (loss) income in stockholders’ equity. Income and losses resulting from foreign currency transactions which are denominated in a currency other than the entity’s functional currency, are included in the consolidated statements of operations.

Revenue Recognition

Contracts with Customers

Revenue for sales of products and services is derived from contracts with customers. The products and services promised in customer contracts include delivery of laser systems, imaging systems, and consumables as well as certain ancillary services such as training and extended warranties. Contracts with each customer generally state the terms of the sale, including the description, quantity and price of each product or service. Payment terms are stated in the contract and vary according to the arrangement. Because the customer typically agrees to a stated rate and price in the contract that does not vary over the life of the contract, the Company’s contracts do not contain variable consideration. The Company establishes a provision for estimated warranty expense.

Performance Obligations

At contract inception, the Company assesses the products and services promised in its contracts with customers. The Company then identifies performance obligations to transfer distinct products or services to the customers. In order to identify performance obligations, the Company considers all of the products or services promised in contracts regardless of whether they are explicitly stated or are implied by customary business practices.

Revenue from products and services transferred to customers at a single point in time accounted for 88%, 88%, and 81% of net revenue for the years ended December 31, 2022, 2021, and 2020, respectively. The majority of the Company’s revenue recognized at a point in time is for the sale laser systems, imaging systems, and consumables. Revenue from these contracts is recognized when the customer is able to direct the use of and obtain substantially all of the benefits from the product which generally coincides with title transfer during the shipping process.

Revenue from services transferred to customers over time accounted for 12%, 12%, and 19% of net revenue for the years ended December 31, 2022, 2021, and 2020, respectively. The majority of our revenue that is recognized over time relates to product training and extended warranties. Deferred revenue attributable to undelivered elements, which primarily consists of product training, totaled $0.4 million and $0.8 million as of December 31, 2022 and 2021, respectively.

Transaction Price Allocation

The transaction price for a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, each performance obligation is satisfied. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in a contract. The primary method used to estimate standalone selling price is the observable price when the good or service is sold separately in similar circumstances and to similar customers.

Significant Judgments

Revenue is recorded for extended warranties over time as the customer benefits from the warranty coverage. This revenue will be recognized equally throughout the contract period as the customer receives benefits from the Company’s promise to provide such services. Revenue is recorded for product training as the customer attends a training program or upon the expiration of the obligation, which is generally after nine months.

The Company also has contracts that include both the product sales and product training as performance obligations. In those cases, the Company records revenue for product sales at the point in time when the product has been shipped. The customer obtains control of the product when it is shipped, as all shipments are made FOB shipping point, and after the customer selects its shipping method and pays all shipping costs and insurance. The Company has concluded that control is transferred to the customer upon shipment.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on an analysis of customer accounts and the Company’s historical experience with accounts receivable write-offs.

Contract Liabilities

The Company performs its obligations under a contract with a customer by transferring products and/or services in exchange for consideration from the customer. The Company typically invoices its customers as soon as control of a good and/or service is transferred and a receivable for the Company is established. The Company, however, recognizes a contract liability when a customer prepays for goods and/or services and the Company has not transferred control of the goods and/or services. The opening and closing balances of the Company’s contract liabilities are as follows (in thousands):

	December 31,
	2022	2021
Undelivered elements (training, installation, product and support services)	$447	$835
Extended warranty contracts	2,082	1,753

Total deferred revenue	2,529	2,588

Less: long-term portion of deferred revenue	(418)	(329)

Deferred revenue — current	$2,111	$2,259

The balance of contract assets was immaterial as the Company did not have a significant amount of uninvoiced receivables as of December 31, 2022 and 2021.

The amount of revenue recognized during the years ended December 31, 2022 and 2021 that was included in the opening contract liability balance related to undelivered elements was $0.8 million and $0.6 million, respectively. The revenue recognized during the year related to the opening extended warranty contracts balance was $1.4 million and $1.1 million, for the years ended December 31, 2022 and 2021, respectively.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers into geographical regions and by the timing of when goods and services are transferred. The Company determined that disaggregating revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by regional economic factors.

The Company’s revenues related to the following geographic areas were as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
United States	$33,876	$25,384	$16,195
International	14,586	13,804	6,585

Net Revenue	$48,462	$39,188	$22,780

Information regarding revenues disaggregated by the timing of when goods and services are transferred is as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Revenue recognized over time	$5,697	$4,709	$4,314
Revenue recognized at a point in time	42,765	34,479	18,466

Net Revenue	$48,462	$39,188	$22,780

The Company’s sales by end market is as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
End-customer	$33,876	$25,384	$16,195
Distributors	14,586	13,804	6,585

Net Revenue	$48,462	$39,188	$22,780

Shipping and Handling Costs and Revenues

Shipping and freight costs are treated as fulfillment costs. For shipments to end-customers, the customer bears the shipping and freight costs and has control of the product upon shipment. For shipments to distributors, the distributor bears the shipping and freight costs, including insurance, tariffs and other import/export costs.

Provision for Warranty Expense

The Company provides warranties against defects in materials and workmanship of its laser systems for specified periods of time. For the years ended December 31, 2022, 2021, and 2020, domestic sales of the Waterlase laser systems were covered by the warranty for a period of up to one year and diode systems were covered by the warranty for a period of up to two years from the date of sale by the Company or the distributor to the end-user. Laser systems sold internationally are covered by the warranty for a period of up to 24 months from the date of sale to the international distributor. Estimated warranty expenses are recorded as an accrued liability with a corresponding provision to cost of revenue. This estimate is recognized concurrent with the recognition of revenue on the sale to the distributor or end-user. Warranty expenses expected to be incurred after one year from the time of sale to the distributor are classified as a long-term warranty accrual. The Company’s overall accrual is based on its historical experience and management’s expectation of future conditions, taking into consideration the location and type of customer and the type of laser, which directly correlate to the materials and components under warranty, the duration of the warranty period, and the logistical costs to service the warranty. Additional factors that may impact the Company’s warranty accrual include changes in the quality of materials, leadership and training of the production and services departments, knowledge of the lasers and workmanship, training of customers, and adherence to the warranty policies. Additionally, an increase in warranty claims or in the costs associated with servicing those claims would likely result in an increase in the accrual and a decrease in gross profit. All imaging products are initially covered by the manufacturer’s warranties. However, the Company offers extended warranties on certain imaging products.

The current portion of the warranty accrual is included within accrued liabilities. Changes in the initial product warranty accrual and the expenses incurred under the Company’s initial and extended warranties were as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Balance, beginning of period	$1,086	$1,132	$1,110
Provision for estimated warranty cost	3,639	1,747	1,047
Warranty expenditures	(3,072)	(1,793)	(1,025)

Balance, end of period	1,653	1,086	1,132
Less: long-term portion of warranty accrual	360	521	384

Current portion of warranty accrual	$1,293	$565	$748

Advertising Costs

Advertising costs are expensed as incurred and totaled $1.5 million, $1.4 million and $0.6 million for the years ended December 31, 2022, 2021, and 2020, respectively.

Engineering and Development

Engineering and development expenses are generally expensed as incurred and consist of engineering personnel salaries and benefits, prototype supplies, contract services, and consulting fees related to product development.

Stock-Based Compensation

During the years ended December 31, 2022, 2021, and 2020, the Company recognized compensation cost related to share-based payments of $2.3 million, $1.7 million, and $3.4 million, respectively, based on the grant-date fair value. As of December 31, 2022 approximately $0.2 million of the stock compensation cost related to performance-based awards was recognized as a liability, with none as of December 31, 2021. The following table summarizes the income statement classification of compensation expense associated with share-based payments (in thousands):

	Years Ended December 31,
	2022	2021	2020
Cost of revenue	$154	$156	$297
Sales and marketing	576	367	789
General and administrative	1,368	820	2,042
Engineering and development	205	319	242

	$2,303	$1,662	$3,370

As of December 31, 2022 and 2021, the Company had $1.0 million and $0.8 million, respectively, of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements granted under its existing plans. The expense is expected to be recognized over a weighted-average period of 0.9 years as of December 31, 2022.

Stock-based compensation expense is estimated at the grant date of the award, is based on the fair value of the award and is recognized ratably over the requisite service period of the award. For restricted stock units (“RSUs”) the Company estimates the fair value of the award based on the number of awards and the fair value of BIOLASE common stock on the grant date, and applies an estimated forfeiture rate. For stock options, the

Company estimates the fair value of the option award using the Black-Scholes option pricing model. This option-pricing model requires the Company to make several assumptions regarding the key variables used to calculate the fair value of its stock options. The risk-free interest rate used is based on the U.S. Treasury yield curve in effect for the expected lives of the options at their grant dates. Since July 1, 2005, the Company has used a dividend yield of zero, as it does not intend to pay cash dividends on its common stock in the foreseeable future. The most critical assumptions used in calculating the fair value of stock options is the expected life of the option and the expected volatility of BIOLASE common stock. The expected life is calculated in accordance with the simplified method, whereby for service-based awards the expected life is calculated as a midpoint between the vesting date and expiration date. The Company uses the simplified method, as there is not a sufficient history of share option exercises. For performance-based awards, the expected life equals the life of the award. Management believes that the historic volatility of the BIOLASE common stock is a reliable indicator of future volatility, and accordingly, a stock volatility factor based on the historical volatility of the BIOLASE common stock over a lookback period of the expected life is used in approximating the estimated volatility of new stock options. Compensation expense is recognized using the straight-line method for all service-based employee awards and graded amortization for all performance-based awards. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated at the date of grant based on historical experience and future expectations. Forfeitures are estimated at the time of the grant and revised in subsequent periods as actual forfeitures differ from those estimates. The Company applied forfeiture rates of 10.87%, 10.91%, 28.25% and 37.49% to awards granted during the year ended December 31, 2022 depending on the vesting terms and position of the grantee. The Company’s forfeiture rates applied to awards granted during the year ended December 31, 2021 were 10.91%, 25.91%, 40.21% and 49.45% and during the year ended December 31, 2020, were 10.9% and 49.4%, respectively.

The stock option fair values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2022	2021	2020
Expected term (years)	N/A	6.1	5.5
Volatility	N/A	111%	103%
Annual dividend per share	N/A	$—	$—
Risk-free interest rate	N/A	1.0%	0.4%

There were no stock options granted during the year ended December 31, 2022

Income Taxes

Based upon the Company’s operating losses during 2022, 2021, and 2020 and the available evidence, management has determined that it is more likely than not that the deferred tax assets as of December 31, 2022 will not be realized in the near term. Consequently, we have established a valuation allowance against our net deferred tax asset totaling $31.2 million and $27.3 million as of December 31, 2022 and 2021, respectively. In this determination, we considered factors such as our earnings history, future projected earnings, and tax planning strategies. If sufficient evidence of our ability to generate sufficient future taxable income tax benefits becomes apparent, we may reduce our valuation allowance, resulting in tax benefits in our statement of operations and in additional paid-in-capital. Management evaluates the potential realization of our deferred tax assets and assesses the need for reducing the valuation allowance periodically.

The company has elected to treat interest any penalties associated with uncertain tax positions as a component of income tax expense.

Net Loss Per Share — Basic and Diluted

Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. In computing diluted net income

(loss) per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities. Net income (loss) is adjusted for any deemed dividends to preferred stockholders to compute income available to common stockholders.

Outstanding stock options, restricted stock units and warrants to purchase approximately 2.7 million, 0.9 million, and 2.4 million shares were not included in the calculation of diluted loss per share amounts for the years ended December 31, 2022, 2021, and 2020, respectively, as their effect would have been anti-dilutive. Also excluded in the calculation of diluted loss per share amount for the years ended December 31, 2021, are the 0.6 million shares of BIOLASE common stock that were issuable upon conversion of the 251 shares of Series F Convertible Preferred Stock, par value $0.001 per share (“Series F Preferred Stock”), discussed further in Note 8 – Redeemable Preferred Stock and Stockholders’ Equity – Preferred Stock, as their effect would have been anti-dilutive.

Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB’s Accounting Standards Codification (“ASC”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

Accounting Standards Recently Adopted

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related earnings per share guidance. This standard became effective for the Company beginning on January 1, 2022. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company adopted this guidance effective January 1, 2022, and the adoption of this standard did not have a material impact on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This ASU clarifies the accounting for modifications or exchanges of freestanding equity-classified written call options (i.e. warrants) so that the transaction should be treated as an exchange of the original instrument for a new instrument. This standard is effective for fiscal years beginning after December 15, 2021 on a prospective basis, with early adoption permitted. The Company adopted this guidance effective January 1, 2022, and the adoption of this standard did not have a material impact on its consolidated financial statements.

In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. This ASU defers the sunset date of Topic 848, which provides relief to entities affected by reference rate reform. The ASU defers the sunset date of Topic 848 from December 31, 2022, to December 31, 2025. The standard is effective immediately and the Company adopted the standard in December 2022 with no financial impact. The Company is currently assessing the impact ASU 2020-04, for which this ASU 2022-06 relates, will have on its consolidated financial statements.

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard’s main goal is to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope and to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The standard will be effective for the Company beginning January 1, 2023, with early adoption permitted beginning January 1, 2019. We have evaluated the impact of the adoption of ASU 2016-13 and we do not expect it to have a significant impact on our financial position, results of operations, or cash flows.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The ASU provides practical expedients for contract modifications and hedge accounting to ease the accounting burden of transitioning to alternative reference rates for entities affected by reference rate reform. The adoption of this ASUs is relevant to the Company given that its term loan references LIBOR, which was expected to be discontinued by the end of 2021. This ASU has a sunset provision for adoption by December 31, 2022. However, in March 2021 the LIBOR discontinuation date was extended to June 2023. As a result, the FASB issued ASU 2022-06 to defer the sunset period to December 31, 2025. The Company is currently assessing the impact the new guidance will have on its consolidated financial statements

NOTE 3 — SUPPLEMENTARY BALANCE SHEET INFORMATION

Accounts Receivable, net:

Accounts receivable is net of allowances for doubtful accounts of $2.2 million and net of sales returns of $0.3 million as of December 31, 2022 and 2021.

Inventory:

	December 31,
(in thousands):	2022	2021
Raw materials	$6,697	$4,444
Work-in-process	1,871	1,726
Finished goods	7,316	6,759

Inventory	$15,884	$12,929

Inventory includes write-downs for excess and obsolete inventory totaling $2.2 million and $1.0 million as of December 31, 2022 and 2021, respectively. Write-downs for excess and obsolete inventory resulted in expense of $2.8 million, $0.3 million and $1.3 million during the years ended December 31, 2022, 2021, and 2020, respectively.

Prepaid expenses and other current assets:

	December 31,
(in thousands):	2022	2021
Prepaid inventory	$1,225	$578
Prepaid insurance	662	680
Other	1,166	754

Prepaid expenses and other current assets	$3,053	$2,012

Property, Plant, and Equipment, net:

	December 31,
(in thousands):	2022	2021
Building	$199	$211
Leasehold improvements	464	89
Equipment and computers	8,566	8,150
Furniture and fixtures	475	471
Construction in progress	2,957	31

Total property, plant, and equipment before depreciation and land	12,661	8,952
Less: accumulated depreciation	(8,538)	(8,049)

Total property, plant, and equipment, net before land	4,123	903
Land	155	164

Property, plant, and equipment, net	$4,278	$1,067

The Company did not recognize any impairments on property, plant, and equipment during the years ended December 31, 2022, 2021 and 2020.

Accrued Liabilities:

	December 31,
(in thousands):	2022	2021
Payroll and benefits	$4,674	$3,969
Warranty accrual, current portion	1,293	565
Lease liability	638	405
Accrued professional services	591	275
Accrued insurance premium	490	600
Taxes	432	558
Settlement accrual	—	805
Other	1,092	1,099

Accrued liabilities	$9,210	$8,276

The CARES Act allows employers to defer the deposit and payment of the employer’s share of Social Security taxes through December 31, 2020. Under the CARES Act, the Company deferred $0.2 million as of December 31, 2021. The deferred liability is included in accrued payroll and benefits.

As of December 31, 2021, a settlement accrual liability of $0.8 million related to the Settlement Agreement (as defined in Note 7 to these consolidated financial statements) was included in current accrued liabilities. Refer to Note 7 — Commitments and Contingencies for additional information.

NOTE 4 — INTANGIBLE ASSETS AND GOODWILL

The Company conducted its annual impairment test of goodwill as of September 30 and determined that there was no impairment. The Company also tests its intangible assets subject to amortization and goodwill between the annual impairment test if events occur or circumstances change that would more likely than not reduce the fair value of the Company or its assets below their carrying amounts. For intangible assets, the Company performs its impairment test when indicators, such as reductions in demand or significant economic slowdowns, are present. During the fourth quarter ended December 31, 2022, due to the sustained decrease in the stock price of BIOLASE common stock decreasing the implied fair value of the business, the Company performed a quantitative assessment of impairment over goodwill and determined that there was no impairment to our goodwill. Goodwill was valued using an equally weighted income approach and market approach. The unobservable inputs utilized in determining the fair value of the goodwill, which is categorized as a Level 3 instrument, are the discount rate of 15.7% and various revenue growth rates utilized in the financial forecast of future cash flows. There were no events that triggered further impairment testing of the Company’s intangible assets and goodwill during the years ended December 31, 2021 and 2020.

As of December 31, 2022 and 2021, the Company had goodwill (indefinite life) of $2.9 million. As of December 31, 2022 and 2021, all intangible assets subject to amortization have been fully amortized and there was no amortization expense for the respective years.

The following table presents the details of the Company’s intangible assets, related accumulated amortization and goodwill (in thousands):

	As of December 31, 2022 and 2021
	Gross	Accumulated Amortization	Impairment	Carrying Value
Patents (4-10 years)	$1,914	$(1,914)	$—	$—
Trademarks (6 years)	69	(69)	—	—
Other (4 to 6 years)	817	(817)	—	—

Total	$2,800	$(2,800)	$—	$—

Goodwill (indefinite life)	$2,926			$2,926

NOTE 5 — INCOME TAXES

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered, and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized. Management has determined that a full valuation allowance against the Company’s net deferred tax assets is appropriate.

The following table presents the current and deferred provision for income taxes for the years ended December 31 (in thousands):

	2022	2021	2020
Current:
Federal	$—	$—	$—
State	40	17	26
Foreign	70	47	101

	110	64	127

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(1)	1	1

	(1)	1	1

	$109	$65	$128

The provision for income taxes differs from the amount that would result from applying the federal statutory rate as follows for the years ended December 31:

	2022	2021	2020
Statutory regular federal income tax rate	(21.0)%	(21.0)%	(21.0)%
Change in valuation allowance	(92.8)%	34.2%	(6.8)%
State tax benefit (net of federal benefit)	(3.9)%	(4.8)%	(4.8)%
Research credits	—%	(0.6)%	0.6%
Foreign amounts with no tax benefit	0.1%	—%	(0.1)%
Non-deductible expenses	0.6%	(4.2)%	(4.1)%
Effect of change in rate	4.5%	—%	9.7%
Expired net operating loss carryforwards	—%	—%	3.7%
Net operating loss 382 write-offs	113.4%	—%	—%
Effect of prior year true-ups	(1.2)%	(4.3)%	22.8%
Other	0.6%	1.1%	0.7%

Total	0.3%	0.4%	0.7%

The components of the deferred income tax assets and liabilities as of December 31 (in thousands):

	2022	2021
Capitalized intangible assets for tax purposes	$(38)	$(38)
Reserves not currently deductible	2,409	1,903
Deferred revenue	106	640
Stock options	1,500	903
State taxes	6	5
Income tax credits	1,496	3,429
Inventory	1,024	771
Property and equipment	186	192
Unrealized gain on foreign currency	113	105
Disallowed Interest	2,167	1,757
Lease liability	475	462
Capitalized research or experimental expenses	1,456	—
Net operating losses	21,665	18,425

Total deferred tax assets	32,565	28,554
Valuation allowance	(31,235)	(27,261)

Net deferred tax assets	1,330	1,293

Capitalized intangible assets	(664)	(664)
Right of use asset	(442)	(428)
Other	(190)	(144)

Total deferred tax liabilities	(1,296)	(1,236)

Net deferred tax assets	$34	$57

Based upon the Company’s operating losses incurred for each of the years ended December 31, 2022, 2021, and 2020 and the available evidence, the Company has established a valuation allowance against its net deferred tax assets in the amount of $31.2 million as of December 31, 2022. Management considered factors such as the Company’s earnings history, future projected earnings, and tax planning strategies. If sufficient evidence of the Company’s ability to generate sufficient future taxable income tax benefits becomes apparent, the valuation allowance may be reduced, thereby resulting in tax benefits in the statement of operations and additional paid-in-capital. Management evaluates the potential realization of the Company’s deferred tax assets and assesses the need for reducing the valuation allowance periodically.

As of December 31, 2022, the Company had net operating loss (“NOL”) carryforwards for federal and state purposes of approximately $87.6 million and $50.3 million, respectively. For NOLs generated before December 31, 2018, the carryforward period is 20 years while NOLs generated after December 31, 2018 can be carried forward indefinitely. All NOLs generated before December 31, 2018 will expire by 2038. The Company’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. IRC Section 382 generally imposes an annual limitation on the amount of NOL carryforwards that may be used to offset taxable income where a corporation has undergone significant changes in stock ownership.

Pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) Sections 382 and 383, annual use of a company’s NOL and research and development credit carryforwards may be limited if there is a cumulative change in ownership of greater than 50% within a three-year period. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. If limited, the related tax asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. The Company has established a valuation allowance as the realization of such deferred tax assets has not met the more likely than not threshold requirement. Due to the existence of the valuation allowance, further changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

During 2022, the Company completed an assessment of the available net operating loss and tax credit carryforwards under Section 382 and 383 and determined that the Company underwent three ownership changes during the period from 2000 to 2022 on (i) August 8, 2016, (ii) June 8, 2020 and (iii) January 20, 2021. As a result, net operating loss and tax credit carryforwards attributable to the pre-ownership changes are subject to substantial annual limitations under Section 382 and 383 of Code due to the ownership changes. The Company has adjusted their previously reported net operating loss and tax credit carryforwards to address the impact of the ownership changes. This resulted in a reduction of available gross federal and state net operating loss carryforwards of approximately $123 million and $72.6 million, respectively. This also resulted in a reduction of federal tax R&D credit carryforwards of approximately $2 million related to the years ended December 31, 2021 and prior. Accordingly, the net operating loss presented above for the year ending December 31, 2021 was reduced by $30.4 million with a corresponding reduction to the valuation allowance of $30.4 million. As of December 31, 2022, the Company had research and development tax credit carryforwards for state purposes of approximately $2.1 million which will carry forward indefinitely for state purposes.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

Balance at January 1, 2020	$509
Additions for tax positions related to the prior year	—
Lapse of statute of limitations	—

Balance at January 1, 2021	509
Additions for tax positions related to the prior year	—
Lapse of statute of limitations	(159)

Balance at January 1, 2022	350
Additions for tax positions related to the prior year	—
Lapse of statute of limitations	—
Reduction due to section 382 limitation	(131)

Balance at December 31, 2022	$219

The Company expects resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained. The Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate. As of December 31, 2022 and 2021, the Company does not have liability for potential penalties or interest. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company files U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2019 through 2022 tax years generally remain subject to examination by federal and most state tax authorities. In foreign jurisdictions, the 2019 through 2022 tax years remain subject to examination by their respective tax authorities.

The 2017 Act subjects a U.S, stockholder to current tax on global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. We have elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. There is no inclusion of income related to GILTI in 2022.

The Inflation Reduction Act (IRA) was enacted on August 16, 2022 and includes a new corporate alternative minimum tax based on book income, an excise tax on stock buybacks, and other items such as tax incentives for energy and climate initiatives. There is no impact to the Company at this time, however this may change depending on each year’s differing facts and activities. The Company will continue to monitor this over time.

NOTE 6 — DEBT

The following table presents the details of the principal outstanding and unamortized discount (in thousands):

	December 31,
	2022	2021
SWK Loan	$14,650	$14,300
EIDL Loan	150	150
Discount and debt issuance costs on SWK Loan	(1,009)	(847)

Total	13,791	13,603
Current term loans, net of discount	700	—

Non current term loans, net of discount	$13,091	$13,603

EIDL Loan

On May 22, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest on the EIDL Loan accrues at the rate of 3.75% per annum and installment payments, including principal and interest, are due monthly beginning in July 2021 and are payable through July 2050. In April 2021, the SBA announced that it was extending the first payment due date for all loans until 2022, or 24 months from the loan execution date. In March 2022, the SBA announced that it was extending the first payment due date for all loans an additional six months, or 30 months from the loan execution date. The Company began making payments on this EIDL Loan starting in November 2022. Fixed payments are first applied to any accrued interest.

Term Loan

On November 9, 2018, the Company entered into a five-year secured Credit Agreement (as amended, restated, and supplemented from time to time, the “Credit Agreement”) with SWK Funding, LLC (“SWK”), pursuant to which the Company has borrowed $14.35 million (“SWK Loan”). The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets. Under the terms of the Credit Agreement, repayment of the loan is interest-only for the first two years, paid quarterly with the option to extend the interest-only period. Principal repayments were to begin in the first quarter of 2021 and were approximately $0.7 million quarterly until the loan matures in the fourth quarter of 2023. The loan bears interest at the London Interbank Offered Rate (“LIBOR”) plus 10% or another index that approximates LIBOR as close as possible if and when LIBOR no longer exists. Approximately $0.9 million of the proceeds from the SWK Loan were used to pay off all amounts owed to Western Alliance Bank under a previous Business Financing Agreement. The Company used the remaining proceeds to provide additional working capital to fund its growth initiatives.

The Credit Agreement contains financial and non-financial covenants requiring the Company to, among other things, (i) maintain unencumbered liquid assets of (A) no less than $1.5 million or (B) the sum of aggregate cash flow from operations less capital expenditures, (ii) achieve certain revenue and EBITDA levels during the first two years of the loan, (iii) limit future borrowing, investments and dividends, and (iv) submit monthly and quarterly financial reporting.

In connection with the SWK Loan, the Company paid approximately $1.0 million in debt issuance costs, for the year ended December, 31, 2018. These costs were recognized as a discount on the SWK Loan and are being amortized on a straight-line basis over the loan term which approximates the effective-interest method.

As of March 31, 2019, the Company was not in compliance with certain covenants in the Credit Agreement and in May 2019, SWK granted the Company a waiver of such covenants. On May 7, 2019, the Company and SWK agreed to amend the Credit Agreement (the “First Amendment”) to increase the total commitment from $12.5 million to $15.0 million, and to revise the financial covenants to (i) adjust minimum revenue and EBITDA levels, (ii) require the Company to have a shelf registration statement declared effective by the Securities and Exchange Commission before September 30, 2019, with a proposed maximum aggregate offering price of at least $10.0 million if the Company does not reach set minimum revenue levels for the three-month period ended September 30, 2019, and (iii) require minimum liquidity of $1.5 million at all times. The First Amendment provided that if aggregate minimum revenue and EBITDA levels were not achieved by September 30, 2019, the minimum liquidity requirement would be increased to $3.0 million, until the Company has obtained additional equity or debt funding of no less than $5.0 million. The Company borrowed the additional $2.5 million during the year ended December 31, 2019.

In connection with the amendment, the Company paid to SWK loan origination and other fees of approximately $0.1 million payable in cash and approximately $0.2 million in additional SWK Warrants (as defined below) to purchase the BIOLASE common stock. The Company paid an additional finder’s fee to Deal Partners Group (“DPG”) of approximately $0.1 million in cash and $0.1 million in additional DPG Warrants (the “DPG Warrants”) to purchase BIOLASE common stock. The Company accounted for the First Amendment as a modification to existing debt and as a result, recognized the amounts paid to SWK in cash and warrants as additional debt issuance costs. Amounts paid to DPG in cash and warrants relating to the First Amendment were expensed as incurred in the Company’s consolidated statement of operations for the year ended December 31, 2019.

On September 30, 2019, the Company entered into the Second Amendment to the Credit Agreement with SWK (the “Second Amendment”), in connection with that certain Credit Agreement, by and among the Company, SWK, and the lender parties thereto. The Second Amendment amends the Credit Agreement to provide for a permitted inventory and accounts receivable revolving loan facility, secured by a first lien security interest in the Company’s inventory and accounts receivable, with a maximum principal amount of $5 million and with such other material terms and conditions acceptable to SWK in its commercially reasonable discretion.

In addition, SWK agreed to waive the effect of the Company’s non-compliance with certain unencumbered liquid assets financial operating covenants as set forth in the Credit Agreement, and SWK agreed to forbear from exercising rights and remedies otherwise available to it in the event of such non-compliance through October 31, 2019, or earlier in the event that an additional equity or subordinated debt financing was consummated with gross proceeds of not less than $5 million, or in the event of a default under the Credit Agreement.

On November 6, 2019, the Company agreed to further amend the Credit Agreement (the “Third Amendment”). Pursuant to the Third Amendment, SWK granted the Company a waiver of the Company’s non-compliance with certain financial covenants in the Credit Agreement. Also pursuant to the Third Amendment, the Company and SWK agreed to (i) revise financial covenants to adjust minimum revenue and EBITDA levels and (ii) remove the automatic increase of the minimum liquidity requirement based on certain aggregate minimum revenue and EBITDA levels as of September 30, 2019 (which was added pursuant to the First Amendment). In connection with the Third Amendment, the Company consolidated the SWK Warrants issued to SWK on November 9, 2018 and May 7, 2019. The price was adjusted to $1.00, the impact of this was immaterial.

As of December 31, 2019, the Company was not in compliance with debt covenants, and in March 2020, the Company obtained a waiver as part of a Fourth Amendment to the Credit Agreement (the “Fourth Amendment”).

On May 15, 2020, the Company entered into a Fifth Amendment to the Credit Agreement (the “Fifth Amendment”). The Fifth Amendment modified the Credit Agreement by providing for minimum consolidated unencumbered liquid assets of $1.5 million prior to June 30, 2020 and $3.0 million on or after June 30, 2020; providing for a minimum aggregate revenue target of $41.0 million for the 12-month period ending June 30, 2020, a related waiver of such minimum revenue target in the event that the Company raised equity capital or issued subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly revenue targets; and providing for a minimum EBITDA target of ($7.0 million) for the 12-month period ending June 30, 2020, a related waiver of such minimum EBIDTA target in the event that the Company raised equity capital or issued subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly EBITDA targets.

On August 12, 2020, the Company entered into a Sixth Amendment (the “Sixth Amendment”) to the Credit Agreement. Under the Sixth Amendment, the interest only period on the SWK Loan was extended through May 2022, the loan maturity date was extended to May 9, 2024, the financial covenants were amended and restated to exclude the remainder of 2020, and a $0.7 million repayment of the principal amount was required upon execution of the Sixth Amendment.

In light of the Company’s increase in working capital from the Equity Offering (as defined in Note 8 – Redeemable Preferred Stock and Stockholders’ Equity) and cash received from warrants exercised, the Company entered into the Seventh Amendment to the Credit Agreement (the “Seventh Amendment”) with SWK on February 24, 2021, which provided for adjusted minimum aggregate revenue and EBITDA requirements at the end of certain periods, to the extent that the Company’s liquid assets are less than $15 million. While the Company’s liquid assets are at or above $15 million, no financial maintenance covenants are applicable.

On November 18, 2021, the Company entered into the Eighth Amendment to the Credit Agreement (the “Eighth Amendment”) with SWK. The Eighth Amendment amended the Credit Agreement by providing for a new maturity date of May 31, 2025, extending the interest-only period to May 2023, reducing the effective interest rate by 200 basis points, deleting the definitions of “Key Person” and “Key Person Event”, and modifying the minimum aggregate revenue and EBITDA requirements at the end of certain periods, to the extent that liquid assets are less than $7.5 million.

On June 30, 2022, the Company entered into the Ninth Amendment to the Credit Agreement (the “Ninth Amendment”) with SWK, which extended the interest-only period by two quarters from May 2023 to November

2023 and lowered the required minimum unencumbered liquid assets. In connection with the Ninth Amendment, the Company prepaid $1.0 million of the outstanding loan balance.

On December 30, 2022, the Company entered into the Tenth Amendment to the Credit Agreement (the “Tenth Amendment”) with SWK, which lowered the required minimum unencumbered liquid assets.

In connection with amendments One through Seven to the Credit Agreement, the Company paid certain amendment fees per amendment payable up-front. These fees are being amortized over the remaining life of the SWK Loan as of the date of each amendment.

As of December 31, 2022, the Company was in compliance with debt covenants of the Credit Agreement.

The Company recognized approximately $2.8 million, $1.7 million, and $1.8 million in interest expense related to outstanding loans for the years ended December 31, 2022, 2021 and 2020, respectively. The interest expense for the year ended December 31, 2022 includes an immaterial out of period adjusted related to certain exit fees on the term loan. The weighted-average interest rate for the year ended December 31, 2022 was approximately 11.6%.

The future principal and interest payments as of December 31, 2022, are as follows (in thousands):

	Principal	Interest (1)
2023	$700	$1,863
2024	2,800	1,623
2025	11,150	712
2026	—	9
2027 and thereafter	150	89

Total future payments	$14,800	$4,296

(1)	Estimated using LIBOR rates as at December 31, 2022

Out of Period Adjustment

During the year ended December 31, 2022 an out of period adjustment related to our Credit Agreement with SWK was discovered. Pursuant to the Credit Agreement, we are required to pay certain exit fees totaling $1.4 million upon loan termination. However, on the loan origination date of November 9, 2018, these exit fees were not properly recorded as a debt premium increasing the face value of the loan and an offsetting increase in debt issuance costs to be amortized to interest expense over the life of the loan.

Adjustments were made during the year ended December 31, 2022, resulting in interest expense related to prior periods of $0.8 million. Of this adjustment, $0.2 million relates to the year ended December 31, 2021 and $0.3 million relates to the year ended December 31, 2020. We have evaluated the impact of this out of period adjustment on our financial statements and concluded that it was not material enough to warrant a restatement of historical financials. Nevertheless, we believe it is significant enough to present our historical financials on an “as adjusted” basis.

Warrants

In connection with the Credit Agreement, on November 9, 2018, the Company issued to SWK 372,023 warrants (the “SWK Warrants”), exercisable to 14,881 shares of BIOLASE common stock. In connection with the SWK Loan, the Company paid a finder’s fee to DPG of $0.5 million cash and issued the to DPG 279,851 DPG warrants, exercisable to 11,194 shares of BIOLASE common stock on November 14, 2018, and on May 7, 2019 34,552 warrants, exercisable to 1,382 shares of BIOLASE common stock.

Refer to Note 8 — Redeemable Preferred Stock and Stockholders’ Equity for further information on the warrants.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Leases

The Company enters into operating leases primarily for real estate, office equipment, and fleet vehicles. Lease terms generally range from one to five years, and often include options to renew for one year. The Company leases its corporate headquarters pursuant to a lease that expires on December 31, 2025 and leases a manufacturing facility located in Corona, California, which expires on June 30, 2025. The Company also leases additional office space and certain office equipment under various operating lease arrangements.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate (“IBR”) to determine the present value of the lease payments.

On January 22, 2020, the Company entered into a five-year real property lease agreement for an approximately 11,000 square foot facility in Corona, California for its manufacturing operations. The lease commenced on July 1, 2020. On December 10, 2021, the Company entered a lease for an additional 15,000 square feet at this facility. This additional lease commenced on February 1, 2022 and ends on June 30, 2025.

On February 4, 2020, the Company also entered into a 66-month real property lease agreement for office space of approximately 12,000 square feet of office space in Lake Forest, California. The lease commenced on July 1, 2020. On May 26, 2022, the Company entered into an additional lease at this location to expand the leased space by an additional 8,000 square feet for an additional training facility and model dental office. The additional lease commenced on March 9, 2023.

Information related to the Company’s right-of-use assets and related liabilities were as follows (in thousands):

	December 31,
	2022	2021
Cash paid for operating lease liabilities	$254	$246
Right-of-use assets obtained in exchange for new operating lease obligations	$574	$150
Weighted-average remaining lease term	2.7	3.7
Weighted-average discount rate	12.3%	12.3%

Lease expense consists of payments for real property, office copiers, and IT equipment. The Company recognizes payments for non-lease components such as common area maintenance in the period incurred. As of December 31, 2022, the only lease that had not commenced was for the additional training facility and model dental office lease in Foothill Ranch, California.

Future minimum rental commitments under lease agreements, as of December 31, 2022, with non-cancelable terms greater than one year for each of the years ending December 31 are as follows (in thousands):

December 31,
2023	$833
2024	822
2025	584
2026	—
2027 and thereafter	—

2,239
Less imputed interest	(342)

Total lease liabilities	$1,897

	December 31,
	2022	2021
Current operating lease liabilities, included in accrued liabilities	$638	$405
Non current lease liabilities	1,259	1,449

Total lease liabilities	$1,897	$1,854

Rent expense totaled $1.0 million, $0.9 million and $0.7 million for the years ended December 31, 2022, 2021, and 2020, respectively.

Employee Arrangements and Other Compensation

Certain members of management are entitled to severance benefits payable upon termination following a change in control, which would approximate $2.8 million and $2.3 million at December 31, 2022 and 2021, respectively. The Company also has agreements with certain employees to pay bonuses based on targeted performance criteria. As of December 31, 2022 and 2021, $1.4 million and $0.4 million was accrued for performance bonuses, which is included in accrued liabilities in the consolidated balance sheets. See Note 8 – Redeemable Preferred Stock and Stockholders’ Equity for additional information relating to specific stock-based compensation awards.

Purchase Commitments

The Company generally purchases components and subassemblies for its products from a limited group of third-party suppliers through purchase orders. The Company had $28.2 million of purchase commitments as of December 31, 2022, for which the Company has not received the goods or services and which is expected to be purchased primarily within one year. These purchase commitments were made to secure better pricing and to ensure the Company will have the necessary parts to meet anticipated near term demand. Although open purchase orders are considered enforceable and legally binding, the Company may be able to cancel, reschedule, or adjust requirements prior to supplier fulfillment.

Litigation

The Company discloses material loss contingencies deemed to be reasonably possible and accrues for loss contingencies when, in consultation with its legal advisors, management concludes that a loss is probable and reasonably estimable. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates.

Patent Litigation

On January 4, 2023, Plaintiff PIPStek, LLC (a wholly-owned subsidiary of Sonendo, Inc.) filed a lawsuit against BIOLASE, Inc. in the Federal District Court for the District of Delaware, alleging that BIOLASE’s Waterlase dental laser product infringes two PIPStek patents. The Complaint seeks unspecified damages and injunctive relief, as well as costs and attorneys’ fees against BIOLASE. BIOLASE intends to fully defend itself against PIPStek’s claims, and is currently required to answer or otherwise respond to the Complaint by April 27, 2023.

Intellectual Property Litigation

On April 24, 2012, CAO Group, Inc. (“CAO”) filed a lawsuit against BIOLASE in the District of Utah alleging that BIOLASE’s ezlase dental laser infringes on U.S. Patent No. 7,485,116 (the “116 Patent”). On

September 9, 2012, CAO amended its complaint, adding claims for (1) business disparagement/injurious falsehood under common law and (2) unfair competition under 15 U.S.C. Section 1125(a). The additional claims stemmed from a press release that BIOLASE issued on April 30, 2012, which CAO claimed contained false statements that were disparaging to CAO and its diode product. The amended complaint sought injunctive relief, treble damages, attorneys’ fees, punitive damages, and interest. Until January 24, 2018, this lawsuit was stayed in connection with United States Patent and Trademark Office proceedings relating to the 116 Patent, which proceedings ultimately culminated in a January 27, 2017 decision by the United States Court of Appeals for the Federal Circuit, affirming the findings of the Patent Trial and Appeal Board, which were generally favorable to the Company. On February 2, 2018, CAO moved for leave to file a second amended complaint to add certain claims, which filing the Company did not oppose.

On January 23, 2018, CAO filed a lawsuit against BIOLASE in the Central District of California alleging that BIOLASE’s diode lasers infringe on U.S. Patent Nos. 8,337,097, 8,834,497, 8,961,040 and 8,967,883. The complaint sought injunctive relief, treble damages, attorneys’ fees, punitive damages, and interest.

On February 2, 2019 (the “Effective Date”), BIOLASE entered into a settlement agreement (the “Settlement Agreement”) with CAO. Pursuant to the Settlement Agreement, CAO agreed to dismiss with prejudice the lawsuits filed by CAO against the Company in April 2012 and January 2018. In addition, CAO granted to the Company and its affiliates a non-exclusive, non-transferable (except as provided in the Settlement Agreement), royalty-free, fully-paid, worldwide license to the licensed patents for use in the licensed products and agreed not to sue the Company, its affiliates or any of its manufacturers, distributors, suppliers or customers for use of the licensed patents in the licensed products, and the parties agreed to a mutual release of claims. The Company agreed (i) to pay to CAO, within five days of the Effective Date, $500,000 in cash, (ii) to issue to CAO, within 30 days of the Effective Date, 500,000 restricted shares of BIOLASE common stock (the “Stock Consideration”), and (iii) to pay to CAO, within 30 days of December 31, 2021, an amount in cash equal to the difference (if positive) between $1,000,000 and the value of the Stock Consideration as of December 31, 2021. The Stock Consideration vests on December 31, 2021, the measurement date, and is payable in January 2021, subject to the terms of a restricted stock agreement to be entered into between the parties. The Company recognized a $1.5 million contingent loss on patent litigation settlement in its statement of operations for the year ended December 31, 2018. In January 2019, the Company paid CAO $500,000 in cash. On January 31, 2019, the case was dismissed with prejudice. During the three-month period ended March 31, 2019, the Company recorded an additional loss on patent litigation of $0.2 million which represented the change in fair value of the restricted stock to be issued to CAO at March 31, 2019. Subsequent to March 31, 2019, the Company reversed the additional loss commensurate with the fluctuations in the Company’s share price. In August 2020, the Company signed a Letter Agreement to terminate the Manufacturing Agreement and purchase from CAO raw materials and other inventory held by CAO as part of the original Settlement Agreement. During the year ended December 31, 2021, the Company recorded an additional loss on patent litigation of $0.3 million which represented the change in fair value of the liability to be paid to CAO.

In February 2021, the Company issued 20,000 restricted shares of common stock in satisfaction of its obligation to issue the Stock Consideration to CAO under the Settlement Agreement and reduced the accrued liability to $0.6 million. As of December 31, 2021, the remaining accrued liability related to the Settlement Agreement was included in current accrued liabilities in the amount of $0.8 million. In January 2022, the Company paid all amounts due to CAO and removed the liability.

NOTE 8 — REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

BIOLASE’s board of directors (the “Board”), without further stockholder authorization, may authorize the issuance from time to time of up to 1,000,000 shares of the Company’s preferred stock.

Common Stock

At the Company’s 2020 annual meeting of stockholders, the Company’s stockholders approved a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of BIOLASE common stock from 40,000,000 shares to 180,000,000 shares. On May 28, 2020, the Company filed the amendment with the Secretary of State of the State of Delaware to effect such increase.

At December 31, 2022, 7,722,717 shares of BIOLASE common stock were issued and 7,720,914 were outstanding.

2022 Direct Offering and Private Placement

On June 27, 2022, BIOLASE entered into a Securities Purchase Agreement with certain accredited institutional investors, pursuant to which BIOLASE agreed to issue, (i) in a registered direct offering, 678,745 shares of BIOLASE common stock, par value $0.001 per share, and pre-funded warrants to purchase 726,660 shares of BIOLASE common stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase 1,405,405 shares of BIOLASE common stock. The combined purchase price for one share of common stock and one Common Warrant was determined to be $4.625, and the combined purchase price for one Pre-Funded Warrant and one Common Warrant was determined to be $4.624. BIOLASE received aggregate gross proceeds from the transactions of approximately $6.5 million, before deducting fees to the placement agent and other transaction expenses payable by BIOLASE. The 678,745 shares of BIOLASE’s common stock, the Pre-Funded Warrants and the shares of BIOLASE common stock issuable upon exercise of the Pre-Funded Warrants were offered by BIOLASE pursuant to a shelf registration statement on Form S-3, which was declared effective on August 23, 2019.

2021 Equity Offering

On February 10, 2021, BIOLASE issued and sold in an underwritten offering an aggregate of 560,000 shares of common stock at a price of $25.75 per share less underwriting discounts and commissions. The Company received gross proceeds of approximately $14.4 million before deducting underwriting discounts and commissions and estimated offering expenses of $1.1 million.

2020 Registered Direct Offering

On June 10, 2020, the Company consummated a registered direct offering of 432,000 shares of BIOLASE common stock to certain accredited institutional investors and a concurrent private placement of 10,800,000 warrants to purchase 432,000 shares of BIOLASE common stock with an exercise price of $12.875 per share (the “June 2020 Warrants”), for a total gross proceeds of $6.9 million. Based on the relative fair value of the common stock, the Company allocated approximately $3.9 million to the common stock.

Dividends

There were no cash dividends paid or declared in 2022, 2021 or 2020.

Preferred Stock

Series G Preferred Stock

On March 1, 2022, the Board declared a dividend of one one-thousandth of a share of Series G Preferred Stock, par value $0.001 per share (“Series G Preferred Stock”), of BIOLASE common stock outstanding as of March 25, 2022 (as calculated on a pre-Reverse Stock Split basis). The certificate of designation for the Series G Preferred Stock provided that all shares of Series G Preferred Stock not present in person or by proxy at the 2022 Annual Meeting immediately prior to the opening of the polls at the 2022 Annual Meeting would be automatically redeemed (the “Initial Redemption”) and that any outstanding shares of Series G Preferred Stock that have not been redeemed pursuant to the Initial Redemption would be redeemed in whole, but not in part, (i) if and when ordered by the Board or

(ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation effecting the Reverse Stock Split that was subject to the vote at the 2022 Annual Meeting (the “Subsequent Redemption”). On April 28, 2022, both the Initial Redemption and the Subsequent Redemption occurred. As a result, no shares of Series G Preferred Stock remain outstanding. On June 6, 2022, the Series G Preferred Stock was eliminated.

Series F Convertible Preferred Stock

On July 23, 2020, the Company consummated the sale of an aggregate of 18,000 shares of Series F Preferred Stock, par value $0.001 per share (“Series F Preferred Stock”), and 45,000,000 warrants (the “July 2020 Warrants”), exercisable to 1,800,000 shares of BIOLASE common stock, through a registered rights offering the Company completed on July 22, 2020 (the “Rights Offering”). Each share of Series F Preferred Stock was convertible at the Company’s option at any time on or after July 22, 2021 or at the option of the holder at any time, into the number of shares of BIOLASE common stock determined by dividing the $1,000 stated value per share of the Series F Preferred Stock by a conversion price of $10.00 per share. Each share of Series F Preferred Stock was convertible into 100 shares of common stock, and each July 2020 Warrant entitles the holder thereof to purchase one twenty-fifth of a share of BIOLASE common stock at a conversion price of $10.00 per share.

The gross proceeds from the sale of Series F Preferred Stock and July 2020 Warrants were $18.0 million, before broker fees and related expenses of approximately $1.9 million.

In accordance with applicable accounting standards, the $18.0 million gross proceeds from the Rights Offering were allocated to the Series F Preferred Stock and the July 2020 Warrants in the amount of $2.7 million and $15.3 million, respectively. The allocation was based on the fair value of the July 2020 Warrants of $15.3 million as of the commitment date, with the residual proceeds of $2.7 million allocated to the Series F Preferred Stock.

The Series F Preferred Stock contained a beneficial conversion feature which resulted in a deemed dividend to preferred stockholders of approximately $2.7 million, upon immediate accretion. Additionally, the July 2020 Warrants were recognized as a discount to the Series F Preferred Stock, and upon conversion of approximately 1,000 and 17,000 Series F Preferred Stock to common stock for the years ended December 31, 2021 and 2020, respectively. Upon conversion, this discount was accreted and also recognized as a deemed dividend to preferred stockholders in the amount of $0.2 million, $0.5 million and $14.7 million for the years ended December 31, 2022, 2021, and 2020 respectively.

The remaining shares of Series F Preferred Stock were converted into shares of BIOLASE common stock during 2022 with none outstanding as of December 31, 2022. Approximately 251 and 882 Series F Preferred Stock remained outstanding as of December 31, 2021 and 2020, respectively. On March 3, 2022, the Series F Preferred Stock was eliminated.

Series E Redeemable Preferred Stock

In 2019, the Company sold 69,565 shares of Series E Preferred Stock in a private offering. All 69,565 shares of Series E Preferred Stock were automatically converted into 278,260 shares of BIOLASE common stock upon receipt of the requisite approval at the Company’s 2020 annual meeting of stockholders. Upon conversion based on its original terms, the Company recorded the exchange of Series E Preferred Stock of approximately $4.0 million for common stock, with no charge in retained earnings. As of December 31, 2022 and 2021 there were no shares of Series E preferred Stock issued and outstanding.

The shares of Series E Preferred Stock were offered in reliance upon exemptions from registration under the Securities Act of 1933, as amended, afforded by Regulation D and corresponding provisions of state securities laws. The Company subsequently filed a registration statement with the SEC to register the resale of the shares of BIOLASE common stock underlying the Series E Preferred Stock. On March 3, 2022, the Series E Preferred Stock was eliminated.

Warrants

The Company issues warrants for the sale of its common stock as approved by the Board.

June 2022 Direct Offering and Private Placement

On June 27, 2022, the Company entered into a Securities Purchase Agreement with certain accredited institutional investors, pursuant to which the Company agreed to issue to the Purchasers (as defined therein), (i) in a registered direct offering, 678,745 shares of BIOLASE common stock, and pre-funded warrants to purchase 726,660 shares of BIOLASE common stock (the “June 2022 Pre-Funded Warrants”) with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants to purchase 1,405,405 shares of BIOLASE common stock (each a “Common Warrant” and together with the June 2022 Pre-Funded Warrants, the “June 2022 Warrants”). The combined purchase price for one share of BIOLASE common stock and one Common Warrant was $4.625, and the combined purchase price for one June 2022 Pre-Funded Warrant and one Common Warrant was $4.624. In the offering and concurrent private placement, the Company received aggregate gross proceeds of approximately $6.5 million before deducting fees to the placement agent and other transaction expenses.

Based on the terms and conditions of the June 2022 Warrants, the Company determined that equity classification was appropriate and recognized the net proceeds in excess of par of $5.6 million in Additional Paid-In Capital.

July 2020 Rights Offering

On July 23, 2020, the Company consummated the Rights Offering issuing (i) 18,000 shares of Series F Preferred Stock and (ii) 45,000,000 July 2020 Warrants, exercisable to 1,800,000 shares of BIOLASE Common Stock, with an exercise price of $10.00 per share of BIOLASE common stock. The initial fair value of the July 2020 Warrants was estimated to be at $8.50 per share of BIOLASE common stock using the Black-Scholes pricing model with an expected term of 5 years, market price of $11.00 per share, which was the last closing price of BIOLASE common stock prior to the transaction date, volatility of 109.8%, a risk free rate of 0.27% and an expected dividend yield of 0. Based on the terms and conditions of the July 2020 Warrants, the Company initially determined that liability classification was appropriate and recognized the fair value of the July 2020 Warrants as a liability. Based on the fair value of the July 2020 Warrants, the Company allocated approximately $2.7 million to the Series F Preferred Stock and $15.3 million to the July 2020 Warrants before issuance costs. Issuance costs of $1.6 million relating to the July 2020 Warrants were recognized as an expense and were recorded in Other (income) expense, net in the consolidated statement of operations for the year ended December 31, 2020.

On September 28, 2020, the warrant agreement with respect to the July 2020 Warrants was amended. The amended terms of the July 2020 Warrants meet the requirements for the July 2020 Warrants’ classification as equity. The fair value upon the amendment was estimated to be $5.25 per share of BIOLASE common stock using the Black-Scholes pricing model with an expected term of 5 years, a market price of $7.00 per share of BIOLASE common stock, which was the last closing price of BIOLASE common stock prior to the amendment date, volatility of 109.5%, a risk free rate of 0.26% and an expected dividend yield of 0. On the effective date of the amendment to the warrant agreement, the Company remeasured the fair value of the July 2020 Warrants as described above, reclassified the value of $9.5 million to equity, and recognized the change in fair value as a gain of approximately $5.8 million in the consolidated statement of operations in Other (income) expense, net for the year ended December 31, 2020.

None of the July 2020 warrants were exercised during the year ended December 31, 2022. During the years ended December 31, 2021 and 2020, 28.1 million and 3.9 million of the July 2020 warrants were exercised, which converted to 1,122,500 and 154,480 shares of BIOLASE Common Stock, respectively. Each warrant is exercisable for one twenty-fifth of a share of BIOLASE common stock

2020 Registered Direct Offering and Concurrent Private Placement

On June 8, 2020, the Company entered into a Securities Purchase Agreement with certain accredited institutional investors, pursuant to which the Company agreed to issue to the Purchasers in a registered direct offering and concurrent private placement, 432,000 shares of BIOLASE common stock, and 10,800,000 Warrants (the “June 2020 Warrants”), exercisable to 432,000 shares of BIOLASE common stock, with an exercise price of $12.88 per share. The June 2020 Warrants are exercisable commencing on the date of their issuance and will expire on June 10, 2025. The combined purchase price for one share of common stock and one June 2020 Warrant in the offering was $16.00 per share. The Company received aggregate gross proceeds of approximately $6.9 million in the concurrent offerings, before deducting fees to the placement agents and other offering expenses of approximately $0.7 million.

Based on the terms and conditions of the June 2020 Warrants, the Company determined that equity classification was appropriate and recognized the values of the common stock and June 2020 Warrants in excess of par in Additional Paid-In Capital. The Company allocated the net proceeds of $6.2 million to the common stock and June 2020 Warrants based on their relative fair values. The fair value of the June 2020 Warrants was estimated to be at $10.50 per share using the Black-Scholes pricing model with an expected term of 5 years, market price of $13.50 which is the last closing price of our common stock prior to the transaction date, volatility of 109.8% and a risk free rate of 0.45% and an expected dividend yield of 0. Based on the relative fair value of the common stock and the June 2020 Warrants, the Company allocated approximately $3.9 million to the common stock and $3.0 million to the June 2020 Warrants before issuance costs.

During the years ended December 31, 2021, 7.5 million of the June 2020 warrants were exercised, which converted to 298,000 shares to BIOLASE common stock. No warrants were exercised in 2022 and 2021. Each warrant is exercisable for one twenty-fifth of a share of BIOLASE common stock.

Western Alliance Warrants

On March 6, 2018, in connection with the execution of a business financing agreement with Western Alliance Bank (“Western Alliance”), the Company issued to Western Alliance warrants (the “Original Western Alliance Warrants”) to purchase up to the number of shares of BIOLASE common stock equal to $120,000 divided by the applicable exercise price at the time such warrants are exercised. The Original Western Alliance Warrants are fully vested and exercisable. The Original Western Alliance Warrants may be exercised with a cash payment from Western Alliance, or, in lieu of a cash payment, Western Alliance may convert the warrants into a number of shares, in whole or in part. The initial exercise price of the warrants was $58.75 per share. On September 27, 2018, the Company entered into the Second Modification Agreement to amend the Original Business Financing Agreement. In connection with the Second Modification Agreement, the Original Western Alliance Warrants were terminated, and the Company issued new warrants (the “Western Alliance Warrants”) to purchase up to the number of shares of BIOLASE common stock equal to $120,000 divided by the exercise price of $53.25, which was the closing price of BIOLASE common stock on September 27, 2018 (as adjusted for the Reverse Stock Split). The Western Alliance Warrants were immediately exercisable and expire on September 27, 2028. These warrants contain down-round features that require the Company to adjust the exercise price proportionately should the Company issue shares at a price per share less than the exercise price. The sale of common stock in the second quarter of 2020 triggered an adjustment to the exercise price to approximately $15.00 per share. The impact of the adjustment to the exercise price was not material. These warrants are recognized in equity in the consolidated balance sheets as of December 31, 2022 and 2021. Each warrant is exercisable for one twenty-fifth of a share of BIOLASE common stock

SWK Warrants

On November 9, 2018, in connection with the Credit Agreement, BIOLASE issued to SWK, LLC or its assignees (collectively with SWK, the “Holder”) 372,023 warrants to purchase shares of common stock (the “SWK Warrants”), exercisable to 14,881 shares of BIOLASE common stock. The initial exercise price of the

SWK Warrants was $33.50 per share, which was the average closing price of common stock for the ten trading days immediately preceding November 9, 2018. The SWK Warrants were immediately exercisable, expire on November 9, 2026 and contain a “cashless exercise feature.” Subject to certain limitations, the Holder has certain piggyback registration rights with respect to the shares that are issued upon exercise of the SWK Warrants. These warrants contain down-round features that require the Company to adjust the exercise price proportionately should the Company issue shares at a price per share less than the exercise price. The fair value of the SWK Warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: expected term of 8 years; volatility of 81.79%; annual dividend per share of $0.00; and risk-free interest rate of 3.13%; and resulted in an estimated fair value of $0.4 million. These warrants are recognized in equity in the consolidated balance sheets as of December 31, 2022 and 2021.

In November 2019, the SWK Warrants were consolidated, and the exercise price was adjusted to $25.00 as part of the Fourth Amendment to the Credit Agreement; and in March 2020, the exercise price was adjusted a second time to $12.25. The impact of both reprice events was de minimis to the consolidated financial statements. In connection with the Fifth Amendment, the Company entered into a Third Amendment to the SWK Warrant Agreement. Under this amendment, the Company granted to SWK 63,779 additional common stock warrants, exercisable to 2,551 shares of BIOLASE common stock, at an exercise price of approximately $9.75. All other terms and conditions to the additional warrants were the same as those previously granted. The Company also revised the exercise price of the 487,198 common stock warrants held by SWK, which are exercisable to 19,488 shares of BIOLASE common stock, to $9.75. The Company measured the fair value of the 63,779 warrants granted using the Black-Scholes option-pricing model. The fair value of the additional warrants and the aggregate impact of the exercise price adjustments in previous amendments to the Warrant Agreement were less than $0.1 million and not material to the consolidated financial statements. Due to the repricing that occurred in the second quarter of 2020, the down round features of these warrants was not triggered by the Company’s June 2020 sale of common stock. Each warrant is exercisable for one twenty-fifth of a share of BIOLASE common stock.

DPG Warrants

On November 14, 2018, in connection with the SWK Loan, the Company paid a finder’s fee to DPG of $0.4 million cash and issued DPG 279,851 warrants, exercisable to 11,194 shares of BIOLASE common stock. The DPG Warrants were exercisable immediately and expire on November 9, 2026. The initial exercise price of the DPG Warrants was $33.50 per share, which was the average closing price of common stock for the ten trading days immediately preceding November 9, 2018. The DPG Warrants were immediately exercisable, expire on November 9, 2026 and contain a “cashless exercise feature.” Subject to certain limitations, the Holder has certain piggyback registration rights with respect to the shares that are issued upon exercise of the DPG Warrants. These warrants contain down-round features that require the Company to adjust the exercise price proportionately should the Company issue shares at a price per share less than the exercise price. The fair value of the DPG Warrants of $0.3 million was estimated using the Black-Scholes option pricing model with the following assumptions: expected term of 8 years; volatility of 81.79%; annual dividend per share of $0.00; and risk-free interest rate of 3.13%. In 2019 the Company issued 149,727 warrants to purchase common, exercisable to 5,989 shares of BIOLASE common stock at a weighted average exercise price of $54.25 to SWK and DPG. These warrants are recognized in equity in the consolidated balance sheet as of December 31, 2022 and 2021.

In November 2019, the exercise price of the DPG Warrants issued on November 14, 2018 was adjusted from $33.50 per share to $22.00 per share and the exercise price of the DPG Warrants issued on May 7, 2019 was adjusted from $54.25 per share to $35.50 per share. The June 2020 sale of common stock triggered the down round features of these warrants, and in August 2020, the Company adjusted the exercise price of these warrants to $15.50 and $9.50 per share respectively. Each warrant is exercisable for one twenty-fifth of a share of BIOLASE common stock.

The repricing did not have a material impact on the Company’s consolidated financial statements for the years ended December 31, 2022, 2021 and 2020.

The following table summarizes the activity in shares of BIOLASE common stock that warrants are exercisable to (in thousands, except per share data):

	Shares	Weighted- Average Exercise Price Per Share
Warrants outstanding at January 1, 2020	83	$157.50
Granted or Issued	2,240	$10.50
Exercised	(154)	$10.00
Forfeited, cancelled, or expired	(1)	$500.00

Warrants outstanding at December 31, 2020	2,168	$15.50
Granted or Issued	—	$—
Exercised	(1,432)	$10.75
Forfeited, cancelled, or expired	(16)	$250.00

Warrants outstanding at December 31, 2021	720	$19.98
Granted or Issued	2,132	$3.05
Exercised	(727)	$—
Forfeited, cancelled, or expired	(31)	$225.00

Warrants outstanding at December 31, 2022	2,094	$10.17

Warrants exercisable at December 31, 2022	2,094	$10.17

Vested warrants expired during the 12 months ended December 31, 2022	(31)	$225.00

Stock-Based Compensation

Stock Options

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan (as amended effective as of May 26, 2004, November 15, 2005, May 16, 2007, May 5, 2011, June 6, 2013, October 30, 2014, April 27, 2015, and May 6, 2017, the “2002 Plan”) was replaced by the 2018 Plan (as defined below) with respect to future equity awards. Persons eligible to receive awards under the 2002 Plan included officers, employees, and directors of the Company, as well as consultants. As of December 31, 2022, a total of 124,400 shares have been authorized for issuance under the 2002 Plan, of which approximately 41,000 shares of common stock have been issued pursuant to options that were exercised and restricted stock units (“RSUs”) that were vested, approximately 23,000 shares of common stock have been reserved for options that are outstanding, and no shares of common stock remain available for future grants.

2018 Stock Incentive Plan

At the 2018 annual meeting of stockholders, the Company’s stockholders approved the 2018 Long-Term Incentive Plan (as amended effective as of September 21, 2018, May 15, 2019, May 13, 2020, and June 11, 2021, the “2018 Plan”). The purposes of the 2018 Plan are (i) to align the interests of the Company’s stockholders and recipients of awards under the 2018 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) to advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

Under the terms of the 2018 Plan, approximately 0.1 million shares of BIOLASE common stock are available for issuance as of December 31, 2022. As of December 31, 2022, a total of 1.5 million shares of common stock have been authorized for issuance under the 2018 Plan, of which approximately 1.0 million shares of the Company’s common stock have been reserved for issuance upon the exercise of outstanding options or stock appreciation rights (“SARs”), and/or settlement of unvested RSUs or phantom awards under the 2018 Plan.

Stock options may be granted as incentive or non-qualified options; however, no incentive stock options have been granted to date. The exercise price of options is at least equal to the market price of the stock as of the date of grant. Options may vest over various periods but typically vest on a quarterly basis over four years. Options expire after five years, ten years, or within a specified time from termination of employment, if earlier. The Company issues new shares of common stock upon the exercise of stock options. The following table summarizes option activity under the 2002 Plan and the 2018 Plan (in thousands, except per share data):

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1)
Options outstanding at January 1, 2020	52	$144.25
Granted at fair market value	50	$9.50
Exercised	—	$—
Forfeited, cancelled, or expired	(6)	$171.75

Options outstanding at December 31, 2020	96	$74.00	7.2	$53
Granted at fair market value	3	$20.00
Exercised	(14)	$9.50
Forfeited, cancelled, or expired	(15)	$179.25

Options outstanding at December 31, 2021	70	$62.01	7.1	$15
Granted at fair market value	—	$—
Exercised	—	$—
Forfeited, cancelled, or expired	(18)	$22.82

Options outstanding at December 31, 2022	52	$74.95	5.8	$—

Options exercisable at December 31, 2022	50	$77.11	5.7	$—

Vested options expired during the twelve months ended December 31, 2022	—	$—

(1)	The intrinsic value calculation does not include negative values. This can occur when the fair market value on the reporting date is less than the exercise price of a grant.

The following table summarizes additional information for those options that are outstanding and exercisable as of December 31, 2022 (in thousands, except per share data):

	Options Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (Years)	Number of Shares	Weighted- Average Exercise Price Per Share
$7.25 - $8.31	1	$7.25	8.0	—	$7.25
$8.32 - $11.94	21	$9.38	7.4	21	$9.38
$11.95 - $52.00	7	$28.93	6.7	6	$30.96
$52.01 - $129.38	12	$59.08	5.0	12	$59.12
$129.39 - $330.00	11	$240.41	2.9	11	$240.41

Total	52	$74.95	5.8	50	$77.11

Cash proceeds, along with fair value disclosures related to grants, exercises, and vesting options, are as follows for the years ended December 31 (in thousands, except per share amounts):

	Years Ended December 31,
	2022	2021	2020
Proceeds from stock options exercised	$—	$132	$—
Tax benefit related to stock options exercised(1)	N/A	N/A	N/A
Intrinsic value of stock options exercised(2)	$—	$82	$—
Weighted-average fair value of options granted per share	$—	$0.66	$0.29
Total fair value of shares vested during the year	$42	$404	$227

(1)

Excess tax benefits received related to stock option exercises are presented as operating cash inflows. For the periods presented, the Company did not receive a tax benefit related to the exercise of stock options due to its net operating losses.

(2)	The intrinsic value of stock options exercised is the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the stock on the date of grant.

Stock Option Activity

There were no option grants in 2022, approximately 3,000 option grants in 2021, and approximately 50,000 option grants in 2020.

Restricted Stock Units

2022 Restricted Stock Units Activity

•

Under the 2018 Plan, the Company granted approximately 217,000 RSUs to certain employees of the Company as part of the Company’s bonus programs. Substantially all of these RSUs are subject to time-based vesting and were valued at the closing share price on the date of grant. The remaining awards vest based on certain Company performance criteria.

•	In 2022, the Compensation Committee of the Board granted approximately 265,000 RSUs to Board members.

•	Additional RSUs were granted for promotions during 2022, none of which were material individually.

2021 Restricted Stock Units Activity

•

Under the 2018 Plan, the Company granted approximately 121,000 RSUs to certain employees of the Company as part of the Company’s bonus programs. Substantially all of these RSUs are subject to time-based vesting and were valued at the closing share price on the date of grant. The remaining awards vest based on certain Company performance criteria.

•	Additional RSUs were granted to certain new hires during 2021, none of which was individually material.

2020 Restricted Stock Units Activity

•

Under the 2018 Plan, the Company granted approximately 104,000 RSUs to certain employees of the Company as part of the Company’s 2020 bonus programs. 14,000 of these RSUs are subject to time-based vesting and were valued at the closing share price on the date of grant. The remaining 28,000 awards vest based on certain Company performance criteria. Additionally, the Company issued approximately 62,000 RSUs to certain employees as part of the quarter bonus program. The fair value of these awards varied and were based on closing market share price on the date of grant.

•	In 2020, the Compensation Committee of the Board granted 48,000 RSUs to Board members.

•	Additional RSUs were granted to certain new hires during 2020, none of which was individually material.

The following table summarize RSU activity under the 2002 and 2018 Plans (in thousands):

Shares
Unvested RSUs at January 1, 2020	143
Granted	125
Vested	(109)
Forfeited or cancelled	(12)

Unvested RSUs at December 31, 2020	147
Granted	124
Vested	(153)
Forfeited or cancelled	(24)

Unvested RSUs at December 31, 2021	94
Granted	517
Vested	(166)
Forfeited or cancelled	(5)

Unvested RSUs at December 31, 2022	440

Phantom Awards and Stock Appreciation Rights

During the year ended December 31, 2022, the Company issued approximately 31,000 phantom RSUs in lieu of stock-settled RSUs historically granted for leadership bonuses and non-employee director service. During the year ended December 31, 2021, the Company issued approximately 402,000 phantom RSUs. The phantom RSUs have either time-based or performance-based vesting conditions and will be settled in cash in 2024 with the Company’s option to settle the award in BIOLASE common stock at the sole discretion of the Board. At inception, these phantom RSUs were included as a component of long-term liability on the consolidated balance sheet and were not considered stock-based compensation due to the cash-settlement feature of the award and current limitation on the number of remaining shares authorized for issuance. In 2022, as a result of the Reverse Stock Split, the phantom awards were reclassed to equity and included as a component of additional paid-in-capital in the amount of $0.1 million, with a portion remaining as a component of long-term liability on the consolidated balance sheet, and the expense subsequent to the remeasurement date considered stock-based compensation. The expense recognized during the year ended December 31, 2022 was $0.2 million. As of December 31, 2022 $0.1 million was included in additional paid-in-capital and $0.3 million was included in long-term liabilities on the consolidated balance sheet. The balance included in long-term liabilities as of December 31, 2021, was $0.3 million.

During the year ended December 31, 2021, the Company issued approximately 39,000 SARs in lieu of stock-settled RSUs historically granted for non-employee director service. Upon exercise, the SARs could be settled in cash with the Company’s option to settle in BIOLASE common stock at the sole discretion of the Board. These SARS were included in accrued liabilities on the consolidated balance sheet and not considered stock-based compensation due to the cash-settlement feature of the award and limitation on the number of remaining shares authorized for issuance. In 2022, as a result of the Reverse Stock Split, the SARs were reclassed to equity and included as a component of additional paid-in-capital on the consolidated balance sheet in the amount of $0.5 million. The expense recognized during the year ended December 31, 2022 was $0.3 million and is included in additional paid-in-capital on the consolidated balance sheet as of December 31, 2022. The expense included in accrued liabilities on the consolidated balance sheet as of December 31, 2021 was $0.3 million.

Inducement Stock-Based Awards

Inducement Activity

There were no new grants relating to inducements for the year ended December 31, 2022 and 2021. During the years ended December 31, 2022 there were no options cancelled and during the year ended December 31, 2021, approximately 7,000 options were canceled. As of December 31, 2022 and 2021, 3,500 options remain outstanding.

Deferred Compensation Plan

In July 2019, the Company introduced a Deferred Compensation Plan pursuant to the IRC Section 409A. The purpose of the plan is to provide income deferral opportunities to certain eligible employees. As of December 31, 2022, the Company had seven individuals enrolled. For individuals enrolled for the year ended December 31, 2022, all of the RSUs that vested in 2022 were eligible for this program. As of December 31, 2022, there were approximately 86,000 vested and releasable RSUs and approximately 170,000 unvested and outstanding RSUs.

NOTE 9 — SEGMENT INFORMATION

The Company currently operates in a single business segment. Management uses one measurement of profitability and does not segregate its business for internal reporting. Sales to customers located in the United States accounted for approximately 70%, 65%, and 71% of net revenue and international sales accounted for approximately 30%, 35%, and 29% of net revenue for the years ended December 31, 2022, 2021, and 2020, respectively. The Company’s basis for attributing revenues to external customers is based on the customer’s location. No individual international country outside the United States represented more than 10% of net revenue during the years ended December 31, 2022, 2021, and 2020.

Long-lived assets by geographic location were as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
United States	$4,032	$797	$486
International	246	270	296

	$4,278	$1,067	$782

NOTE 10 — CONCENTRATIONS

Revenue from the Company’s products are as follows ($ in thousands):

	Years Ended December 31,
	2022		2021		2020
Laser systems	$31,443	64.8%	$25,023	63.9%	$12,342	54.2%
Consumables and other	11,322	23.4%	9,456	24.1%	6,124	26.9%
Services	5,697	11.8%	4,709	12.0%	4,314	18.9%

Total revenue	$48,462	100.0%	$39,188	100.0%	$22,780	100.0%

The Company maintains its cash and cash equivalent accounts with established commercial banks. Such cash deposits periodically exceed the Federal Deposit Insurance Corporation insured limit.

For the years ended December 31, 2022, 2021, and 2020, sales to our largest distributor worldwide accounted for approximately 4%, 5%, and 5%, respectively, of our net revenue. As of December 31, 2022 accounts receivable from one customer totaled approximately 12% of total gross accounts receivable. The entire balance is either current or outstanding for less than 30 days. No individual customer represented more than 10% of the Company’s accounts receivable at December 31, 2021.

The Company currently purchases certain key components of its products from single suppliers. Although there are a limited number of manufacturers of these key components, management believes that other suppliers could provide similar key components on comparable terms. A change in suppliers, however, could cause delays in manufacturing and a possible loss of sales, which could adversely affect the Company’s business, results of operations and financial condition.

NOTE 11 — SUBSEQUENT EVENTS

Equity Raise

On January 9, 2023, BIOLASE completed a public offering, pursuant to which BIOLASE agreed to issue, (i) in a registered direct offering, 17,167,855 shares of BIOLASE common stock, par value $0.001 per share, and pre-funded warrants to purchase 11,403,571 shares of BIOLASE common stock with an exercise price of $0.001 per share. The combined purchase price for one share of common stock was determined to be $0.35, and the combined purchase price for one Pre-Funded Warrant and one Common Warrant was determined to be $0.34. BIOLASE received aggregate gross proceeds from the transactions of approximately $9.9 million, before deducting fees to the placement agent and other transaction expenses payable by BIOLASE.

BIOLASE, INC.

Schedule II — Consolidated Valuation and Qualifying Accounts and Reserves

For the Years Ended December 31, 2022, 2021, and 2020

(in thousands)

	Balance at Beginning of Year	Charges (Reversals) to Cost or Expenses	Deductions	Balance at End of Year
Year Ended December 31, 2022:
Allowance for doubtful accounts	$2,154	$(12)	$22	$2,164
Allowance for sales returns	262	—	—	262
Allowance for tax valuation	27,261	(4)	3,978	31,235
Year Ended December 31, 2021:
Allowance for doubtful accounts	$4,017	$(202)	$(1,661)	$2,154
Allowance for sales returns	262	—	—	262
Allowance for tax valuation	21,743	5,518	—	27,261
Year Ended December 31, 2020:
Allowance for doubtful accounts	$2,531	$1,488	$(2)	$4,017
Allowance for sales returns	210	87	(35)	262
Allowance for tax valuation	22,804	(1,061)	—	21,743

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,809	$4,181
Accounts receivable, less allowance of $2,201 and $2,164 as of September 30, 2023 and December 31, 2022, respectively	4,388	5,841
Inventory	13,824	15,884
Prepaid expenses and other current assets	1,761	3,053

Total current assets	27,782	28,959
Property, plant, and equipment, net	6,049	4,278
Goodwill	2,926	2,926
Right-of-use assets, leases	1,718	1,768
Other assets	270	255

Total assets	$38,745	$38,186

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,178	$5,786
Accrued liabilities	7,613	9,210
Deferred revenue, current portion	2,191	2,111
Current portion of term loans, net of discount	2,800	700

Total current liabilities	19,782	17,807
Deferred revenue	236	418
Warranty accrual	463	360
Non-current term loans, net of discount	11,307	13,091
Non-current operating lease liability	995	1,259
Other liabilities	78	362

Total liabilities	32,861	33,297
Mezzanine Equity
Series H Convertible Preferred stock, par value $0.001 per share; 370 shares authorized, 5 shares issued and outstanding as of September 30, 2023	300	—
Series J Convertible Preferred stock, par value $0.001 per share; 160 shares authorized, 38 shares issued and outstanding as of September 30, 2023	5,252	—

Total mezzanine equity	5,552	—
Stockholders’ equity:
Common stock, par value $0.001 per share; 180,000 shares authorized, 2,266 and 77 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2	—
Additional paid-in capital	312,523	301,790
Accumulated other comprehensive loss	(719)	(733)
Accumulated deficit	(311,474)	(296,168)

Total stockholders’ equity	332	4,889

Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$38,745	$38,186

See accompanying notes to unaudited consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenue	$10,921	$12,010	$35,674	$34,411
Cost of revenue	7,175	9,565	22,474	22,096

Gross profit	3,746	2,445	13,200	12,315

Operating expenses:
Sales and marketing	3,402	5,008	14,214	15,224
General and administrative	2,679	3,109	7,495	8,825
Engineering and development	1,362	1,979	4,352	5,177

Total operating expenses	7,443	10,096	26,061	29,226

Loss from operations	(3,697)	(7,651)	(12,861)	(16,911)

Loss on foreign currency transactions	(307)	(329)	(522)	(552)
Interest expense, net	(598)	(424)	(1,758)	(1,287)
Other income (expenses), net	28	—	(119)	—

Non-operating loss, net	(877)	(753)	(2,399)	(1,839)

Loss before income tax (provision) benefit	(4,574)	(8,404)	(15,260)	(18,750)
Income tax (provision) benefit	(15)	17	(46)	(23)

Net loss	(4,589)	(8,387)	(15,306)	(18,773)
Other comprehensive loss items:
Foreign currency translation adjustments	(105)	(152)	14	(415)

Comprehensive loss	$(4,694)	$(8,539)	$(15,292)	$(19,188)

Net loss	$(4,589)	$(8,387)	$(15,306)	$(18,773)
Deemed dividend on convertible preferred stock	—	—	—	(217)

Net loss attributable to common stockholders	$(4,589)	$(8,387)	$(15,306)	$(18,990)

Net loss per share attributable to common stockholders:
Basic and Diluted — Note 1	$(3.89)	$(110.36)	$(22.28)	$(287.73)
Shares used in the calculation of net loss per share:
Basic and Diluted — Note 1	1,179	76	687	66

See accompanying notes to unaudited consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

	Mezzanine Equity						Stockholders’ Equity
	Series H Convertible Redeemable Preferred Stock		Series I Redeemable Preferred Stock		Series J Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, June 30, 2023	12	$720	85	$—	—	$—	1,019	$1	$314,119	$(614)	$(306,885)	$6,621
Issuance of Series H Convertible Preferred Stock, net of fees	—	—	—	—	—	—	—	—	32	—	—	32
Conversion of Series H Convertible Preferred Stock	(7)	(420)	—	—	—	—	25	—	420	—	—	420
Redemption of Series I Redeemable Preferred Stock	—	—	(85)	—	—	—	—	—	—	—	—	—
Issuance of Series J Convertible Preferred Stock, net of fees	—	—	—	—	75	10,330	—	—	(7,611)	—	—	(7,611)
Exercise of Series J Convertible Preferred Stock Warrants	—	—	—	—	3	410	—	—	(148)	—	—	(148)
Conversion of Series J Convertible Preferred Stock	—	—	—	—	(40)	(5,488)	1,222	1	5,487	—	—	5,488
Stock-based compensation	—	—	—	—	—	—	—	—	224	—	—	224
Net loss	—	—	—	—	—	—	—	—	—	—	(4,589)	(4,589)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(105)	—	(105)

Balance, September 30, 2023	5	$300	—	$—	38	$5,252	2,266	$2	$312,523	$(719)	$(311,474)	$332

Balance, December 31, 2022	—	$—	—	$—	—	$—	77	$—	$301,790	$(733)	$(296,168)	$4,889
Sale of common stock and pre-funded warrants, net of fees	—	—	—	—	—	—	172	—	8,503	—	—	8,503
Issuance of Series H Convertible Preferred Stock, net of fees	175	12,115	—	—	—	—	—	—	(9,345)	—	—	(9,345)
Exercise of Series H Convertible Preferred Stock Warrants	20	1,200	—	—	—	—	—	—	(430)	—	—	(430)
Conversion of Series H Convertible Preferred Stock	(190)	(13,015)	—	—	—	—	680	1	13,014	—	—	13,015
Issuance of Series I Redeemable Preferred Stock	—	—	85	—	—	—	—	—	—	—	—	—
Redemption of Series I Redeemable Preferred Stock	—	—	(85)	—	—	—	—	—	—	—	—	—
Issuance of Series J Convertible Preferred Stock, net of fees	—	—	—	—	75	10,330	—	—	(7,611)	—	—	(7,611)
Exercise of Series J Convertible Preferred Stock Warrants	—	—	—	—	3	410	—	—	(148)	—	—	(148)
Conversion of Series J Convertible Preferred Stock	—	—	—	—	(40)	(5,488)	1,222	1	5,487	—	—	5,488
Issuance of stock from RSUs, net	—	—	—	—	—	—	1	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	1,149	—	—	1,149
Exercise of common stock warrants	—	—	—	—	—	—	114	—	114	—	—	114
Net loss	—	—	—	—	—	—	—	—	—	—	(15,306)	(15,306)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	14	—	14

Balance, September 30, 2023	5	$300	—	$—	38	$5,252	2,266	$2	$312,523	$(719)	$(311,474)	$332

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

	Mezzanine Equity		Stockholders’ Equity
	Series G Redeemable Preferred Stock		Common Stock		Additional Paid-in	Series F Convertible Preferred Stock		Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	Equity
Balance, June 30, 2022	—	$—	69	$—	$300,421	—	$—	$(886)	$(277,920)	$21,615
Sale of common stock and pre-funded warrants, net of fees	—	—	—	—	(214)	—	—	—	—	(214)
Issuance of stock from RSUs, net	—	—	1	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	996	—	—	—	—	996
Exercise of common stock warrants	—	—	2	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(8,387)	(8,387)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(152)	—	(152)

Balance, September 30, 2022	—	$—	72	$—	$301,203	—	$—	$(1,038)	$(286,307)	$13,858

Balance, December 31, 2021	—	$—	62	$—	$293,331	—	$34	$(623)	$(267,534)	$25,208
Sale of common stock and pre-funded warrants, net of fees	—	—	7	—	5,635	—	—	—	—	5,635
Issuance of Series G Redeemable Preferred Stock	154	—	—	—	—	—	—	—	—	—
Redemption of Series G Redeemable Preferred Stock	(154)	—	—	—	—	—	—	—	—	—
Conversion of Series F Convertible Preferred Stock	—	—	—	—	251	—	(251)	—	—	—
Deemed dividend on Series F Convertible Preferred Stock	—	—	—	—	(217)	—	217	—	—	—
Issuance of stock from RSUs, net	—	—	1	—	—	—	—	—	—	—
Liability award reclass	—	—	—	—	596	—	—	—	—	596
Stock-based compensation	—	—	—	—	1,607	—	—	—	—	1,607
Exercise of common stock warrants	—	—	2	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(18,773)	(18,773)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(415)	—	(415)

Balance, September 30, 2022	—	$—	72	$—	$301,203	—	$—	$(1,038)	$(286,307)	$13,858

See accompanying notes to unaudited consolidated financial statements.

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(15,306)	$(18,773)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	2,133	369
Provision for bad debts	60	56
Provision for inventory excess and obsolescence	—	245
Inventory write-offs and disposals	—	1,486
Amortization of debt issuance costs	320	197
Change in fair value of warrants	(104)	—
Issuance costs for warrants	447	—
Stock-based compensation	1,050	1,691
Changes in operating assets and liabilities:
Accounts receivable	1,393	(664)
Inventory	(720)	(5,229)
Prepaid expenses and other current assets	1,322	(850)
Accounts payable and accrued liabilities	(2,301)	664
Deferred revenue	(102)	(371)

Net cash and cash equivalents used in operating activities	(11,808)	(21,179)

Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(1,126)	(3,256)

Net cash and cash equivalents used in investing activities	(1,126)	(3,256)

Cash Flows from Financing Activities:
Proceeds from the sale of common stock and pre-funded warrants, net of fees	8,503	5,635
Proceeds from the sale of Convertible Preferred Stock, net of fees	5,490	—
Proceeds from the sale of warrants, net of fees	1,743	—
Principal payment on loan	—	(1,000)
Proceeds from the exercise of common stock warrants	114	—
Proceeds from the exercise of preferred share warrants	699	—

Net cash and cash equivalents provided by financing activities	16,549	4,635

Effect of exchange rate changes	13	(415)

Increase (decrease) in cash, cash equivalents and restricted cash	3,628	(20,215)
Cash, cash equivalents and restricted cash, beginning of period	4,181	30,175

Cash and cash equivalents, end of period	$7,809	$9,960

Supplemental cash flow disclosure:
Cash paid for interest	$1,419	$1,110
Cash received for interest	$7	$23
Cash paid for income taxes	$12	$39
Cash paid for operating leases	$230	$219
Non-cash right-of-use assets obtained in exchange for lease obligation	$483	$562
Deemed dividend on preferred stock	$—	$217
Common stock issued upon exercise of preferred stock	$18,503	$—

See accompanying notes to unaudited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company”) is a leading provider of advanced laser systems for the dental industry. The Company develops, manufactures, markets, and sells laser systems that provide significant benefits for dental practitioners and their patients. The Company’s proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. The Company’s laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

Basis of Presentation

The unaudited consolidated financial statements include the accounts of BIOLASE and its wholly-owned subsidiaries and have been prepared on a basis consistent with the December 31, 2022 audited consolidated financial statements, and include all material adjustments, consisting of normal recurring adjustments and the elimination of all material intercompany transactions and balances, necessary to fairly present the information set forth therein. The unaudited consolidated financial statements do not include all the footnotes, presentations, and disclosures normally required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements.

The unaudited consolidated results of operations for the three and nine months ended September 30, 2023 are not necessarily indicative of the results for the full year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2022, included in BIOLASE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2023 (the “2022 Form 10-K”).

Reverse Stock Split

At a special meeting of BIOLASE stockholders held on July 20, 2023 (the “special meeting”), BIOLASE stockholders approved an amendment to BIOLASE’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of BIOLASE common stock, at a ratio between one-for-two (1:2) and one-for-one hundred (1:100). Immediately after the special meeting, BIOLASE’s board of directors (the “Board”) approved a one-for-one hundred (1:100) reverse stock split of the outstanding shares of BIOLASE common stock (the “2023 Reverse Stock Split”). On July 26, 2023, BIOLASE filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the 2023 Reverse Stock Split, which became effective on July 27, 2023. The amendment did not change the number of authorized shares of BIOLASE common stock.

Except as the context otherwise requires, all common stock share numbers, share price amounts (including exercise prices, conversion prices, and closing market prices), shares issued upon the conversion of preferred shares, and shares issued upon the exercise of warrants contained in the unaudited consolidated financial statements and notes thereto have been retroactively adjusted to reflect the 2023 Reverse Stock Split.

Liquidity and Management’s Plans

The Company incurred losses from operations and used cash in operating activities for the three and nine months ended September 30, 2023 and for the years ended December 31, 2022, 2021, and 2020. The Company’s recurring losses, level of cash used in operations, and potential need for additional capital, along with uncertainties surrounding the Company’s ability to raise additional capital, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As of September 30, 2023, the Company had working capital of approximately $8.0 million. The Company’s principal sources of liquidity as of September 30, 2023 consisted of approximately $7.8 million in cash and cash equivalents and $4.4 million of net accounts receivable. As of December 31, 2022, the Company had working capital of approximately $11.2 million, $4.2 million in cash and cash equivalents and $5.8 million of net accounts receivable. The increase in cash and cash equivalents since December 31, 2022 was primarily due to $8.5 million net proceeds from the January 2023 public offering, $3.7 million net proceeds from the May 2023 public offering, $3.5 million net proceeds from the September 2023 public offering, and $0.8 million proceeds from the exercise of warrants. This increase was partially offset by a net loss of $15.3 million and $1.1 million in capital expenditures. For additional information on the January 2023 public offering, the May 2023 public offering, and the September 2023 public offering, refer to Note 4 — Convertible Redeemable Preferred Stock and Stockholders’ Equity — Warrants.

Additional capital requirements may depend on many factors, including, among other things, the rate at which the Company’s business grows, demands for working capital, manufacturing capacity, and any acquisitions that the Company may pursue. The Company expects that it will be required to raise capital through either equity or debt offerings. The Company cannot provide assurance that it will be able to successfully enter into any such equity or debt financings in the future or that the required capital would be available on acceptable terms, if at all, or that any such financing activity would not be dilutive to its stockholders.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect amounts reported in the consolidated financial statements and the accompanying notes. Significant estimates in these consolidated financial statements include allowances on accounts receivable, inventory, and deferred taxes, as well as estimates for accrued warranty expenses, goodwill and the ability of goodwill to be realized, revenue deferrals, effects of stock-based compensation and warrants, contingent liabilities, the provision or benefit for income taxes, and preferred stock. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ materially from those estimates.

Critical Accounting Policies

Information with respect to the Company’s critical accounting policies, which management believes could have the most significant effect on the Company’s reported results and require subjective or complex judgments by management, is discussed in the Company’s 2022 audited financial statements included in the 2022 Form 10-K. Management believes that there have been no significant changes during the nine months ended September 30, 2023 in the Company’s critical accounting policies from those disclosed in the Company’s 2022 audited financial statements included in the 2022 Form 10-K.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market (or, if none exists, the most advantageous market) for the specific asset or liability at the measurement date (referred to as the “exit price”). The fair value is based on assumptions that market participants would use, including a consideration of non-performance risk.

Under the accounting guidance for fair value hierarchy, there are three levels of measurement inputs. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly. Level 3 inputs are unobservable due to little or no corroborating market data.

The Company’s financial instruments, consisting of cash, cash equivalents, accounts receivable, accounts payable, accrued liabilities, warrants, and the SWK Loan (as defined below) as discussed in Note 9 — Debt, approximate fair value because of the relative short maturity of these items and the market interest rates the Company could obtain.

Concentration of Credit Risk, Interest Rate Risk and Foreign Currency Exchange Rate

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with established commercial banks. At times, balances may exceed federally insured limits. To minimize the risk associated with trade accounts receivable, management performs ongoing credit evaluations of customers’ financial condition and maintains relationships with the Company’s customers that allow management to monitor current changes in business operations so the Company can respond as needed. The Company does not, generally, require customers to provide collateral before it sells them its products. However, the Company has required certain distributors to make prepayments for significant purchases of its products.

Substantially all of the Company’s revenue is denominated in U.S. dollars, including sales to international distributors. Only a small portion of its revenue and expenses is denominated in foreign currencies, principally the Euro and Indian Rupee. The Company’s foreign currency expenditures primarily consist of the cost of maintaining offices, consulting services, and employee-related costs. During the three and nine months ended September 30, 2023 and 2022, respectively, the Company did not enter into any hedging contracts. Future fluctuations in the value of the U.S. dollar may affect the price competitiveness of the Company’s products outside the U.S.

Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB’s Accounting Standards Codification (“ASC”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard’s main goal is to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope and to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The Company adopted this guidance effective January 1, 2023, and the adoption of this standard did not have a significant impact on its consolidated financial statements.

NOTE 3 — REVENUE RECOGNITION

Contracts with Customers

Revenue for sales of products and services is derived from contracts with customers. The products and services promised in customer contracts include delivery of laser systems, imaging systems, and consumables as well as certain ancillary services such as training and extended warranties. Contracts with each customer generally state the terms of the sale, including the description, quantity and price of each product or service. Payment terms are stated in the contract and vary according to the arrangement. Because the customer typically agrees to a stated rate and price in the contract that does not vary over the life of the contract, the Company’s contracts do not contain variable consideration. The Company establishes a provision for estimated warranty expenses.

Performance Obligations

At contract inception, the Company assesses the products and services promised in its contracts with customers. The Company then identifies performance obligations to transfer distinct products or services to the customers. In order to identify performance obligations, the Company considers all of the products or services promised in contracts regardless of whether they are explicitly stated or are implied by customary business practices.

Revenue from products and services transferred to customers at a single point in time accounted for 87% and 89% of net revenue for the three and nine months ended September 30, 2023, respectively, and 83% and 87% of net revenue for the three and nine months ended September 30, 2022, respectively. The majority of the Company’s revenue recognized at a point in time is for the sale of laser systems and consumables. Revenue from these contracts is recognized when the customer is able to direct the use of and obtain substantially all of the benefits from the product, which generally coincides with title transfer during the shipping process.

Revenue from services transferred to customers over time accounted for 13% and 11% of net revenue for the three and nine months ended September 30, 2023, respectively, and 17% and 13% of net revenue for the three and nine months ended September 30, 2022, respectively. The majority of the Company’s revenue that is recognized over time relates to product training and extended warranties. Deferred revenue attributable to undelivered elements, which primarily consists of product training, totaled approximately $0.4 million as of September 30, 2023 and December 31, 2022.

Transaction Price Allocation

The transaction price for a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, each performance obligation is satisfied. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in a contract. The primary method used to estimate standalone selling price is the observable price when the good or service is sold separately in similar circumstances and to similar customers.

Significant Judgments

Revenue is recorded for extended warranties over time as the customer benefits from the warranty coverage. This revenue will be recognized equally throughout the contract period as the customer receives benefits from the Company’s promise to provide such services. Revenue is recorded for product training when the customer attends a training program or upon the expiration of the obligation, which is generally after six months.

The Company also has contracts that include both the product sales and product training as performance obligations. In those cases, the Company records revenue for product sales at the point in time when the product has been shipped. The customer obtains control of the product when it is shipped, as all shipments are made FOB shipping point, and after the customer selects its shipping method and pays all shipping costs and insurance. The Company has concluded that control is transferred to the customer upon shipment.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on an analysis of customer accounts and the Company’s historical experience with accounts receivable write-offs.

Contract Liabilities

The Company performs its obligations under a contract with a customer by transferring products and/or services in exchange for consideration from the customer. The Company typically invoices its customers as soon as control of an asset is transferred and a receivable for the Company is established. The Company, however, recognizes a contract liability when a customer prepays for goods and/or services, and the Company has not transferred control of the goods and/or services. The opening and closing balances of the Company’s contract liabilities are as follows (in thousands):

	September 30, 2023	December 31, 2022
Undelivered elements (training, installation, product and support services)	$364	$447
Extended warranty contracts	2,063	2,082

Total deferred revenue	2,427	2,529
Less: long-term portion of deferred revenue	(236)	(418)

Deferred revenue — current	$2,191	$2,111

The balance of contract assets was immaterial as the Company did not have a significant amount of uninvoiced receivables at September 30, 2023 and December 31, 2022.

The amount of revenue recognized during the nine months ended September 30, 2023 and 2022 that was included in the opening contract liability balance related to undelivered elements was $0.3 million and $0.7 million, respectively. The amount of revenue recognized related to extended warranty contracts was $1.5 million and $1.3 million, for the nine months ended September 30, 2023 and 2022, respectively.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers into geographical regions and by the timing of when goods and services are transferred. The Company determined that disaggregating revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by regional economic factors.

The Company’s revenues related to the following geographic areas were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
United States	$7,298	$8,413	$24,797	$24,290
International	3,623	3,597	10,877	10,121

Net revenue	$10,921	$12,010	$35,674	$34,411

Information regarding revenues disaggregated by the timing of when goods and services are transferred is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue recognized over time	$1,366	$2,076	$3,950	$4,406
Revenue recognized at a point in time	9,555	9,934	31,724	30,005

Net revenue	$10,921	$12,010	$35,674	$34,411

The Company’s sales by end market were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
End-customer	$7,298	$8,413	$24,797	$24,290
Distributors	3,623	3,597	10,877	10,121

Net revenue	$10,921	$12,010	$35,674	$34,411

Shipping and Handling Costs and Revenues

Shipping and freight costs are treated as fulfillment costs. For shipments to end-customers, the customer bears the shipping and freight costs and has control of the product upon shipment. For shipments to distributors, the distributor bears the shipping and freight costs, including insurance, tariffs and other import/export costs.

NOTE 4 — CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

The Board, without further stockholder authorization, may authorize the issuance from time to time of up to 1,000,000 shares of the Company’s preferred stock. Of the 1,000,000 shares of preferred stock, as of September 30, 2023, 370,000 shares were designated as Series H, par value $0.001 per share, 160,000 shares were designated as Series J, par value $0.001 per share, and 125,000 shares were designated as Series I, par value $0.001 per share.

Preferred Stock

Series J Convertible Preferred Stock

On September 13, 2023, the Company consummated the sale of 75,000 Units (the “Units”) with each Unit consisting of (A) one share of BIOLASE Series J Convertible Redeemable Preferred Stock, par value $0.001 per share and a stated value equal to $100.00 (the “Series J Convertible Preferred Stock”), and (B) one warrant (the “Series J Warrants”) to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per Unit, less underwriting discounts and commissions. The public offering price of $60.00 per Unit reflects the issuance of the Series J Convertible Preferred Stock with an original issue discount of 40%. The Company filed a registration statement on Form S-1 in September 2023, which registered the Units, the Series J Convertible Preferred Stock, the Series J Warrants and the shares of Series J Convertible Preferred Stock and common stock underlying such securities and additional shares of Series J Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as paid in-kind dividends (“PIK dividends”) at a rate of 20% per annum and the shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock issued as PIK dividends. The registration statement was declared effective on September 13, 2023 and the offering closed on September 18, 2023. Each Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance.

Each share of Series J Convertible Preferred Stock is convertible at the option of the holder at any time into the number of shares of BIOLASE common stock determined by dividing the $100.00 stated value per share by a conversion price of $3.26. Each outstanding share of Series J Convertible Preferred Stock is mandatorily redeemable by the Company in cash on September 13, 2024 (the “Series J Maturity Date”).

Gross proceeds from the offering were $4.5 million before broker fees and related expenses of approximately $1.0 million. In accordance with applicable accounting standards, the $4.5 million gross proceeds were allocated to the Series J Convertible Preferred Stock and the Series J Warrants in the amount of $3.5 million and $1.0 million, respectively. The allocation was based on the fair value of the Series J Warrants of $1.0 million as of the commitment date, with the residual proceeds of $3.5 million allocated to the Series J Convertible Preferred Stock. Net proceeds allocated to the Series J Convertible Preferred Stock and Series J warrants was $2.7 million and $0.8 million respectively.

The Series J Convertible Preferred stock was classified as mezzanine equity on the consolidated balance sheet as they are contingently redeemable prior to the Series J Maturity Date and the conversion from preferred shares to shares of BIOLASE common stock is at the option of the holder at any time before the Series J Maturity Date. The Series J warrants were classified as accrued liabilities on the consolidated balance sheet as the warrants are convertible into preferred shares, which are mandatorily redeemable in cash upon the Series J Maturity Date if they are not converted to shares of BIOLASE common stock before such date.

The Series J Convertible Preferred Stock was issued at a discount with the total redemption value of the Series J Convertible Preferred Shares and PIK Dividends of $10.3 million. The redemption value in excess of the net proceeds received allocated to the Series J Convertible Preferred Shares was $7.6 million and was recognized as a decrease in additional paid-in-capital at the commitment date. Upon conversion of Series J warrants to Series J Convertible Preferred shares, the value of the Series J Convertible Preferred shares issued is the stated value per share plus the PIK dividend. The redemption value in excess of the net proceeds received from the exercise of warrants and the fair value of such warrants is recognized as a decrease in additional paid-in-capital at the conversion date.

During the three months ended September 30, 2023, 5,960 of the Series J warrants were converted to 2,980 Series J Convertible Preferred shares and during the three months ended September 30, 2023, 39,849 Series J Convertible Preferred shares were converted to BIOLASE common stock.

Series H Preferred Stock

On May 24, 2023, the Company consummated the sale of 175,000 Units (the “Units”) with each Unit consisting of (A) one share of BIOLASE Series H Convertible Redeemable Preferred Stock, par value $0.001 per share and a stated value equal to $50.00 (the “Series H Convertible Preferred Stock”), and (B) one warrant (the “Series H Warrants”) to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock, at a price to the public of $26.00 per Unit, less underwriting discounts and commissions. The public offering price of $26.00 per Unit reflects the issuance of the Series H Convertible Preferred Stock with an original issue discount of 48%. The Company filed a registration statement on Form S-1 in May 2023, which registered the Units, the Series H Convertible Preferred Stock, the Series H Warrants and the shares of Series H Convertible Preferred Stock and common stock underlying such securities and additional shares of Series H Convertible Preferred Stock that will be issued, if and when the Board declares such dividends, as paid in-kind dividends (“PIK dividends”) at a rate of 20% and the shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock issued as PIK dividends. The registration statement was declared effective on May 24, 2023 and the offering closed on May 26, 2023. Each Warrant has an exercise price of $13.00 per share, is exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock, is immediately exercisable and will expire two (2) years from the date of issuance.

Each share of Series H Convertible Preferred Stock is convertible at the option of the holder at any time into the number of shares of BIOLASE common stock determined by dividing the $50.00 stated value per share by a conversion price of $13.98 (as adjusted for the 2023 Reverse Stock Split). Each outstanding share of Series H Convertible Preferred Stock is mandatorily redeemable by the Company in cash on May 24, 2025 (the “Series H Maturity Date”).

Gross proceeds from the offering were $4.6 million before broker fees and related expenses of approximately $0.9 million. In accordance with applicable accounting standards, the $4.6 million gross proceeds were allocated to the Series H Convertible Preferred Stock and the Series H Warrants in the amount of $3.4 million and $1.2 million, respectively. The allocation was based on the fair value of the Series H Warrants of $1.2 million as of the commitment date, with the residual proceeds of $3.4 million allocated to the Series H Convertible Preferred Stock. Net proceeds allocated to the Series H Convertible Preferred Stock and Series H warrants was $2.7 million and $1.0 million respectively.

The Series H Convertible Preferred stock was classified as mezzanine equity on the consolidated balance sheet as they are contingently redeemable prior to the Series H Maturity Date and the conversion from preferred shares to shares of BIOLASE common stock is at the option of the holder at any time before the Series H Maturity Date. The Series H warrants were classified as accrued liabilities on the consolidated balance sheet as the warrants are convertible into preferred shares, which are mandatorily redeemable in cash upon the Series H Maturity Date if they are not converted to shares of BIOLASE common stock before such date.

The Series H Convertible Preferred Stock was issued at a discount with the total redemption value of the Series H Convertible Preferred Shares and PIK Dividends of $10.5 million. The redemption value in excess of the net proceeds received allocated to the Series H Convertible Preferred Shares was $7.8 million and was recognized as a decrease in additional paid-in-capital at the commitment date. Upon conversion of Series H warrants to Series H Convertible Preferred shares, the value of the Series H Convertible Preferred shares issued is the stated value per share plus the PIK dividend. The redemption value in excess of the net proceeds received from the exercise of warrants and the fair value of such warrants is recognized as a decrease in additional paid-in-capital at the conversion date.

During the nine months ended September 30, 2023, 40,000 of the Series H warrants were converted to 20,000 Series H Convertible Preferred shares and during the three and nine months ended September 30, 2023, 7,000 and 190,000 Series H Convertible Preferred shares were converted to BIOLASE common stock, respectively.

The mezzanine classified Series H Convertible Preferred Stock are presented at their maximum redemption value that includes accretion related to the PIK dividends. During the three months ended September 30, 2023, the Company determined a revision was necessary in its accounting for the redemption value of the PIK dividends related to its Series H Convertible Preferred Stock. This revision would have increased additional paid in capital and reduced mezzanine equity at the time of issuance by approximately $1.6 million. Due to conversions, the impact was immaterial as of June 30, 2023, and September 30, 2023. The Company has modified the disclosures related to the Series H Convertible Preferred Stock within the Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Equity for the nine months ended September 30, 2023, to reflect the revision.

Series I Preferred Stock

On June 5, 2023, the Board declared a dividend of one one-thousandth of a share of Series I Preferred Stock, par value $0.001 per share (“Series I Preferred Stock”), for each share of BIOLASE common stock outstanding as of June 16, 2023 (as calculated on a pre 2023 Reverse Stock Split basis). The certificate of designation for the Series I Preferred Stock provided that all shares of Series I Preferred Stock not present in person or by proxy at any meeting of stockholders held to vote on the 2023 Reverse Stock Split immediately prior to the opening of the polls at such meeting would be automatically redeemed (the “Series I Initial Redemption”) and that any outstanding shares of Series I Preferred Stock that have not been redeemed pursuant to the Series I Initial

Redemption would be redeemed in whole, but not in part, (i) if and when ordered by the Board or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation effecting the 2023 Reverse Stock Split that was subject to the vote (the “Series I Subsequent Redemption”). On July 20, 2023, the Series I Initial Redemption occurred, and on July 27, 2023, the Series I Subsequent Redemption occurred. As a result, no shares of Series I Preferred Stock remain outstanding as of July 27, 2023.

Series G Preferred Stock

On March 1, 2022, the Board declared a dividend of one one-thousandth of a share of Series G Preferred Stock, par value $0.001 per share (“Series G Preferred Stock”), for each share of BIOLASE common stock outstanding as of close of market on March 25, 2022 (as calculated on a pre 2022 Reverse Stock Split basis). The certificate of designation for the Series G Preferred Stock provided that all shares of Series G Preferred Stock not present in person or by proxy at the 2022 Annual Meeting immediately prior to the opening of the polls at the 2022 Annual Meeting would be automatically redeemed (the “Series G Initial Redemption”) and that any outstanding shares of Series G Preferred Stock that have not been redeemed pursuant to the Series G Initial Redemption would be redeemed in whole, but not in part, (i) if and when ordered by the Board or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation effecting the 2022 Reverse Stock Split that was subject to the vote at the 2022 Annual Meeting (the “Series G Subsequent Redemption”). On April 28, 2022, both the Series G Initial Redemption and the Series G Subsequent Redemption occurred. As a result, no shares of Series G Preferred Stock remain outstanding. On June 6, 2022, the Series G Preferred Stock was eliminated.

Series F Convertible Preferred Stock

On July 23, 2020, the Company consummated the sale of an aggregate of 18,000 shares of Series F Preferred Stock, par value $0.001 per share (“Series F Preferred Stock”), and 45,000,000 warrants (the “July 2020 Warrants”), exercisable for 18,000 shares of BIOLASE common stock, through a registered rights offering the Company completed on July 22, 2020 (the “Rights Offering”). Each share of Series F Preferred Stock was convertible at the Company’s option at any time on or after July 22, 2021 or at the option of the holder at any time, into the number of shares of BIOLASE common stock determined by dividing the $1,000 stated value per share of the Series F Preferred Stock by a conversion price of $1,000 per share. Each share of Series F Preferred Stock was convertible into one share of common stock, and 2,500 July 2020 Warrants entitled the holder thereof to purchase one share BIOLASE common stock at an exercise price of $1,000 per share.

In accordance with applicable accounting standards, the $18.0 million gross proceeds from the Rights Offering were allocated to the Series F Preferred Stock and the July 2020 Warrants in the amount of $2.7 million and $15.3 million, respectively. The allocation was based on the fair value of the July 2020 Warrants of $15.3 million as of the commitment date, with the residual proceeds of $2.7 million allocated to the Series F Preferred Stock.

The Series F Preferred Stock contained a beneficial conversion feature which resulted in a deemed dividend to preferred stockholders of approximately $2.7 million, upon immediate accretion. Additionally, the July 2020 Warrants were recognized as a discount to the Series F Preferred Stock. Upon conversion, including the conversion described below, this discount was accreted and also recognized as a deemed dividend to preferred stockholders in the amount of $0.2 million, $0.5 million and $14.7 million for the years ended December 31, 2022, 2021, and 2020, respectively.

The remaining shares of Series F Preferred Stock were converted into shares of BIOLASE common stock in the first quarter of 2022 with none outstanding as of September 30, 2023 and December 31, 2022. On March 3, 2022, the Series F Preferred Stock was eliminated.

Stock-Based Compensation

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan (as amended effective as of May 26, 2004, November 15, 2005, May 16, 2007, May 5, 2011, June 6, 2013, October 30, 2014, April 27, 2015, and May 6, 2017, the “2002 Plan”) was replaced by the 2018 Plan (as defined below) with respect to future equity awards. Persons eligible to receive awards under the 2002 Plan included officers, employees, directors of the Company, and consultants to the Company. As of September 30, 2023, a total of 1,244 shares have been authorized for issuance under the 2002 Plan, of which approximately 908 shares of BIOLASE common stock have been issued pursuant to options that were exercised and restricted stock units (“RSUs”) that were vested, approximately 159 shares of common stock have been reserved for options that are outstanding, and no shares of common stock remain available for future grants.

2018 Stock Incentive Plan

At the 2018 annual meeting of stockholders, the Company’s stockholders approved the 2018 Long-Term Incentive Plan (as amended effective as of September 21, 2018, May 15, 2019, May 13, 2020, June 11, 2021, and April 27, 2023, the “2018 Plan”). The purposes of the 2018 Plan are (i) to align the interests of the Company’s stockholders and recipients of awards under the 2018 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) to advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors, and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

Under the terms of the 2018 Plan, approximately 42,212 shares of BIOLASE common stock remain available for issuance as of September 30, 2023. As of September 30, 2023, a total of 112,268 shares of common stock have been authorized for issuance under the 2018 Plan, of which approximately 5,797 shares have already been issued and approximately 62,079 shares of the Company’s common stock have been reserved for issuance upon the exercise of outstanding options or stock appreciation rights (“SARs”), and/or settlement of unvested RSUs or phantom awards under the 2018 Plan.

The Company recognized stock-based compensation expense of $0.3 million and $1.1 million for the three and nine months ended September 30, 2023, respectively, and $0.6 million and $1.7 million for the three and nine months ended September 30, 2022, respectively. As of September 30, 2023 and 2022, the Company had approximately $0.7 million and $1.8 million, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to unvested share-based compensation arrangements. The Company expects that expense to be recognized over a weighted-average period of 1.0 years.

The following table summarizes the statement of operations classification of compensation expense associated with share-based payments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$7	$20	$30	$133
Sales and marketing	46	136	347	448
General and administrative	198	403	603	927
Engineering and development	25	32	70	183

Total	$276	$591	$1,050	$1,691

A summary of option activity for the nine months ended September 30, 2023 is as follows (in thousands, except per share data):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Options outstanding as of December 31, 2022	1	$7,254.45	5.8	$—
Forfeited, cancelled, or expired (2)	—	$12,184.46	—	$—

Options outstanding as of September 30, 2023	1	$6,445.54	5.3	$—

Options exercisable as of September 30, 2023	1	$6,445.54	5.3	$—

Vested options expired during the period ended September 30, 2023	—	$—

(1)

The intrinsic value calculation does not include negative values, which can occur when the fair market value on the reporting date is less than the exercise price of the award. (2) Shares rounded to less than 1,000 as adjusted for the 2023 reverse stock split.

A summary of unvested stock option activity for the nine months ended September 30, 2023 is as follows (in thousands, except per share data):

	Shares (1)	Weighted Average Grant Date Fair Value
Unvested options as of December 31, 2022	—	$1,229.99
Vested	—	$1,229.99

Unvested options as of September 30, 2023	—	$—

(1)	Rounded to less than 1,000 shares as adjusted for the 2023 reverse stock split.

Fair value disclosures related to grants, exercises and vested options are as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total fair value of stock options vested during the period	$—	$12	$1	$35

Stock Option Activity

There were no option grants or exercises during the three and nine months ended September 30, 2023 and 2022.

Restricted Stock Units

A summary of unvested RSU activity for the nine months ended September 30, 2023 is as follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value
Unvested RSUs as of December 31, 2022	4	$525.72
Granted	56	$11.46
Vested	(8)	$192.09
Forfeited or cancelled	(2)	$116.41

Unvested RSUs as of September 30, 2023	50	$19.80

Warrants

The Company issues warrants to acquire shares of BIOLASE common stock as approved by the Board.

September 2023 Public Offering

On September 13, 2023, the Company entered into the Underwriting Agreement, pursuant to which the Company agreed to sell in a firm commitment underwritten public offering 75,000 units, with each Unit consisting of (A) one share of the Company’s Series J Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series J Convertible Preferred Stock”), and (B) one warrant to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock, at a price to the public of $60.00 per Unit, less underwriting discounts and commissions. Each Warrant has an exercise price of $30.00 per share, is exercisable for one-half of one (0.5) share of Series J Convertible Preferred Stock, is immediately exercisable and will expire one (1) year from the date of issuance.

Based on the terms and conditions of the September 2023 public offering, the Company determined that liability classification was appropriate for the warrants and recognized the gross proceeds from the issuance allocated to the warrants in excess of par of $1.0 million in accrued liabilities and expensed issuance costs of $0.2 million allocated to the warrants.

May 2023 Public Offering

On May 24, 2023, the Company entered into the Underwriting Agreement, pursuant to which the Company agreed to sell in a firm commitment underwritten public offering 175,000 units, with each Unit consisting of (A) one share of the Company’s Series H Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series H Convertible Preferred Stock”), and (B) one warrant to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock, at a price to the public of $26.00 per Unit, less underwriting discounts and commissions. Each Warrant has an exercise price of $13.00 per share, is exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock, is immediately exercisable and will expire two (2) years from the date of issuance.

Based on the terms and conditions of the May 2023 public offering, the Company determined that liability classification was appropriate for the warrants and recognized the gross proceeds from the issuance allocated to the warrants in excess of par of $1.2 million in accrued liabilities and expensed issuance costs of $0.2 million allocated to the warrants.

January 2023 Public Offering

On January 9, 2023, the Company completed a public offering, pursuant to which the Company agreed to issue, in a registered direct offering, 171,678 shares of BIOLASE common stock, par value $0.001 per share, and pre-funded warrants to purchase 114,035 shares of BIOLASE common stock with an exercise price of $1.00 per share. The purchase price for one share of common stock was determined to be $35.00, and the purchase price for one January 2023 Pre-Funded Warrant was determined to be $34.00. The Company received aggregate gross proceeds from the transactions of approximately $9.9 million, before deducting underwriting discounts and commissions and other transaction expenses paid by the Company.

Based on the terms and conditions of the January 2023 public offering, the Company determined that equity classification was appropriate for the pre-funded warrants and recognized the net proceeds from the issuance of common stock and pre-funded warrants in excess of par of $8.5 million in additional paid-in capital.

June 2022 Direct Offering and Private Placement

On June 27, 2022, the Company entered into a Securities Purchase Agreement with certain accredited institutional investors, pursuant to which the Company agreed to issue to the Purchasers (as defined therein), (i) in a registered direct offering, 6,787 shares of BIOLASE common stock, and pre-funded warrants to purchase 7,266 shares of BIOLASE common stock (the “June 2022 Pre-Funded Warrants”) with an exercise price of $0.1 per share, and (ii) in a concurrent private placement, warrants to purchase 14,054 shares of BIOLASE common stock (each a “Common Warrant” and together with the June 2022 Pre-Funded Warrants, the “June 2022 Warrants”). The combined purchase price for one share of BIOLASE common stock and one Common Warrant was $462.5, and the combined purchase price for one June 2022 Pre-Funded Warrant and one Common Warrant was $462.4. In the offering and concurrent private placement, the Company received aggregate gross proceeds of approximately $6.5 million before deducting fees to the placement agent and other transaction expenses.

Based on the terms and conditions of the June 2022 Warrants, the Company determined that equity classification was appropriate and recognized the net proceeds in excess of par of $5.6 million in additional paid-in capital.

A summary of the share equivalent of warrant activity for the nine months ended September 30, 2023 is as follows (in thousands, except exercise price amounts):

	Shares	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2022	21	$656.23
Granted or Issued	1,577	$24.53
Exercised	(277)	$13.67

Warrants outstanding as of September 30, 2023	1,321	$36.82

Warrants exercisable as of September 30, 2023	1,321	$36.82

Vested warrants expired during the period ended September 30, 2023	—	$—

Phantom Awards and Stock Appreciation Rights

Since March 31, 2021, the Company has issued 4,401 phantom RSUs in lieu of stock-settled RSUs historically granted for leadership bonuses and non-employee director service. The phantom RSUs have either time-based or performance-based vesting conditions and could be settled in cash in 2024 with the Company’s option to settle the award in BIOLASE common stock at the sole discretion of the Board. At inception, these phantom RSUs were included as a component of long-term liability on the consolidated balance sheet and were not considered stock-based compensation due to the cash-settlement feature of the award and the then current limitation on the number of remaining shares authorized for issuance. In 2022, as a result of the 2022 Reverse Stock Split, the phantom awards were reclassed to equity and included as a component of additional paid-in-capital in the amount of $0.1 million, with a portion remaining as a component of long-term liability on the consolidated balance sheet due to certain guaranteed minimums, and the expense subsequent to the remeasurement date considered stock-based compensation. The expense recognized during the three and nine months ended September 30, 2023 was $0.1 million and $0.3 million, respectively, and the expense recognized during the three and nine months ended September 30, 2022 was $0.1 million. As of September 30, 2023, $0.5 million was included in accrued liabilities and $0.2 million was included in additional paid-in-capital on the consolidated balance sheet. The balance included in long-term liabilities and additional paid-in-capital as of December 31, 2022, was $0.3 million and $0.1 million, respectively.

During the year ended December 31, 2021, the Company issued approximately 386 SARs in lieu of stock-settled RSUs historically granted for non-employee director service. Upon exercise, the SARs could be settled in cash with the Company’s option to settle in BIOLASE common stock at the sole discretion of the Board. These SARS were included in accrued liabilities on the consolidated balance sheet and not considered stock-based compensation due to the cash-settlement feature of the award and limitation on the number of remaining shares authorized for issuance. In 2022, as a result of the 2022 Reverse Stock Split, the SARs were reclassed to equity and included as a component of additional paid-in-capital on the consolidated balance sheet in the amount of $0.5 million. These SARs were fully vested in 2022. No expense was recognized during the three and nine months ended September 30, 2023. No expense was recognized during the three months ended September 30, 2022, and the expense recognized during the nine months ended September 30, 2022 was $0.3 million and was included in additional paid-in-capital on the consolidated balance sheet as of December 31, 2022.

Net Loss Per Share — Basic and Diluted

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of BIOLASE common stock outstanding for the period. In computing diluted net loss per share, the weighted average number of shares of common stock outstanding is adjusted to reflect the effect of potentially dilutive securities. Net loss is adjusted for any deemed dividends to preferred stockholders to compute net income attributable to common stockholders. The January 2023 Pre-Funded Warrants were included in the calculation of basic and diluted loss per share for the three and nine months ended September 30, 2023 as the underlying warrant shares are issuable for little or no cash consideration.

Outstanding stock options, RSUs, preferred shares, and warrants to purchase approximately 2,537,031 and 26,480 shares were not included in the calculation of diluted loss per share amounts for the periods ended September 30, 2023 and September 30, 2022, respectively, as their effect would have been anti-dilutive.

NOTE 5 — INVENTORY

Inventory is valued at the lower of cost or net realizable value and is comprised of the following (in thousands):

	September 30,	December 31,
	2023	2022
Raw materials	$6,566	$6,697
Work-in-process	1,850	1,871
Finished goods	5,408	7,316

Inventory	$13,824	$15,884

Inventory has been reduced by estimates for excess and obsolete amounts totaling $1.7 million and $2.2 million as of September 30, 2023 and December 31, 2022, respectively.

During the three months ended June 30, 2023, $1.7 million of inventory was reclassed to property, plant and equipment for lasers transferred to potential customers and other sales representatives without any payment in prior periods.

NOTE 6 — PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, net is comprised of the following (in thousands):

	September 30,	December 31,
	2023	2022
Building	$197	$199
Leasehold improvements	1,250	464
Equipment and computers	14,528	8,566
Furniture and fixtures	519	475
Construction in progress	71	2,957

Total	16,565	12,661
Accumulated depreciation	(10,669)	(8,538)

Property, plant, and equipment, net before land	5,896	4,123
Land	153	155

Property, plant, and equipment, net	$6,049	$4,278

Depreciation expense related to property, plant, and equipment totaled $0.6 million and $2.1 million for the three and nine months ended September 30, 2023, respectively, and $0.1 million and $0.4 million for the three and nine months ended September 30, 2022, respectively.

During the three months ended June 30, 2023, the Company revised its accounting for laser equipment transferred as part of its marketing efforts to potential customers and other sales representatives without any payment. As a result, a cumulative adjustment of $0.8 million was recorded to depreciation expense in the three months ended June 30, 2023. If the December 31, 2022 balance sheet was conformed to current period presentation, in addition to recording the cumulative adjustment to retained earnings, the adjustment would have decreased inventory by $1.7 million and increased property, plant and equipment, net by $0.9 million.

NOTE 7 — INTANGIBLE ASSETS AND GOODWILL

The Company conducted its annual impairment test of goodwill as of September 30, 2023 and determined that there was no impairment. The Company also tests its intangible assets and goodwill between the annual impairment tests if events occur or circumstances change that would more likely than not reduce the fair value of the Company or its assets below their carrying amounts. For intangible assets subject to amortization, the Company performs its impairment test when indicators, such as reductions in demand or significant economic slowdowns, are present. During the fourth quarter ended December 31, 2022, due to the sustained decrease in the stock price of BIOLASE common stock decreasing the implied fair value of the business, the Company performed a quantitative assessment of impairment over goodwill and determined that there was no impairment to our goodwill. Goodwill was valued using an equally weighted income approach and market approach. The unobservable inputs utilized in determining the fair value of the goodwill, which is categorized as a Level 3 instrument, are the discount rate of 15.7% and various revenue growth rates utilized in the financial forecast of future cash flows.

Due to the further decrease in the stock price of BIOLASE common stock during the three months ended March 31, 2023 decreasing the implied fair value of the business, the Company performed an additional quantitative assessment of impairment over goodwill and determined that there was no impairment to our goodwill as of March 31, 2023. Goodwill was valued using an equally weighted income approach and market approach. The unobservable inputs utilized in determining the fair value of the goodwill, which is categorized as a Level 3 instrument, are the discount rate of 25.0% and various revenue growth rates utilized in the financial forecast of future cash flows. No events have occurred since March 31, 2023 through the date of these unaudited consolidated financial statements that would trigger further impairment testing of the Company’s intangible assets and goodwill.

As of September 30, 2023 and December 31, 2022, the Company had goodwill of $2.9 million. As of September 30, 2023 and December 31, 2022, all intangible assets have been fully amortized, and no amortization expense was recognized during the three and nine months ended September 30, 2023 and 2022.

NOTE 8 — ACCRUED LIABILITIES

Accrued liabilities are comprised of the following (in thousands):

	September 30,	December 31,
	2023	2022
Payroll and benefits	$2,541	$4,674
Preferred stock warrant liability	1,529	—
Warranty accrual, current portion	1,364	1,293
Operating lease liability	877	638
Accrued professional services	359	591
Taxes	301	432
Accrued insurance premium	—	490
Other	642	1,092

Accrued liabilities	$7,613	$9,210

Changes in the initial product warranty accrual and the expenses incurred under the Company’s initial and extended warranties are included within accrued liabilities and were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Balance, beginning of period	$1,772	$1,233	$1,653	$1,086
Provision for estimated warranty cost	997	1,255	2,957	2,715
Warranty expenditures	(942)	(1,011)	(2,783)	(2,324)

Balance, end of period	1,827	1,477	1,827	1,477
Less: long-term portion of warranty accrual	463	416	463	416

Current portion of warranty accrual	$1,364	$1,061	$1,364	$1,061

The Company’s Waterlase laser systems sold domestically are covered by a warranty against defects in material and workmanship for a period of up to one year from the date of sale to the end-user by the Company or a distributor. The Company’s diode systems sold domestically are covered by a warranty against defects in material and workmanship for a period of up to two years from the date of sale to the end-user by the Company or a distributor. Waterlase systems and diode systems sold internationally are covered by a warranty against defects in material and workmanship for a period of up to 24 months from date of sale to the international distributor. The Company’s laser systems warranty covers parts and service for sales in its North American territories and parts only for international distributor sales.

In North America and select international locations, the Company sells extended warranty contracts to its laser systems end-users that cover the period after the expiration of the Company’s standard warranty coverage for its laser systems. Extended warranty coverage provided under the Company’s service contracts varies by the type of system and the level of service desired by the customer. Products or accessories remanufactured, refurbished, or sold by unauthorized parties, voids all warranties in place for such products and exempts the Company from liability issues relating to the use of such products.

NOTE 9 — DEBT

The following table presents the details of the principal outstanding and unamortized discount (in thousands):

	September 30,	December 31,
	2023	2022
SWK Loan	$14,650	$14,650
EIDL Loan	150	150
Discount and debt issuance costs on SWK Loan	(693)	(1,009)

Total	14,107	13,791
Current term loans, net of discount	2,800	700

Non-current term loans, net of discount	$11,307	$13,091

The Company recognized approximately $0.6 million and $1.8 million in interest expense for the three and nine months ended September 30, 2023, respectively, and $0.4 million and $1.3 million in interest expense for the three and nine months ended September 30, 2022, respectively. The weighted-average interest rate as of September 30, 2023 was 14.13%.

The future minimum principal and interest payments as of September 30, 2023 are as follows (in thousands):

	Principal	Interest (1)
Remainder of 2023	$700	$489
2024	2,800	1,690
2025	11,150	741
2026	—	9
2027 and thereafter	150	89

Total future payments	$14,800	$3,018

(1)	Estimated using London Interbank Bank Offered Rate (“LIBOR”) as of September 30, 2023

Term Loan

On November 9, 2018, the Company entered into a five-year secured Credit Agreement (as amended, restated, and supplemented from time to time, the “Credit Agreement”) with SWK Funding LLC (“SWK”), pursuant to which the Company has outstanding principal of $13.3 million (“SWK Loan”) as of September 30, 2023. In addition, pursuant to the Credit Agreement, we are required to pay certain exit fees totaling $1.4 million upon loan termination which are recorded as a debt premium. The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets. Under the terms of the Credit Agreement and subsequent amendments as discussed in the Company’s 2022 Form 10-K, repayment of the SWK Loan is interest-only for the first two years, paid quarterly, with the option to extend the interest-only period. Principal repayments were to begin in the first quarter of 2021. On June 30, 2022 the Company entered into the ninth amendment to the Credit Agreement (the “Ninth Amendment”), which extended the interest-only period by two quarters from May 2023 to November 2023. On December 30, 2022, the Company entered into the tenth amendment to the Credit Agreement, which lowered the required minimum consolidated unencumbered liquid assets from $3 million to $2.5 million and removed the conditional minimum last twelve months aggregate revenue and EBITDA as of the end of the twelve-month period ended December 31, 2022. In connection with the Ninth Amendment, the Company prepaid $1.0 million of the outstanding loan balance. Principal repayments begin in November 2023 and will be $0.7 million quarterly until the SWK Loan matures in May 2025. The loan bears interest of 9% plus LIBOR with a floor of 1.25% or another index that approximates LIBOR as close as possible if and when LIBOR no longer exists.

As of September 30, 2023, the Company was in compliance with the debt covenants of the Credit Agreement.

EIDL Loan

On May 22, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with the proceeds to be used for working capital purposes. Interest on the EIDL Loan accrues at the rate of 3.75%, per annum, and installment payments, including principal and interest, are due monthly beginning in July 2021 and are payable through July 2050. In April 2021, the SBA announced that it was extending the first payment due date for all loans until 2022, or 24 months from the loan execution date. In March 2022, the SBA announced that it was extending the first payment due date for all loans an additional six months, or 30 months from the loan execution date. The Company began making payments on the EIDL Loan starting in November 2022. Fixed payments are first applied to any accrued interest.

NOTE 10 — LEASES

The Company enters into operating leases primarily for real estate, office equipment, and fleet vehicles. Lease terms generally range from one to five years, and often include options to renew for one year. The Company leases its corporate headquarters pursuant to a lease that expires on December 31, 2025 and leases a manufacturing facility located in Corona, California, which expires on June 30, 2025. The Company also leases additional office space and certain office equipment under various operating lease arrangements.

On January 22, 2020, the Company entered into a five-year real property lease agreement for an approximately 11,000 square foot facility in Corona, California for its manufacturing operations. The lease commenced on July 1, 2020. On December 10, 2021, the Company entered into a lease for an additional 15,000 square feet at its facility. This additional lease commenced on February 1, 2022 and expires on June 30, 2025.

On February 4, 2020, the Company also entered into a 66-month real property lease agreement for office space of approximately 12,000 square feet of office space in Lake Forest, California. The lease commenced on July 1, 2020. On May 26, 2022, the Company entered into an additional lease at this location to expand the leased space by an additional 8,000 square feet for an additional training facility and model dental office. The lease commenced on March 8, 2023 and expires December 31, 2025.

Information related to the Company’s right-of-use assets and related liabilities were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash paid for operating lease liabilities	$70	$84	$230	$219
Right-of-use assets obtained in exchange for new operating lease obligations	$—	$—	$483	$562
Weighted-average remaining lease term	2.0 years	2.9 years	2.0 years	2.9 years
Weighted-average discount rate	12.3%	12.3%	12.3%	12.3%

Lease expense consists of payments for real property, office copiers, and IT equipment. The Company recognizes payments for non-lease components such as common area maintenance in the period incurred. As of September 30, 2023, the Company had no significant leases that had not commenced.

The Company allocates lease cost amongst lease and non-lease components. The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets.

Maturities of lease liabilities as of September 30, 2023 for leases that have commenced are as follows (in thousands):

September 30,
2024	$1,047
2025	875
2026	207
2027 and thereafter	—

Total future minimum lease obligations	2,129
Less imputed interest	(257)

Total lease liabilities	$1,872

Current operating lease liabilities, included in accrued liabilities	$877
Non-current lease liabilities	995

Total lease liabilities	$1,872

As of September 30, 2023, right-of-use assets were $1.7 million and lease liabilities were $1.9 million.

Rent expense totaled $0.3 million and $0.9 million for the three and nine months ended September 30, 2023 and $0.3 million and $0.8 million for the three and nine months ended September 30, 2022.

Future minimum rental commitments under lease agreements, as of September 30, 2023, with non-cancelable terms greater than one year for each of the years ending December 31 are as follows (in thousands):

Year Ended
December 31,
Remainder of 2023	$263
2024	1,046
2025	817
2026	3
2027 and thereafter	—

Total future minimum lease obligations	2,129
Less imputed interest	(257)

Total lease liabilities	$1,872

NOTE 11 — SEGMENT INFORMATION

The Company currently operates in a single business segment. Management uses one measurement of profitability and does not segregate its business for internal reporting. For the three and nine months ended September 30, 2023, sales to customers in the United States accounted for approximately 67% and 70% of net revenue, respectively, and international sales accounted for approximately 33% and 30% of net revenue, respectively. For the three and nine months ended September 30, 2022, sales to customers in the United States accounted for approximately 70% and 71% of net revenue, respectively, and international sales accounted for approximately 30% and 29% of net revenue, respectively. No individual country, other than the United States, represented more than 10% of total net revenue during the three and nine months ended September 30, 2023 or 2022.

Net revenue by geographic location based on the location of customers was as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
United States	$7,298	$8,413	$24,797	$24,290
International	3,623	3,597	10,877	10,121

Net revenue	$10,921	$12,010	$35,674	$34,411

Property, plant, and equipment by geographic location was as follows (in thousands):

	September 30,	December 31,
	2023	2022
United States	$5,814	$4,032
International	235	246

Total	$6,049	$4,278

NOTE 12 — CONCENTRATIONS

Revenue from the Company’s products are as follows (dollars in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
Laser systems	$6,647	60.9%	$7,302	60.8%	$21,666	60.7%	$21,626	62.9%
Consumables and other	2,908	26.6%	2,632	21.9%	10,058	28.2%	8,379	24.3%
Services	1,366	12.5%	2,076	17.3%	3,950	11.1%	4,406	12.8%

Net revenue	$10,921	100.0%	$12,010	100.0%	$35,674	100.0%	$34,411	100.0%

No individual customer represented more than 10% of the Company’s revenue for the three and nine months ended September 30, 2023 or 2022.

The Company maintains its cash and cash equivalents in money market investment accounts with established commercial banks. Such cash deposits periodically exceed the Federal Deposit Insurance Corporation insured limit.

As of September 30, 2023, accounts receivable from one customer totaled approximately 10% of total gross accounts receivable. The entire balance is either current or outstanding for less than 90 days. As of December 31, 2022 accounts receivable from one customer totaled approximately 12% of total gross accounts receivable. The entire balance was either current or outstanding for less than 30 days.

The Company currently purchases certain key components of its products from single suppliers. Although there are a limited number of manufacturers of these key components, management believes that other suppliers could provide similar key components on comparable terms. A change in suppliers, however, could cause delays in manufacturing and a possible loss of sales, which could adversely affect the Company’s business, results of operations and financial condition.

NOTE 13 — INCOME TAXES

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered, and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized. Based on the Company’s net losses in prior years, management has determined that a full valuation allowance against the Company’s net deferred tax assets is appropriate.

Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has elected to classify interest and penalties as a component of its income tax provision. With respect to the liability for unrecognized tax benefits, including related estimates of penalties and interest, the Company did not record a liability for unrecognized tax benefits for the three and nine months ended September 30, 2023 and 2022. The Company does not expect any changes to its unrecognized tax benefit for the next 12 months that would materially impact its consolidated financial statements.

During the three and nine months ended September 30, 2023, the Company recorded an income tax provision of $15,000 and $46,000, respectively, resulting in an effective tax rate of 0.3%. During the three and nine months ended September 30, 2022, the Company recorded an income tax benefit of $17,000 and an income tax provision of $23,000, resulting in an effective tax rate of (0.2%) and 0.1%, respectively. The income tax provisions and benefit for the three and nine months ended September 30, 2023 and 2022 were calculated using the discrete year-to-date method. The effective tax rate differs from the statutory tax rate of 21% primarily due to the existence of valuation allowances against net deferred tax assets and current liabilities resulting from the estimated state income tax liabilities and foreign tax liability.

Up to 10,714,285 Units

Each Consisting of One Share of Common Stock, One Class A Warrant to

Purchase One Share of Common Stock and One Class B Warrant to Purchase

One Share of Common Stock

Up to 10,714,285 Pre-Funded Units

Each Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock, One Class A Warrant to Purchase One Share of Common Stock and One Class B Warrant to Purchase One Share of Common Stock

Up to 10,714,285 Shares of Common Stock Underlying the Class A Warrants

Up to 10,714,285 Shares of Common Stock Underlying the Class B Warrants

Up to 10,714,285 Shares of Common Stock Underlying the Pre-Funded Warrants

BIOLASE, Inc.

Prospectus

LAKE STREET	MAXIM GROUP LLC

   , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$4,650
FINRA filing fee	5,225
Legal fees and expenses	300,000
Accounting fees and expenses	75,000
Printing and engraving expenses	30,000
Warrant agent fees	15,000
Transfer agent and registrar fees	15,000
Miscellaneous fees and expenses	5,125

Total	$450,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Eighth Amended and Restated Bylaws (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses

(including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

The Registrant plans to enter into a placement agency agreement, which provides that the placement agents are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

On December 6, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single institutional investor (the “Purchaser”), pursuant to which the Company issued to the Purchaser, (i) in a registered direct offering, 331,000 shares of the Company’s common stock (the “Shares”), par value $0.001 per share (“Common Stock”), and pre-funded warrants to purchase 779,940 shares of Common Stock (the “Pre-Funded Warrants”) with an exercise price of $0.001 per share, and (ii) in a concurrent private placement, warrants (the “Common Warrants”) to purchase an aggregate of 2,221,880 shares of Common Stock (the “Common Warrant Shares”) with an exercise price of $1.23. The combined purchase price for one Share and two Common Warrants was $1.23, and the combined purchase price for one Pre-Funded Warrant and two Common Warrants was $1.229. The Common Warrants and the Common Warrant Shares were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In June 2022, the Company issued warrants to purchase 14,054 shares of the Company’s common stock, with an exercise price of $462.4 per share. The warrants were issued in a private placement in connection with a registered direct offering of 6,787 shares of the Company’s common stock and pre-funded warrants to purchase 7,266 shares of the Company’s common stock with an exercise price of $0.1 per share. The combined purchase price for one share of the Company’s common stock and one warrant was $462.5 and the combined purchase price for one pre-funded warrant and one warrant was $462.4. The Company received aggregate gross proceeds in the offerings of approximately $6.5 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In June 2020, the Company issued warrants to purchase 4,320 shares of the Company’s common stock, with an exercise price of $1287.50 per share. The warrants were issued in a private placement in connection with a registered direct offering of 4,320 shares of the Company’s common stock. The combined purchase price for one share of the Company’s common stock and one warrant was $1,600.00. The Company received aggregate gross proceeds in the offerings of approximately $6.9 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

1.1	Underwriting Agreement dated September 13, 2023 by and among BIOLASE, Inc., Lake Street Capital Markets, LLC and Maxim Group LLC, as representatives of the several underwriters named therein		8-K	09/13/2023	1.1	09/18//2023

1.2	Placement Agency Agreement, dated December 6, 2023, by and between the Company and Maxim Group LLC		8-K	12/06/2023	1.1	12/08/2023

1.3	Form of Placement Agency Agreement by and among the Company, Lake Street Capital Markets, LLC and Maxim Group LLC	X

2.1	Membership Interest Purchase Agreement, dated as of September 22, 2022, by and among BIOLASE, Inc., Med-Fiber LLC and Alexei Tchapyjnikov		10-Q	09/30/2022	2.1	11/20/2022

3.1.1	Restated Certificate of Incorporation, including, (i) Certificate of Designations, Preferences and Rights of 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (ii) Certificate of Designations, Preferences and Rights of Series A 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (iii) Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of the Registrant; and (iv) Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of the Registrant		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

3.1.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

3.1.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

3.1.4	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

3.1.5	Fourth Amendment to Restated Certificate of Incorporation		8-K	05/10/2018	3.1	05/11/2018

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

3.1.6	Fifth Amendment to Restated Certificate of Incorporation		8-K	05/28/2020	3.1	06/01/2020

3.1.7	Sixth Amendment to Restated Certificate of Incorporation		8-K	04/28/2022	3.1	04/28/2022

3.1.8	Certificate of Designation of Series G Preferred Stock		8-A	03/03/2022	3.1	03/03/2022

3.1.9	Certificate of Elimination of Series D, Series E and Series F Preferred Stock of the Registrant		8-K	03/01/2022	3.3	03/03/2022

3.1.10	Certificate of Elimination of Series G Preferred Stock		8-K	06/08/2022	3.1	06/08/2022

3.1.11	Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Redeemable Preferred Stock, dated May 25, 2023		8-K	05/24/2023	3.1	05/26/2023

3.1.12	Certificate of Designation of the Series I Preferred Stock of the Company, dated June 5, 2023		8-K	06/05/2023	3.1	06/06/2023

3.1.13	Certificate of Designation of the Series J Convertible Redeemable Preferred Stock		8-K	09/13/2023	3.1.13	09/18/2023

3.1.14	Seventh Amendment to Restated Certificate of Incorporation		8-K	07/26/2023	3.1	07/26/2023

3.2	Eighth Amended and Restated Bylaws of the Registrant, adopted on March 1, 2022		8-K	03/01/2022	3.1	03/03/2022

4.1	Form of Common Stock Certificate		S-3	06/03/2002	4.1	06/03/2002

4.2	Form of Warrant to Purchase Series J Convertible Redeemable Preferred Stock		S-1	08/30/2023	4.2	08/30/2023

4.3	Warrant Agency Agreement dated September 18, 2023, by and among BIOLASE, Inc., Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company		8-K	09/13/2023	4.1	09/18/2023

4.4	Form of Pre-Funded Warrant to Purchase Common Stock (December 2023)		8-K	12/06/2023	4.1	12/08/2023

4.5	Form of Warrant to Purchase Common Stock (December 2023)		8-K	12/06/2023	4.2	12/08/2023

4.6	Form of Pre-Funded Warrant to Purchase Common Stock		S-1, Amendment No. 1	01/30/2024	4.6	01/30/2024

4.7	Form of Class A Warrant to Purchase Common Stock	X

4.8	Form of Class B Warrant to Purchase Common Stock	X

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

4.9	Form of Warrant Agency Agreement by and among BIOLASE, Inc., Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company	X

5.1	Opinion of Blank Rome LLP	X

10.1	2002 Stock Incentive Plan, as amended		DEF14A	05/06/2016	A	04/07/2016

10.2	Form of Stock Option Agreement under the 2002 Stock Incentive Plan (attached as Exhibit A to the Notice of Grant of Stock Option under the 2002 Stock Incentive Plan — Discretionary Option Grant Program)		10-K	12/31/2004	10.26	07/19/2005

10.3	Form of Option Award Notice for California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.2	11/06/2015

10.4	Form of Option Award Notice for Non-California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.3	11/06/2015

10.5	Form of Option Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.4	11/06/2015

10.6	Form of Restricted Stock Unit Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.5	11/06/2015

10.7	2018 Long-Term Incentive Plan		DEF14A	05/09/2018	A	04/05/2018

10.8	First Amendment to 2018 Long-Term Incentive Plan		DEF14A	09/21/2018	B	08/24/2018

10.9	Second Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/15/2019	A	04/10/2019

10.10	Third Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/13/2020	A	04/23/2020

10.11	Fourth Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/26/2021	A	04/19/2021

10.12	Form of Restricted Stock Unit — Phantom Award Notice and Restricted Stock Unit Award Agreement for Employees		10-Q	09/30/2021	10.1	11/10/2021

10.13	Form of Restricted Stock Unit — Phantom Award Notice and Restricted Stock Unit Award Agreement for Non-Employee Directors		10-Q	09/30/2021	10.2	11/10/2021

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.14	Restricted Stock Unit — Phantom Award Notice and Restricted Stock Unit Award Agreement, dated July 21, 2021, by and between the Registrant and John R. Beaver		10-Q	09/30/2021	10.3	11/10/2021

10.15	Form of Stock Appreciation Rights Award Notice and Stock Appreciation Rights Agreement for Non-Employee Directors		10-Q	09/30/2021	10.4	11/10/2021

10.16	Lease dated February 4, 2020 by and between the Registrant and Foothill Corporate I MT, LLC		10-K	12/31/2019	10.12	03/30/2020

10.17	Lease dated January 22, 2020 by and between the Registrant and Green River Properties, LLC		10-K	12/31/2019	10.13	03/30/2020

10.18	Form of Indemnification Agreement between the Registrant and its officers and directors		10-Q	09/30/2005	10.1	11/09/2005

10.19	Form of Stock Option Agreement for inducement grants made to John R. Beaver on September 30, 2017		8-K	09/30/2017	10.1	10/03/2017

10.20	Letter Agreement Amending Employment with John Beaver, dated April 12, 2020		10-Q	03/31/2020	10.10	05/08/2020

10.21	Credit Agreement dated as of November 9, 2018, by and between the Registrant and SWK Funding LLC		10-Q	09/30/2018	10.6	11/14/2018

10.22	Letter Agreement, dated as of August 20, 2019, by and between the Registrant and SWK Funding LLC		S-1	09/04/2019	10.28	09/05/2019

10.23	Tenth Amendment to Credit Agreement, dated as of December 30, 2022, by and between the Registrant and SWK LLC		8-K	12/30/2022	10.1	01/05/2023

10.24	Form of Securities Purchase Agreement, dated as of December 6, 2023, by and among the Company and the investors party thereto		8-K	12/06/2023	10.1	12/08/2023

10.25	Form of Securities Purchase Agreement	X

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

16.1	Letter from BDO USA, LLP, dated June 22, 2023 addressed to the U.S. Securities and Exchange Commission		8-K	06/21/2023	16.1	06/23/2023

21.1	Subsidiaries		10-K	12/31/2022	21.1	03/28/2023

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, P.C.		S-1, Amendment No. 1	01/30/2024	23.1	01/30/2024

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)	X

24.1	Power of Attorney (contained on the signature page of the initial registration statement)		S-1	01/19/2024	24.1	01/19/2024

107	Filing Fee Table	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on February 7, 2024.

BIOLASE, INC.

By:	/s/ John R. Beaver
John R. Beaver
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Beaver John R. Beaver	Director, President and Chief Executive Officer (Principal Executive Officer)	February 7, 2024

/s/ Jennifer Bright Jennifer Bright	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 7, 2024

* Dr. Jonathan T. Lord	Director	February 7, 2024

* Dr. Kathleen T. O’Loughlin	Director	February 7, 2024

* Jess Roper	Director	February 7, 2024

* Dr. Martha Somerman	Director	February 7, 2024

* Dr. Kenneth P. Yale	Director	February 7, 2024

*By:	/s/ John R. Beaver
John R. Beaver
Attorney-in-fact